     As filed with the Securities and Exchange Commission on July 29, 1999

                                                                 (No. 333-    )
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               ----------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                               ----------------
                                SUPERVALU INC.
            (Exact name of registrant as specified in its charter)
                               ----------------
        Delaware                     5140                    41-0617000
     (State or other           (Primary Standard          (I.R.S. Employer
     jurisdiction of              Industrial           Identification Number)
    incorporation or          Classification Code
      organization)                 Number)
            SUPERVALU INC.                     John P. Breedlove, Esq.
        11840 Valley View Road                        Secretary
     Eden Prairie, Minnesota 55344             11840 Valley View Road
            (612) 828-4000                  Eden Prairie, Minnesota 55344
   (Address, including zip code, and               (612) 828-4000
telephone number, including area code,   (Name, address, including zip code,
  of registrant's principal executive   and telephone number, including area
               offices)                      code, of agent for service)

                               ----------------
                                  Copies to:
 Gary L. Tygesson, Esq.     William R. Kunkel, Esq.    Gary E. Thompson, Esq.
  Dorsey & Whitney LLP       Skadden, Arps, Slate,        Hunton & Williams
 220 South Sixth Street             Meagher            Riverfront Plaza, East
 Minneapolis, Minnesota        & Flom (Illinois)                Tower
          55402              333 West Wacker Drive      951 East Byrd Street
     (612) 340-8753         Chicago, Illinois 60606   Richmond, Virginia 23219
                                (312) 407-0700             (804) 788-8200

                               ----------------
   Approximate date of commencement of proposed sale to the public: as soon as practicable after this Registration Statement becomes effective.
   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

                        CALCULATION OF REGISTRATION FEE
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
 Title of each class of                Proposed maximum Proposed maximum
    securities to be     Amount to be   offering price      aggregate          Amount of
       registered        registered(1)   per share(2)   offering price(2) registration fee(3)
---------------------------------------------------------------------------------------------
Common Stock, $1 par
 value..................  29,436,115        $18.16        $534,559,849         $148,608

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(1) Based upon an estimate of the maximum number of shares of common stock, without par value, of Richfood Holdings, Inc., which may be exchanged for shares of common stock, $1 par value, of SUPERVALU INC. pursuant to the merger described herein.

(2) Pursuant to Rules 457(f)(1) and 457(c), the registration fee is based on the average of the high and low sale prices on July 26, 1999 of Richfood common stock on the New York Stock Exchange multiplied by the maximum number of shares of SUPERVALU common stock into which such shares of Richfood common stock may be converted upon consummation of the merger described herein and computed based on the estimated maximum number of shares of Richfood common stock that may be converted into the securities to be registered.

(3) A fee of $176,592 was previously paid upon filing of a proxy statement/prospectus on Schedule 14A, which constitutes a part of this Registration Statement. The schedule 14A fee was calculated pursuant to Securities Exchange Act Rule 0-11. No additional fee is payable because the amount of the registration fee hereunder, $148,608, is less than the amount of such Schedule 14A fee.

                               ----------------
   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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

                         [RICHFOOD HOLDINGS, INC. LOGO]
                  MERGER PROPOSAL--YOUR VOTE IS VERY IMPORTANT
   The board of directors of Richfood Holdings, Inc. has unanimously approved a merger and a merger agreement with SUPERVALU INC. and is seeking your approval of this important transaction.

   The Richfood board of directors believes that the merger is in your and Richfood's best interests and unanimously recommends that you vote FOR approval of the merger agreement.

   If we complete the merger, Richfood's shareholders will receive either (1) $18.50 in cash, or (2) shares of SUPERVALU common stock having a market value of $18.50 for each Richfood share that they own. For purposes of the exchange of Richfood common stock, the number of shares of SUPERVALU common stock having a market value of $18.50 will be based on the average trading price of SUPERVALU common stock during the 20 trading-day period ending on the seventh trading day prior to the closing of the merger. The amount of cash and SUPERVALU common stock to be received at the election of each Richfood common shareholder will be subject to allocation and pro rata adjustment to the extent required to ensure that the aggregate consideration is composed of the proportions of cash and SUPERVALU common stock called for by the merger agreement.

   SUPERVALU common stock trades on the New York Stock Exchange under the symbol "SVU." On July 27, 1999, the closing price of SUPERVALU common stock was $25 5/16. Richfood shareholders will not incur federal income tax as a result of the receipt of shares of SUPERVALU common stock; however, any cash consideration they receive will be subject to federal income tax.

   Please see pages 16-21 for detailed information about the exchange of Richfood common stock, as well as pages 1 and 2 for a description of additional factors that may affect the value of the SUPERVALU common stock to be issued in the merger, along with several other risk factors pertaining to the merger that you should consider.

   Richfood has scheduled a special meeting on August 31, 1999, to vote on the approval of the merger and the merger agreement. Your vote is important, regardless of the number of shares you own. Please vote as soon as possible to make sure that your shares are represented at the meeting. To grant your proxy to vote your shares, you must complete and return the enclosed proxy card. You may also cast your vote in person at the special meeting. If you do not vote, it will have the same effect as voting against the merger.

   In the materials accompanying this letter, you will find a Notice of Special Meeting, a proxy statement/prospectus relating to the actions to be taken by Richfood's shareholders at the special meeting, an election form/letter of transmittal and a proxy card. The proxy statement/prospectus provides you with detailed information about the merger. I encourage you to read the entire proxy statement/prospectus and notice carefully. Should you have questions about the merger, please call Georgeson & Company Inc. at 1-800-223-2064.

   On behalf of your board of directors, I thank you for your support and urge you to vote FOR approval and adoption of the merger agreement.


                                                /s/ John E. Stokely
                                                John E. Stokely
                                                Chairman, President and
                                                Chief Executive Officer

     Neither the Securities and Exchange Commission nor any state securities commission has approved the SUPERVALU common stock to be issued under this document or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense.


         This proxy statement/prospectus is dated July 29, 1999, and is first being mailed to shareholders on or about July 30, 1999.

                            RICHFOOD HOLDINGS, INC.

                   Notice of Special Meeting of Shareholders

   A special meeting of shareholders of Richfood Holdings, Inc. will be held at the Crester Bank Auditorium, 4th floor, 919 East Main Street, Richmond, Virginia, at 10:00 a.m., local time, on August 31, 1999, for the following purposes:

  1.to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of June 9, 1999, among Richfood, SUPERVALU INC. and a wholly owned subsidiary of SUPERVALU, providing for the merger of Richfood with and into the subsidiary of SUPERVALU; and

  2.to act upon any other matters properly coming before the special meeting and any adjournment or postponement of the meeting.

   Only holders of record of Richfood common stock at the close of business on July 27, 1999, are entitled to vote at the special meeting or any adjournments or postponements thereof. Approval of the merger proposal at the special meeting requires the affirmative vote of the holders of more than two-thirds of the outstanding shares of Richfood common stock.

                                                /s/ John C. Belknap
                                                John C. Belknap
                                                Executive Vice President,
                                                Chief Financial Officer and
                                                Secretary

July 29, 1999

       Please mark, sign, date and return your proxy promptly, whether or not you plan to attend the special meeting.

                  The Richfood board of directors unanimously
       recommends that shareholders vote FOR the proposal to approve the merger agreement at the special meeting.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
QUESTIONS AND ANSWERS ABOUT THE MERGER...................................    i
SUMMARY..................................................................  S-1
  General................................................................  S-1
  Parties to the Merger..................................................  S-1
  Special Meeting........................................................  S-1
  Required Vote..........................................................  S-1
  The Merger.............................................................  S-2
  Reasons of Richfood for the Merger.....................................  S-2
  Recommendation of the Richfood Board of Directors......................  S-2
  Opinion of Richfood's Financial Advisor................................  S-2
  Merger Consideration and Shareholder Elections.........................  S-2
  Material Federal Income Tax Consequences...............................  S-3
  Interests of Richfood's Directors and Officers in the Merger...........  S-3
  Accounting Treatment...................................................  S-3
  No Appraisal or Dissenters' Rights.....................................  S-4
  Regulatory Matters.....................................................  S-4
  Shareholders Agreements................................................  S-4
  Conditions to the Merger...............................................  S-4
  No Solicitation of Transactions by Richfood............................  S-4
  Termination of the Merger Agreement....................................  S-5
  Termination Fees and Expenses..........................................  S-5
COMPARATIVE UNAUDITED PER COMMON SHARE DATA OF RICHFOOD AND SUPERVALU....  S-6
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS..............  S-7
  Introduction...........................................................  S-7
  Pro Forma Condensed Combined Statements of Earnings (Unaudited)........  S-7
  Notes to the Unaudited Pro Forma Condensed Combined Statements of
   Earnings..............................................................  S-8
  Pro Forma Condensed Combined Balance Sheet (Unaudited).................  S-9
  Notes to the Unaudited Pro Forma Condensed Combined Balance Sheet...... S-10
SELECTED CONSOLIDATED FINANCIAL INFORMATION.............................. S-11
  SUPERVALU--Before the Merger........................................... S-11
  Richfood--Before the Merger............................................ S-12
RISK FACTORS.............................................................    1
  Holders of Richfood Common Stock May Not Receive their Requested Form
   of Merger Consideration...............................................    1
  SUPERVALU Faces Some Uncertainties in Integrating Richfood's Operations
   and Achieving Cost Savings............................................    1
  The Price of SUPERVALU's Common Stock May Fluctuate....................    1
  Richfood Faces Some Risks if the Merger is Not Consummated.............    2
CAUTIONARY STATEMENT CONCERNING
  FORWARD-LOOKING INFORMATION............................................    2
THE SPECIAL MEETING......................................................    3
  Meeting Date...........................................................    3
  Matters to be Considered at the Special Meeting........................    3
  Record Date and Voting Rights and Requirements.........................    3
  Voting of Proxies......................................................    4

                                                                           Page
                                                                           ----
  Revocation of Proxies...................................................   4
  Solicitation of Proxies.................................................   4
THE MERGER................................................................   5
  Description of Merger...................................................   5
  Background of the Merger................................................   5
  Reasons of Richfood for the Merger......................................  10
  Reasons of SUPERVALU for the Merger.....................................  11
  Opinion of Richfood's Financial Advisor.................................  11
  Procedures for Shareholder Elections....................................  17
  Shareholder Elections...................................................  17
  Allocation Rules........................................................  17
  The Effective Time......................................................  21
  Exchange of Certificates................................................  21
  Treatment of Richfood Stock Options and Warrants........................  22
  No Solicitation of Transactions by Richfood.............................  22
  Representations and Warranties..........................................  23
  Covenants Under the Merger Agreement....................................  25
  Conditions to the Merger................................................  26
  Indemnification and Insurance of Directors and Officers.................  27
  Termination of the Merger Agreement.....................................  28
  Termination Fees and Expenses...........................................  29
  Material Federal Income Tax Consequences................................  30
  Interests of Richfood's Directors and Officers in the Merger............  32
  No Appraisal Or Dissenters' Rights......................................  36
  Accounting Treatment....................................................  36
  Regulatory Matters......................................................  36
SHAREHOLDERS AGREEMENTS...................................................  37
MANAGEMENT AND OPERATIONS AFTER THE MERGER................................  37
ACQUISITION FINANCING.....................................................  37
PRICE RANGE OF COMMON STOCK AND DIVIDENDS.................................  38
  SUPERVALU...............................................................  38
  Richfood................................................................  39
BUSINESS OF RICHFOOD......................................................  39
BUSINESS OF SUPERVALU.....................................................  40
  General.................................................................  40
  Recent Developments.....................................................  40
DESCRIPTION OF SUPERVALU CAPITAL STOCK....................................  40
  General.................................................................  40
  Common Stock............................................................  40
  Preferred Stock.........................................................  41
  Other "Anti-Takeover" Provisions........................................  41
COMPARATIVE RIGHTS OF HOLDERS OF RICHFOOD COMMON
  STOCK AND SUPERVALU COMMON STOCK........................................  42
  Authorized Capital Stock................................................  42
  Directors...............................................................  43
  Removal of Directors....................................................  44

                                                                          Page
                                                                          ----
  Vacancies on the Board of Directors....................................  44
  Notice of Shareholder Nominations of Directors and Shareholder
   Proposals.............................................................  44
  Director Standard of Conduct...........................................  45
  Limitations on Director Liability......................................  45
  Indemnification........................................................  46
  Mergers, Share Exchanges and Sales of Assets...........................  46
  Anti-Takeover Statutes.................................................  46
  Amendments to Articles of Incorporation................................  48
  Amendments to Bylaws...................................................  48
  Dissenters' Rights.....................................................  48
  Transfer Restrictions..................................................  49
FEDERAL SECURITIES LAWS CONSEQUENCES;
  STOCK TRANSFER RESTRICTION AGREEMENTS..................................  50
LEGAL MATTERS............................................................  50
EXPERTS..................................................................  50
SHAREHOLDER PROPOSALS....................................................  51
OTHER MATTERS............................................................  51
WHERE YOU CAN FIND MORE INFORMATION......................................  52
  Information Regarding SUPERVALU and Richfood...........................  53
ANNEXES
-------
ANNEX A Merger Agreement
ANNEX B Opinion of Donaldson, Lufkin & Jenrette Securities Corporation

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: What am I being asked to vote on?

A: You are being asked to approve the merger agreement that provides for the merger of Richfood with and into a wholly owned subsidiary of SUPERVALU.

Q: What will I receive when the merger occurs?

A: You have the right to elect to receive in exchange for each of your shares of Richfood common stock either $18.50 in cash or $18.50 worth of SUPERVALU common stock. If you hold more than one share of Richfood common stock, you may elect to receive cash for some of your shares and stock for your other shares. An election form/letter of transmittal has been provided to you together with this document.

Q: Will I receive the type of consideration that I elect to receive when the merger occurs?

A: You may not receive the type of consideration that you elect and will not know at the time of your vote or election what you will ultimately receive in exchange for your shares of Richfood common stock. This is because the merger agreement provides that in the aggregate, subject to adjustment in some circumstances, half of the shares of Richfood common stock outstanding will be exchanged for cash and half of the shares will be exchanged for SUPERVALU common stock, and the actual allocation of the cash and SUPERVALU common stock depends on the elections made by all Richfood shareholders.

  To the extent that Richfood shareholders as a group elect to receive cash and SUPERVALU common stock in proportions that differ from the composition of the aggregate merger consideration provided for under the merger agreement, the excess cash or stock, as the case may be, will be allocated among Richfood shareholders as described in the merger agreement.

Q: How do I vote my shares?

A: After carefully reading and considering the information contained in this document, you should fill out and sign your proxy card. Then mail your completed, signed proxy card in the enclosed return envelope to Norwest Bank as soon as possible so that your shares can be voted at the special meeting of Richfood shareholders.

  You should return your proxy card whether or not you plan to attend the special meeting. If you attend the special meeting, you may revoke your proxy at any time before it is voted and vote in person.

Q: Can I change my vote after I have mailed my signed proxy?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this either by (1) submitting to the Executive Vice President, Chief Financial Officer and Secretary of Richfood a written notice of revocation or a completed, later-dated proxy card or (2) attending the special meeting and voting in person.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will not be able to vote your shares without instructions from you. You should follow the directions provided by your broker to vote your shares.

Q: How do I elect the form of merger consideration I wish to receive?

A: You should complete the election form/letter of transmittal according to the instructions printed on the form. Then mail the form, together with the stock certificates representing your shares of Richfood common stock, in the enclosed return envelope addressed to the exchange agent, Norwest Bank.

  You must submit your completed election form/letter of transmittal to the exchange agent before the election deadline, which is 5:00 p.m., New York City time, on the business day that is two trading days prior to the closing of the merger. The merger agreement requires SUPERVALU to publicly announce the closing date no fewer than five trading days before the closing of the merger.

Q: What if I do not complete and return the election form/letter of transmittal before the election deadline?

A: If you do not submit a completed election form/letter of transmittal prior to the deadline, your shares will be exchanged for cash and/or SUPERVALU common stock in accordance with allocation and proration procedures described in the merger agreement.

Q: When will the merger be completed?

A: SUPERVALU and Richfood are working to complete the merger as quickly as possible after the special meeting of Richfood shareholders. SUPERVALU and Richfood expect to complete the merger on or about August 31, 1999.

Q: To whom should I address questions?

A: If you have questions, you should contact Georgeson & Company Inc. at 1-800-
   223-2064.

                                    SUMMARY

General

   This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement/prospectus and the documents incorporated by reference in this proxy statement/prospectus. See "WHERE YOU CAN FIND MORE INFORMATION."

Parties to the Merger

SUPERVALU INC.
11840 Valley View Road
Eden Prairie, Minnesota 55344
(612) 828-4000

   SUPERVALU is the nation's 11th largest food retailer and largest food distributor based on revenues. SUPERVALU operates three principal store formats at retail, and sells food and non-food products at wholesale. As of February 27, 1999, SUPERVALU operated 345 corporate retail stores under its principal retail formats including price superstores, combination food and drug stores, and limited assortment stores under such retail banners as Cub Foods, Shop 'n Save, Save-A-Lot, bigg's, Scott's Foods, Laneco and Hornbachers. Through its Save-A-Lot banner, as of February 27, 1999, SUPERVALU also supplied 630 licensed independent Save-A-Lot limited assortment stores. Additionally, as of February 27, 1999, SUPERVALU was the primary supplier of approximately 2,700 additional stores and a partial supplier of approximately 1,200 additional stores in 48 states. SUPERVALU's principal executive offices are located at 11840 Valley View Road, Eden Prairie, Minnesota 55344.

Richfood Holdings, Inc.
4860 Cox Road, Suite 300
Glen Allen, Virginia 23060
(804) 915-6000

   Richfood is a major food wholesaler and retailer operating primarily in the Mid-Atlantic region of the United States. Richfood's wholesale division is the leading wholesale food distributor in the Mid-Atlantic region and the fourth largest publicly owned food wholesaler in the United States. As a result of recent acquisitions, Richfood's retail division is now one of the largest food retailers in its Mid-Atlantic operating region. Richfood's wholesale division serves approximately 1,400 retail grocery stores, offering over 37,000 grocery and non-grocery items. Richfood's retail division operates the 39 store Farm Fresh chain located primarily in the Hampton Roads region of Virginia, 37 Shoppers Food Warehouse stores in the greater Washington, D.C., metropolitan area and the Metro chain of 16 retail grocery stores in the metropolitan Baltimore, Maryland area. Richfood's principal executive offices are located at 4860 Cox Road, Suite 300, Glen Allen, Virginia 23060.

Special Meeting (see page 2)

   The special meeting will be held on August 31, 1999, at 10:00 a.m. local time, at the Crestar Bank Auditorium, 4th Floor, 919 East Main Street, Richmond, Virginia. At the meeting, you will be asked:

   1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of June 9, 1999, among Richfood, SUPERVALU and a wholly owned subsidiary of SUPERVALU, providing for the merger of Richfood with and into the subsidiary of SUPERVALU.

   2. To transact such other business as may properly come before the special meeting and any adjournment or adjournments thereof.

   Only Richfood shareholders of record as of the close of business on July 27, 1999, will be entitled to the notice of, and to vote at, the special meeting.

Required Vote (see page 3)

   The affirmative vote of more than two-thirds of the shares entitled to vote on the record date is required to approve the merger agreement.

The Merger (see page 5)

   The merger agreement provides that Richfood will merge with and into a subsidiary of SUPERVALU, becoming a wholly owned subsidiary of SUPERVALU. You may elect to receive cash, SUPERVALU common stock, or a combination of cash and SUPERVALU common stock, in exchange for your shares of Richfood common stock upon completion of the merger. The merger agreement is included in this proxy statement/prospectus as Annex A.

   SUPERVALU and Richfood are working to complete the merger as quickly as possible after the special meeting of Richfood shareholders. SUPERVALU and Richfood expect to complete the merger on or about August 31, 1999.

Reasons of Richfood for the Merger (see page 9)

   Richfood's board of directors approved the merger agreement based on its careful consideration of a number of material factors, including those described below:

 . trends affecting the wholesale and retail food industry, including: (1) continued rapid consolidation and the effects of that consolidation on Richfood's wholesale and retail operations; (2) escalating cost of technology necessary to compete effectively; (3) increased retail competition; and (4) low national population growth, low inflation, increased interest costs and a tightening labor market;

 . public market valuations of food wholesalers compared to relatively higher public market valuations of food retailers, which limited Richfood's ability to use its common stock to continue to effect retail acquisitions, and Richfood's relative debt level following recent acquisitions, which limited Richfood's ability to incur additional debt on favorable terms to finance additional wholesale or retail acquisitions;

 . a review of the possible alternatives to the merger, including continuing to operate Richfood as an independent entity, various potential strategic acquisitions or the sale of strategic business segments and the possible benefits of each alternative to Richfood's shareholders and the timing and likelihood of actually accomplishing such alternative; and

 .  a review of the terms of the merger agreement.

Recommendation of the Richfood Board of Directors (see page 11)

   The Richfood Board of Directors believes that the merger is in your and Richfood's best interests and unanimously recommends that you vote FOR approval of the merger agreement.

Opinion of Richfood's Financial Advisor (see page 11)

   Donaldson, Lufkin & Jenrette Securities Corporation, Richfood's financial advisor, delivered an opinion to Richfood's board of directors that, as of the date of execution of the merger agreement, the merger consideration was fair to Richfood shareholders from a financial point of view, subject to the factors, qualifications and assumptions described in its opinion. DLJ has confirmed its opinion by delivery to the Richfood board of a written opinion, dated July 29, 1999. The complete opinion of Donaldson, Lufkin & Jenrette delivered on July 29, 1999, is attached as Annex B. You should read the opinion in its entirety.

Merger Consideration and Shareholder Elections (see pages 5 and 17)

   You may elect to receive, in exchange for your shares of Richfood common stock, merger consideration consisting of all cash (without interest), all SUPERVALU common stock or a combination of the two. Under the merger agreement, each share of Richfood common stock will be converted into either:

 .  $18.50 in cash; or

 . the number of shares of SUPERVALU common stock having a market value of $18.50, as determined by the average trading price of SUPERVALU common stock on the New York Stock Exchange during a 20 trading-day computation period prior to the closing of the merger.

See "THE MERGER--Description of the Merger--Consideration to be Received in the Merger" on page 5.

   You have received an election form/letter of transmittal with this proxy statement/prospectus. You should use this form to elect to receive cash, SUPERVALU common stock or a combination of cash and stock in exchange for your shares of Richfood common stock after the merger is completed. The election form/letter of transmittal contains instructions on how to surrender your Richfood common stock certificates to the exchange agent, Norwest Bank, in exchange for cash and/or SUPERVALU common stock, as the case may be. See "THE MERGER--Procedures for Shareholder Elections" on page 16 and "THE MERGER-- Shareholder Elections" on page 17.

   Although you may designate the relative amount of cash and stock you desire to receive in the merger, the proportionate amounts you actually receive will depend upon the proportionate amount of cash and stock that Richfood shareholders elect to receive in the aggregate when compared to the proportionate amount of cash and stock comprising the aggregate merger consideration. Subject to adjustment under some circumstances, the composition of the aggregate merger consideration will be 50% cash and 50% SUPERVALU common stock. See "THE MERGER--Allocation Rules" on page 17.

   No fractional shares of SUPERVALU common stock will be issued as merger consideration. Instead, Richfood shareholders will receive in cash the value of any fractions of a share that they would otherwise have been entitled to receive. See "THE MERGER--Exchange of Certificates" on page 21.

Material Federal Income Tax Consequences (see page 30)

   The obligations of SUPERVALU and Richfood to consummate the merger are conditioned upon their receipt of an opinion from counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

   Provided that the merger qualifies as a reorganization, neither Richfood nor SUPERVALU will recognize any gain or loss for federal income tax purposes as a result of the merger. The federal income tax consequences of the merger to you as a Richfood shareholder depend on whether you receive cash, shares of SUPERVALU common stock or a combination of cash and SUPERVALU common stock in exchange for your Richfood common stock. In general, a Richfood shareholder will not recognize any gain or loss as a result of the receipt of SUPERVALU common stock in exchange for Richfood common stock, but will recognize gain, if any, with respect to any cash received.

   Under the merger agreement, you may be required to receive some cash even if you elect to receive only SUPERVALU common stock, or to receive some SUPERVALU common stock even if you elect to receive only cash. You should consult with your tax advisor about the tax consequences of the merger in light of your individual circumstances, including the application of any federal, state, local or foreign law.

Interests of Richfood's Directors and Officers in the Merger (see page 32)

   When considering the recommendation of Richfood's board, you should be aware that some Richfood directors and officers have interests in the merger that are different from, or are in addition to, yours.

   In particular, a number of executive officers of Richfood, including one executive officer who is also a director, are entitled to benefits as a result of the merger. The benefits are payable under employment and severance benefits agreements. Each of these executive officers will receive significant compensation if they remain employees of Richfood until the merger is completed. Each employment and severance benefits agreement also provides for substantial payments to an executive officer whose employment is terminated following completion of the merger. In addition, under option agreements and incentive plans that will be assumed by SUPERVALU in the merger, Richfood's directors and officers would, upon completion of the merger, be entitled to accelerated vesting of options and restricted stock.

Accounting Treatment (see page 36)

   The merger will be accounted for as a purchase for accounting and financial reporting purposes.

No Appraisal or Dissenters' Rights (see page 36)

   Under Virginia law, you are not entitled to appraisal or dissenters' rights in the merger.

Regulatory Matters (see page 36)

   Under the Hart-Scott-Rodino Antitrust Improvements Act, the merger could not be completed until SUPERVALU and Richfood had furnished required information and materials to the Antitrust Division of the Department of Justice and to the Federal Trade Commission and the applicable waiting period was terminated or expired. SUPERVALU and Richfood each filed with the Department of Justice and the Federal Trade Commission a Notification and Report Form with respect to the merger on July 6, 1999. We were granted early termination of the applicable waiting period on July 22, 1999.

   As with any merger in the United States, the Department of Justice or the Federal Trade Commission has the authority to challenge the merger on antitrust grounds before or after the merger is completed. There can be no assurance that the merger will not be challenged on antitrust grounds or, if challenged, that SUPERVALU and Richfood would prevail.

   While we are not aware of any other material governmental approvals or actions required to complete the merger, should any approval or action be required, we anticipate that we would seek the required governmental approval or action. There can be no assurance, however, that the approval or action, if needed, could be obtained within the time frame contemplated by, or on terms consistent with, the merger agreement.

Shareholders Agreements (see page 37)

   The directors and certain executive officers of Richfood have entered into shareholders agreements to vote their shares of Richfood common stock for approval of the merger and the merger agreement.

   A total of 1,403,489 shares of Richfood common stock, representing in the aggregate approximately 2.9% of the outstanding shares of Richfood common stock, are subject to shareholders agreements.

Conditions to the Merger (see page 26)

   SUPERVALU's and Richfood's respective obligations to complete the merger are subject to the prior satisfaction or waiver of a number of conditions, including the following, among others:

 .  the merger agreement must be approved by Richfood's shareholders;

 . the registration statement filed by SUPERVALU in connection with the issuance of its common stock in the merger must be effective and not subject to a Securities and Exchange Commission stop order;

 . the shares of SUPERVALU common stock to be issued in the merger must be approved for listing on the New York Stock Exchange;

 . the respective representations and warranties of the parties to the merger agreement must be true and correct, and there must not have been a material adverse effect on the business of Richfood between the date of the merger agreement and the date of closing;

 . each of SUPERVALU, Richfood and the wholly owned subsidiary of SUPERVALU into which Richfood will be merged, must have complied with its respective obligations under the merger agreement; and

 . each of SUPERVALU and Richfood must have received an opinion of counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

No Solicitation of Transactions by Richfood (see page 22)

   The merger agreement includes provisions that prohibit Richfood from soliciting or encouraging submission of third-party acquisition proposals, but which permit Richfood to negotiate with and furnish information to a third party if the Richfood board determines that:

 . the third party's unsolicited proposal would be more favorable, from a financial point of view, to Richfood and its shareholders than the merger; and

 . negotiating with and providing information to the third party is in the best interests of Richfood and its shareholders and is consistent with the board's fiduciary duties under applicable law.

Termination of the Merger Agreement (see page 28)

   The merger agreement may be terminated under various circumstances at any time before completion of the merger, as summarized below. The merger agreement may be terminated:

 .  by the mutual consent of SUPERVALU and Richfood;

 . by either SUPERVALU or Richfood if Richfood shareholders do not approve the merger agreement at the special meeting;

 . subject to limited exceptions, by either SUPERVALU or Richfood if the merger has not occurred on or before January 15, 2000;

 . by either SUPERVALU or Richfood if there is a final governmental order that cannot be appealed prohibiting the merger;

 . under some circumstances, by Richfood if Richfood is fully prepared to enter into a binding agreement with an acquirer other than SUPERVALU on terms that would be more favorable to Richfood shareholders, from a financial point of view, than the merger;

 . by Richfood if SUPERVALU or the wholly owned subsidiary of SUPERVALU into which Richfood will be merged has materially breached the merger agreement and a 30-day cure period has elapsed;

 . by SUPERVALU if Richfood has materially breached the merger agreement and a 30-day cure period has elapsed;

 . by SUPERVALU and, subject to limited exceptions, by Richfood if the average trading price of SUPERVALU common stock used to compute the merger consideration is less than $18.50 per share; or

 . by SUPERVALU if the Richfood board withdraws or adversely modifies its approval or recommendation of the merger agreement.

Termination Fees and Expenses (see page 29)

   Richfood must pay SUPERVALU a termination fee of $27 million and up to $3 million of expenses incurred by SUPERVALU if the merger agreement is terminated by reason of:

 .  failure of Richfood's shareholders to approve the merger agreement;

 . Richfood's intention to enter into an acquisition transaction with a third party;

 . Richfood's material breach of the merger agreement, if Richfood acted intentionally or in bad faith; or

 . the Richfood board's withdrawal or adverse modification, or failure to reconfirm upon SUPERVALU's request, its recommendation of the merger agreement.

   If the merger is not consummated, SUPERVALU and Richfood will bear their respective legal fees and expenses, except as provided in connection with the termination fees.

                  COMPARATIVE UNAUDITED PER COMMON SHARE DATA
                           OF RICHFOOD AND SUPERVALU

   The following table presents selected comparative unaudited per share data for SUPERVALU on a historical and pro forma combined basis, and for Richfood on a historical and pro forma equivalent basis, giving effect to the merger using the purchase method of accounting. The information presented below is derived from the consolidated historical financial statements of SUPERVALU and Richfood, including the related notes thereto, incorporated by reference into this proxy statement/prospectus. This information should be read in conjunction with such historical financial statements and the related notes thereto. See "WHERE YOU CAN FIND MORE INFORMATION."

   The per share data included herein is not necessarily indicative of the results of future operations of the combined entity or the actual results that would have been achieved had the merger been consummated prior to the periods indicated.

   The pro forma combined book value per share of SUPERVALU common stock is based upon the pro forma total common equity for SUPERVALU, divided by the total pro forma shares of SUPERVALU common stock assuming conversion of Richfood common stock at an exchange ratio of 0.77 shares of SUPERVALU common stock for each share of Richfood common stock (the "Pro Forma Exchange Ratio"), which ratio is based on the assumptions that 50% of the merger consideration is paid in the form of SUPERVALU common stock and that the 20 trading-day average price of SUPERVALU common stock is $24.00. The pro forma equivalent book values per share of Richfood common stock represents the pro forma combined amount per share multiplied by the Pro Forma Exchange Ratio. The pro forma combined dividends declared assume no changes in the historical dividends declared per share of SUPERVALU common stock. The pro forma equivalent dividends per share of Richfood common stock represents the cash dividends declared on a share of SUPERVALU common stock multiplied by the Pro Forma Exchange Ratio. The pro forma combined net income per share has been computed based on the average number of outstanding shares and common equivalent shares of SUPERVALU, and the average number of outstanding shares of Richfood common stock adjusted for the Pro Forma Exchange Ratio. The pro forma equivalent net income per share of Richfood common stock represents the pro forma combined net income per share multiplied by the Pro Forma Exchange Ratio.

                                     SUPERVALU Common
                                          Stock            Richfood Common Stock
                                   ---------------------   ---------------------
                                               Pro Forma              Pro Forma
                                   Historical  Combined    Historical Equivalent
                                   ----------  ---------   ---------- ----------
Book Value:
 As of the end of the latest
  fiscal quarter(1)...............   $11.20     $12.75       $8.15      $9.82
Dividends Declared:
 Latest fiscal quarter(1).........    0.13 1/4   0.13 1/4     0.05      0.10 1/5
 Fiscal year 1999(2)..............    0.52 3/4   0.52 3/4     0.20      0.40 3/5
Net Income--Diluted:
 Latest fiscal quarter(1).........     0.55       0.57        0.53       0.44
 Fiscal year 1999(2)..............     1.57       1.60        1.53       1.23

--------
(1) Richfood's latest fiscal quarter for which financial information is available ended May 1, 1999. SUPERVALU's latest fiscal quarter ended
    June 19, 1999.
(2) Richfood's fiscal year 1999 ended on May 1, 1999. SUPERVALU's fiscal year 1999 ended on February 27, 1999.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

   The unaudited pro forma combined financial statements give effect to the merger, as described under "THE MERGER." The unaudited pro forma combined financial statements have been prepared on the basis of assumptions described in the notes to the unaudited pro forma combined financial statements and include assumptions relating to the allocation of the consideration paid for Richfood to the consolidated assets and liabilities of Richfood based on preliminary estimates of their respective fair values. The actual allocation of such consideration may differ from that reflected in the pro forma combined financial statements after an appropriate review of the fair values of the consolidated assets and liabilities of Richfood has been completed. Amounts allocated will be based upon the estimated fair values at the time of the merger which could vary significantly from the amounts reflected in the unaudited pro forma combined financial statements. The unaudited pro forma combined financial statements do not reflect any cost savings and other synergies nor any transaction costs or other merger related expenses anticipated by SUPERVALU's management. The pro forma information also does not give effect to the non-renewal of Richfood's supply agreement with Giant Food Stores, Inc., which will expire in December 1999. Richfood's sales to Giant in fiscal 1999 were approximately $629 million. The merger has been accounted for using the purchase method of accounting. The unaudited pro forma combined financial statements should be read in conjunction with the respective financial statements of SUPERVALU and Richfood and the related notes incorporated by reference in this proxy statement/prospectus. See "WHERE YOU CAN FIND MORE INFORMATION."

Pro Forma Condensed Combined Statements of Earnings (Unaudited)

   The pro forma condensed combined statement of earnings for the fiscal year ended February 27, 1999, has been prepared by combining the consolidated statement of earnings of SUPERVALU for the fiscal year (52 weeks) ended February 27, 1999, with the consolidated statement of earnings of Richfood for the fiscal year (52 weeks) ended May 1, 1999, adjusted to give effect to the merger as if it had occurred on March 1, 1998. The pro forma condensed combined statement of earnings for the first quarter of fiscal 2000 (16 weeks) ended June 19, 1999, has been prepared by combining the consolidated statement of earnings of SUPERVALU for the fiscal quarter (16 weeks) ended June 19, 1999, with the consolidated statement of earnings of Richfood for the fiscal quarter (16 weeks) ended May 1, 1999, adjusted to give effect to the merger as if it had occurred on February 28, 1999. The pro forma combined financial statements do not necessarily reflect the actual results of operations of SUPERVALU which would have resulted had the merger occurred as of the dates presented. The pro forma information is not necessarily indicative of future results of operations for the combined companies.

                                           Fiscal Year Ended
                         --------------------------------------------------------
                                                             (52 Weeks)
                                                          February 27, 1999
                            (52 Weeks)     (52 Weeks)  --------------------------
                         February 27, 1999 May 1, 1999  Pro Forma      Pro Forma
                             SUPERVALU      Richfood   Adjustments     Combined
                         ----------------- ----------- -----------    -----------
                           (In thousands, except per share data and ratios)
Net sales...............    $17,420,507    $3,968,239   $             $21,388,746
Costs and expenses:
 Cost of sales..........     15,620,127     3,247,017                  18,867,144
 Selling and
  administrative
  expenses..............      1,382,212       558,560     11,800 (A)    1,952,572
 Interest, net..........        101,907        43,087     47,800 (B)      192,794
                            -----------    ----------   --------      -----------
  Total costs and
   expenses.............     17,104,246     3,848,664     59,600       21,012,510
                            -----------    ----------   --------      -----------
Earnings before taxes...        316,261       119,575    (59,600)         376,236
Provision for income
 taxes..................        124,923        46,532    (18,881)(C)      152,574
                            -----------    ----------   --------      -----------
Net earnings............    $   191,338    $   73,043   $(40,719)     $   223,662
                            ===========    ==========   ========      ===========
Weighted average common
 shares--diluted........        121,961                   18,000 (D)      139,961
Net earnings per common
 share--diluted.........    $      1.57                               $      1.60
Ratio of earnings to
 fixed charges (E)
 Including one-time
  items.................           3.17          2.92                        2.47
 Excluding one-time
  items.................           3.17          2.92                        2.47

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Statements
                            of Earnings on Page S-8.

                                        Fiscal Quarter Ended
                          ---------------------------------------------------
                                                          (16 Weeks)
                                                        June 19, 1999
                           (16 Weeks)   (16 Weeks)  -------------------------
                          June 19, 1999 May 1, 1999  Pro Forma     Pro Forma
                            SUPERVALU    Richfood   Adjustments     Combined
                          ------------- ----------- -----------    ----------
                          (In thousands, except per share data and ratios)
Net sales................  $5,289,720   $1,211,081   $             $6,500,801
Costs and expenses:
 Cost of sales...........   4,746,897      984,057                  5,730,954
 Selling and
  administrative
  expenses...............     420,424      173,427      3,630 (A)     597,481
 Gain on sale............    (163,662)                               (163,662)
 Restructuring and other
  charges................     103,596                                 103,596
 Interest, net...........      30,245       12,422     14,707 (B)      57,374
                           ----------   ----------   --------      ----------
  Total costs and
   expenses..............   5,137,500    1,169,906     18,337       6,325,743
                           ----------   ----------   --------      ----------
Earnings before taxes....     152,220       41,175    (18,337)        175,058
Provision for income
 taxes...................      85,499       15,931     (5,809)(C)      95,621
                           ----------   ----------   --------      ----------
Net earnings.............  $   66,721   $   25,244   $(12,528)     $   79,437
                           ==========   ==========   ========      ==========
Weighted average common
 shares--diluted.........     120,769                  18,000 (D)     138,769
Net earnings per common
 share--diluted..........  $     0.55                              $     0.57
Ratio of earnings to
 fixed charges (E)
 Including one-time
  items..................        4.71         3.23                       3.35
 Excluding one-time
  items..................        3.23         3.23                       2.54

                   Notes to the Unaudited Pro Forma Condensed
                        Combined Statements of Earnings

(A) To amortize over forty years the cost in excess of fair value of net assets acquired, net of goodwill amortization previously recorded by Richfood.

(B) SUPERVALU intends to finance the acquisition with a combination of existing cash, commercial paper issuances (supported by bank credit facilities) and the proceeds of one or more debt offerings. Approximately $886 million will be paid to Richfood shareholders, consisting of $443 million of cash and the issuance of $443 million of SUPERVALU common stock. SUPERVALU intends to repay approximately $366 million of outstanding Richfood debt, consisting of a bank term loan and revolving bank loans. SUPERVALU intends to finance approximately $500 million with the proceeds of one or more debt offerings. For the purposes of the pro forma combined financial statements, an annual average interest rate of 7.3% is assumed for the debt securities, and an annual interest rate of 5.3% is assumed for commercial paper and borrowings under credit facilities.

(C) To provide for income taxes at an effective tax rate of 39.5% for all adjustments except goodwill amortization.

(D) To increase common shares outstanding for the anticipated 18 million shares to be issued in the transaction based on an assumed SUPERVALU common stock price of $24.00 per share.

(E) Earnings used to calculate the ratio of earnings to fixed charges consist of earnings from operations before income taxes, adjusted for the portion of fixed charges deducted from such earnings. Fixed charges consist of interest on all indebtedness (including capital lease obligations), amortization of debt expense and the portion of interest expense on operating leases deemed representative of the interest factor. Ratios are presented on a consolidated basis.

Pro Forma Condensed Combined Balance Sheet (Unaudited)

   The pro forma condensed combined balance sheet as of June 19, 1999, has been prepared by combining the consolidated balance sheet of SUPERVALU as of June 19, 1999, with the consolidated balance sheet of Richfood as of May 1, 1999, adjusted to give effect to the merger as if it had occurred on June 19, 1999. The pro forma financial statements do not necessarily reflect the actual financial position of SUPERVALU that would have resulted had the merger occurred as of the date presented. The pro forma information is not necessarily indicative of the future financial position for the combined companies.

                                                         June 19, 1999
                                                     -------------------------
                           June 19, 1999 May 1, 1999  Pro Forma     Pro Forma
                             SUPERVALU    Richfood   Adjustments     Combined
                           ------------- ----------- -----------    ----------
                                            (In thousands)
Cash and cash
 equivalents.............   $  213,898   $    4,911   $(206,150)(F) $   12,659
Receivables, net.........      386,717      117,757                    504,474
Inventories..............    1,066,622      227,539       7,000 (G)  1,301,161
Other current assets.....      111,623       60,846                    172,469
                            ----------   ----------   ---------     ----------
  Total current assets...    1,778,860      411,053    (199,150)     1,990,763
Long-term investment in
 direct financing
 leases..................       99,179                                  99,179
Long-term notes
 receivable, net.........       57,643       34,291                     91,934
Net property, plant and
 equipment...............    1,657,750      248,716                  1,906,466
Goodwill.................      503,936      587,479     534,600 (H)  1,626,015
Other assets and deferred
 charges.................      238,584      139,566                    378,150
                            ----------   ----------   ---------     ----------
  Total assets...........   $4,335,952   $1,421,105   $ 335,450     $6,092,507
                            ==========   ==========   =========     ==========
Notes payable............   $   37,537   $            $ 103,126 (F) $  140,663
Accounts payable.........    1,036,103      206,173                  1,242,276
Current maturities of
 long-term debt and
 capitalized leases......      185,137      217,907    (210,000)(F)    193,044
Other current
 liabilities.............      289,510      125,884      70,000 (G)    485,394
                            ----------   ----------   ---------     ----------
  Total current
   liabilities...........    1,548,287      549,964     (36,874)     2,061,377
Long-term debt and
 capitalized leases......    1,248,264      455,981     344,000 (F)  2,048,245
Deferred taxes...........       30,252                  (26,000)(G)      4,252
Other liabilities........      167,514       26,484                    193,998
Common stock.............      150,670       91,691     (91,691)(H)    150,670
Additional paid-in
 capital.................                               172,500 (I)    172,500
Retained earnings........    1,721,381      296,985    (296,985)(H)  1,721,381
Treasury stock, at cost..     (530,416)                 270,500 (I)   (259,916)
                            ----------   ----------   ---------     ----------
  Total stockholders'
   equity................    1,341,635      388,676      54,324      1,784,635
                            ----------   ----------   ---------     ----------
    Total liabilities and
     stockholders'
     equity..............   $4,335,952   $1,421,105   $ 335,450     $6,092,507
                            ==========   ==========   =========     ==========

  See accompanying Notes to the Unaudited Pro Forma Condensed Combined Balance
                               Sheet on Page S-10

                   Notes to the Unaudited Pro Forma Condensed
                             Combined Balance Sheet

(F) SUPERVALU intends to finance the acquisition with a combination of existing cash, commercial paper issuances (supported by bank credit facilities) and the proceeds of one or more debt offerings. Approximately $886 million will be paid to Richfood shareholders, consisting of $443 million of cash and the issuance of $443 million of SUPERVALU common stock. SUPERVALU intends to repay approximately $366 million of outstanding Richfood debt, consisting of a bank term loan and revolving bank loans. SUPERVALU intends to finance approximately $500 million with the proceeds of one or more debt offerings. For the purposes of the pro forma combined financial statements, an annual average interest rate of 7.3% is assumed for the debt securities, and an annual interest rate of 5.3% is assumed for commercial paper and borrowings under credit facilities.

(G) To record Richfood's consolidated assets and liabilities based on the estimated fair values of the assets acquired and the liabilities assumed, all in accordance with purchase accounting principles.

(H) To record the excess of purchase price over the estimated fair market value of net assets acquired and the elimination of Richfood equity accounts and goodwill.

(I) To record the estimated 18 million shares to be issued in the transaction out of treasury stock at cost with the difference recorded to additional paid-in capital. The estimated 18 million shares is based on an assumed SUPERVALU common stock price of $24.00 per share.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

SUPERVALU--Before the Merger

   The following table sets forth selected consolidated financial information of SUPERVALU. The information set forth below was selected or derived from the financial statements and notes thereto of SUPERVALU. The unaudited interim period financial information, in the opinion of SUPERVALU, includes all adjustments (consisting of normal recurring accruals) necessary for a fair presentation for the periods shown. Results for the first quarter of fiscal 2000 (16 weeks) ended June 19, 1999, are not necessarily indicative of results to be expected for the full fiscal year. The information set forth below is qualified in its entirety by and should be read in conjunction with the detailed information and consolidated financial statements, including the notes thereto, incorporated by reference in this proxy statement/prospectus. See "WHERE YOU CAN FIND MORE INFORMATION." The merger will have a material impact on the financial position and results of operations of SUPERVALU.

                              First Quarter                               Fiscal Year Ended
                                  Ended            ----------------------------------------------------------------------------
                               (16 Weeks)           (52 Weeks)      (53 Weeks)                   (52 Weeks)
                          ------------------------ ------------    ------------    --------------------------------------------
                           June 19,      June 20,  February 27,    February 28,    February 22,    February 24,    February 25,
                             1999          1998        1999            1998            1997            1996            1995
                          ----------    ---------- ------------    ------------    ------------    ------------    ------------
                                             (In thousands, except per share data and ratios)
Statement of Earnings
 Data
Net sales................ $5,289,720    $5,202,576 $ 17,420,507    $17,201,378     $16,551,902     $16,486,321     $16,563,772
Costs and expenses:
 Cost of sales...........  4,746,897     4,683,755   15,620,127     15,430,642      14,885,249      14,906,602      15,040,117
 Selling and
  administrative
  expenses...............    420,424       400,373    1,382,212      1,365,327       1,286,121       1,212,967       1,169,843
 Gain on sale............    163,662(1)
 Restructuring and other
  charges................    103,596(2)                                                                                244,000
 Interest, net...........     30,245        32,145      101,907        113,993         120,695         116,678         111,271
 Equity in earnings and
  gain on sale of
  ShopKo.................                                               93,364          20,675          17,618          17,384
Earnings before taxes....    152,220        86,303      316,261        384,780         280,512         267,692          15,925
Net earnings.............     66,721        51,798      191,338        230,757         175,044         166,433          43,334
Balance Sheet Data
 Inventories(3)..........  1,194,501     1,259,008    1,195,217      1,247,429       1,221,344       1,158,028       1,230,017
 Working capital(3)......    358,452       265,799      188,000        286,800         361,260         355,124         319,429
 Net property, plant and
  equipment..............  1,657,750     1,594,026    1,699,024      1,589,601       1,648,524       1,600,166       1,571,298
 Total assets............  4,335,952     4,091,948    4,265,949      4,093,010       4,283,326       4,183,503       4,305,149
 Long-term debt and
  capital leases.........  1,248,264     1,190,309    1,246,269      1,260,728       1,420,591       1,445,562       1,459,766
 Total stockholders'
  equity.................  1,341,635     1,246,872    1,305,639      1,201,905       1,307,423       1,216,176       1,193,222
Per Share Data
 Earnings per common
  share--diluted.........       0.55          0.42         1.57           1.82            1.30            1.21            0.30
 Cash dividends per
  common share...........      0.13 1/4       0.13        0.52 3/4       0.51 1/2        0.49 3/4        0.48 1/2        0.46 1/4
 Book value (at period
  end)...................      11.20         10.31        10.82           9.94            9.73            8.97            8.46
Ratio of Earnings to
 Fixed Charges(4)
 Including one-time
  items..................       4.71          2.97         3.17           3.49            2.72            2.63            1.03
 Excluding one-time
  items..................       3.23          2.97         3.17           2.90            2.72            2.63            2.62

--------
(1) Reflects the pre-tax gain on the sale of Hazelwood Farms Bakeries on May 22, 1999.
(2) During the first quarter of fiscal 2000, SUPERVALU recorded a one-time, pre-tax restructuring charge of $103.6 million, including $14.9 million for asset impairment costs. The restructuring charge includes costs for facility consolidation, non-core store disposals and rationalization of redundant and certain decentralized administrative functions.
(3) Working capital and inventories are calculated after adding back the LIFO reserve.
(4) Earnings used to calculate the ratio of earnings to fixed charges consist of earnings from operations before income taxes, adjusted for the portion of fixed charges deducted from such earnings. Fixed charges consist of interest on all indebtedness (including capital lease obligations), amortization of debt expense and the portion of interest expense on operating leases deemed representative of the interest factor. Ratios are presented on a consolidated basis.

Richfood--Before the Merger

   The following table sets forth selected consolidated financial information of Richfood. Except for the ratio of earnings to fixed charges, the information set forth below was selected or derived from the financial statements and notes thereto of Richfood. The information set forth below is qualified in its entirety by and should be read in conjunction with the detailed information and consolidated financial statements, including the notes thereto, incorporated by reference in this proxy statement/prospectus. See "WHERE YOU CAN FIND MORE INFORMATION."

                                           Fiscal Year Ended
                         ---------------------------------------------------------
                              (52 Weeks)        (53 Weeks)       (52 Weeks)
                         ---------------------- ----------  ----------------------
                           May 1,      May 2,     May 3,    April 27,   April 29,
                            1999        1998       1997        1996        1995
                         ----------  ---------- ----------  ----------  ----------
                            (In thousands, except per share data and ratios)
Statement of Earnings
 Data
Net sales............... $3,968,239  $3,203,731 $3,411,625  $3,250,868  $2,992,735
Costs and expenses:
 Cost of sales..........  3,247,017   2,832,505  3,053,299   2,924,561   2,695,020
 Selling and
  administrative
  expenses..............    558,560     256,660    252,885     236,661     216,099
 Restructuring costs....                 24,179
 Merger and integration
  costs.................                                        11,993
 Interest, net..........     43,087       2,202      3,494       9,124      14,973
  Total costs and
   expenses.............  3,848,664   3,115,546  3,309,678   3,182,339   2,926,092
Earnings before taxes
 and extraordinary
 loss...................    119,575      88,185    101,947      68,529      66,643
Provision for income
 taxes..................     46,532      33,479     40,596      29,314      27,425
Earnings before
 extraordinary loss.....     73,043      54,706     61,351      39,215      39,218
Extraordinary loss, net
 of tax(1)..............                            (1,882)     (2,164)
Net earnings............ $   73,043  $   54,706 $   59,469  $   37,051  $   39,218
Balance Sheet Data
 Inventories............    227,539     194,875    163,510     162,461     147,005
 Working capital........   (138,911)     54,337     21,868      40,828      72,780
 Net property, plant and
  equipment.............    248,716     187,288    121,594     122,659     130,261
 Total assets...........  1,421,105     908,851    581,480     564,261     580,770
 Long-term debt and
  capital leases
  excluding current
  portion...............    455,981     253,087     32,069      87,031     166,913
 Total shareholders'
  equity................    388,676     324,214    258,650     199,562     160,330
Per Share Data
 Net earnings per common
  share--assuming
  dilution..............       1.53        1.15       1.25        0.78        0.83
 Cash dividends per
  common share..........       0.20        0.16       0.12        0.08        0.07
 Book value (at period
  end)..................       8.15        6.80       5.46        4.25        3.43
Ratio of Earnings to
 Fixed Charges(2).......       2.92        5.68       6.79        4.03        3.37

--------
(1) During fiscal 1996, Richfood repurchased, at market prices above par, $27.475 million of 10 5/8% Senior Subordinated Notes. In April 1997, on the first permitted redemption date, Richfood redeemed the remaining $47.525 million of such notes at a redemption price above par. The fiscal 1997 redemption and the fiscal 1996 repurchase resulted in extraordinary losses of $1.882 million and $2.164 million, respectively.
(2) Earnings used to calculate the ratio of earnings to fixed charges consist of earnings from operations before income taxes, adjusted for the portion of fixed charges deducted from such earnings. Fixed charges consist of interest on all indebtedness (including capital lease obligations), amortization of debt expense and the portion of interest expense on operating leases deemed representative of the interest factor. Ratios are presented on a consolidated basis.

                                  RISK FACTORS

   In addition to the other information included in this proxy statement/prospectus or incorporated herein by reference, you should consider carefully the matters described below in determining whether to approve the merger agreement.

Holders of Richfood Common Stock May Not Receive their Requested Form of Merger Consideration

   The merger agreement provides that, in the aggregate, the merger consideration will be paid 50% in SUPERVALU common stock and 50% in cash, regardless of the number of shareholders electing stock consideration or cash consideration, unless such percentages are adjusted as described under "THE MERGER--Termination of the Merger Agreement." In the event that the aggregate number of shares of Richfood common stock in respect of which stock elections or cash elections are received is greater than 50%, the shares as to which stock elections or cash elections (as the case may be) have been made will be converted into the right to receive cash consideration and/or stock consideration in the manner described under "THE MERGER--Allocation Rules." Accordingly, no assurance can be given that holders of Richfood common stock will receive their requested form of merger consideration.

SUPERVALU Faces Some Uncertainties in Integrating Richfood's Operations and Achieving Cost Savings

   The success of any merger, including this merger, is in part dependent on the ability following the merger to consolidate operations, integrate departments, systems and procedures and thereby obtain business synergies and related cost savings. SUPERVALU expects to achieve annual synergies totaling $40 million by the fiscal year ending February 2003, with at least $25 million accruing in the fiscal year ending February 2001 from purchasing leverage, volume efficiencies and cost reductions. While the management of SUPERVALU, with assistance of the management of Richfood, intends to work diligently to effectively integrate and rationalize the operations of the two companies and achieve synergies following the merger, there can be no assurance as to the timing or extent to which cost savings and synergies will be achieved.

The Price of SUPERVALU's Common Stock May Fluctuate

   SUPERVALU common stock could experience in the future substantial price volatility as a result of a number of factors, including the following:

  . quarter to quarter variations in SUPERVALU's actual or anticipated financial results;

  .  acquisitions or other significant corporate developments;

  .  other announcements by SUPERVALU, its competitors or its customers;

  .  government regulations; and

  .  industry developments.

   In addition, the stock market has experienced extreme price and volume fluctuations, which have affected the market price of many companies and which at times have been unrelated to the operating performance of the specific companies whose stock is traded. Broad market fluctuations, as well as economic conditions, both generally and in SUPERVALU's industries specifically, may adversely affect the market price of SUPERVALU common stock.

Richfood Faces Some Risks if the Merger is Not Consummated

   If the merger is not consummated, there can be no assurance that Richfood will be able to sustain or improve upon its recent financial performance. Factors that may adversely effect Richfood's future financial performance if the merger is not consummated include:

  . the non-renewal of Richfood's supply agreement with Giant Food Stores, Inc., Richfood's largest wholesale customer, which expires in December 1999;

  . increased competition from existing and new participants in the food retail and distribution industries, particularly in light of the ongoing consolidation occurring in these industries;

  . increased difficulty continuing to grow through strategic acquisitions, because public market valuations of food wholesalers are relatively lower than public market valuations of food retailers, which limits Richfood's ability to use its common stock to continue to effect retail acquisitions, and because of Richfood's relative debt level following recent acquisitions, which limits Richfood's ability to incur additional debt on favorable terms to finance additional wholesale or retail acquisitions; and

  . increased difficulty retaining existing employees and wholesale customers and attracting new employees and wholesale customers in light of the uncertainties that may surround Richfood in the event the merger agreement is terminated.

                        CAUTIONARY STATEMENT CONCERNING
                          FORWARD-LOOKING INFORMATION

   This proxy statement/prospectus (including information incorporated by reference herein) contains forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of SUPERVALU and Richfood, as well as information relating to the merger, including, without limitation, statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "estimates" or similar expressions. These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements due to, among others, the risks described in "RISK FACTORS," matters described in the documents incorporated by reference herein and the following factors:

  . the nature and extent of the consolidation of the retail food and food distribution industries and the ability of SUPERVALU and Richfood to grow through acquisition and assimilate the acquired entities;

  . the competitive practices in the retail food and food distribution industries;

  . the ability of SUPERVALU and Richfood to attract and retain customers for their food distribution operations and to control food distribution costs; and

  . the ability of SUPERVALU and Richfood and their vendors, customers and others to resolve Year 2000 issues in a timely manner.

See "WHERE YOU CAN FIND MORE INFORMATION."

                              THE SPECIAL MEETING

   Richfood is furnishing this proxy statement/prospectus to Richfood shareholders as part of the solicitation of proxies by the Richfood board of directors for use at a special meeting of Richfood shareholders. Richfood is mailing this proxy statement/prospectus and the enclosed proxy to Richfood shareholders on or about July 30, 1999.

Meeting Date

   The special meeting will be held at 10:00 a.m. local time on Tuesday, August 31, 1999, at the Crestar Bank Auditorium, 4th Floor, 919 East Main Street, Richmond, Virginia.

Matters to be Considered at the Special Meeting

   The purpose of the special meeting is to consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of June 9, 1999, among SUPERVALU, Winter Acquisition, Inc., a wholly owned subsidiary of SUPERVALU ("Acquisition"), and Richfood. According to the merger agreement, Richfood will merge with and into Acquisition, becoming a subsidiary of SUPERVALU, and all outstanding shares of Richfood common stock, excluding any shares held by Richfood or SUPERVALU (in each case other than shares held on behalf of third parties) will be converted into cash or shares of SUPERVALU common stock as described in the merger agreement. Richfood shareholders may also be asked to consider any other business that properly comes before the special meeting. Finally, Richfood shareholders may be asked to vote on a proposal to adjourn or postpone the special meeting, which could be used to allow more time for the soliciting of additional votes to approve the merger agreement. Each copy of this proxy statement/prospectus mailed to Richfood shareholders is accompanied by a proxy for use at the special meeting.

Record Date and Voting Rights and Requirements

   Record Date. The Richfood board of directors has fixed July 27, 1999, as the record date for the determination of Richfood shareholders entitled to receive notice of, and to vote at, the special meeting. Accordingly, only Richfood shareholders of record at the close of business on the record date will be entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, there were 47,734,240 shares of Richfood common stock entitled to vote at the special meeting, held by approximately 1,481 holders of record.

   Voting Rights. Each share of Richfood common stock outstanding on the record date entitles its holder to one vote on the proposal to approve the merger agreement and on any other proposal that properly comes before the special meeting.

   Quorum Requirement. The presence, in person or by proxy, of shares of Richfood common stock representing a majority of the total voting power of the shares entitled to vote on the record date is necessary to constitute a quorum at the special meeting.

   Vote Required. Under Virginia law, the affirmative vote of more than two-thirds of the shares entitled to vote on the record date is required to approve the merger agreement.

   Abstentions and Broker Non-Votes. Richfood will count shares of Richfood common stock present in person at the special meeting but not voting, and shares of Richfood common stock for which it has received proxies but where holders of these shares have abstained, as present at the special meeting for purposes of determining whether a quorum is present for the transaction of business. The NYSE rules provide that brokers who hold shares of Richfood common stock in nominee or "street name" for customers who are the beneficial owners of the shares are prohibited from giving a proxy to vote shares held for these customers on the matters to be voted on at the special meeting without specific instructions from these customers. Shares of Richfood common stock represented by proxies returned by a broker holding those shares in nominee or "street name" will be counted for purposes of determining whether a quorum exists, even if the shares are broker non-votes. Abstentions from voting and broker non-votes will be counted as votes against the approval of the merger agreement. Accordingly, the Richfood board of directors urges each Richfood shareholder to complete, date and sign the enclosed proxy card and return it promptly in the enclosed, postage-paid envelope.

   Voting by Richfood's Directors and Executive Officers. As of the record date, 1,513,442 shares of Richfood common stock, or approximately 3.17% of the shares entitled to vote at the special meeting, were owned by directors and executive officers of Richfood. It is currently expected that each director and executive officer of Richfood will vote the shares of Richfood common stock owned by him or her for approval of the merger agreement. Moreover, at the same time the merger agreement was signed, each of Richfood's directors and certain of its executive officers entered into a shareholders agreement under which they agreed to vote all shares of Richfood common stock held of record and beneficially owned by them for approval of the merger agreement. A form of this agreement has been filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part. See "SHAREHOLDERS AGREEMENTS."

Voting of Proxies

   Richfood shareholders may use the proxy that came with this proxy statement/prospectus if they are unable to attend the special meeting in person or wish to have their shares voted by proxy even if they do attend the special meeting. All shares represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner that the proxies specify. If Richfood shareholders return proxies without specifying how their proxies are to be voted, their proxies will be voted for approval of the merger agreement. There are no matters other than voting on the merger agreement that are scheduled to be brought before the special meeting. If any other business is properly brought before the special meeting, including a motion to adjourn or postpone the special meeting to another time and/or place for the purpose of soliciting additional proxies in favor of the merger agreement or to permit dissemination of information regarding material developments relating to the merger or otherwise relevant to the special meeting, the persons named in the proxy will vote the shares represented by proxies as determined in their discretion.

   If the special meeting is adjourned for any reason prior to the approval of the merger agreement, then the approval of the merger agreement may be considered and voted on by shareholders at any subsequently reconvened meeting.

Revocation of Proxies

   A Richfood shareholder may revoke his or her proxy at any time before it is exercised either by submitting to the Executive Vice President, Chief Financial Officer and Secretary of Richfood, before or at the special meeting, a written notice of revocation or a properly executed proxy of a later date or by attending the special meeting and voting in person. However, attendance by a Richfood shareholder at the special meeting will not in and of itself constitute a revocation of his or her proxy. Richfood shareholders should address any written notice of revocation and other communications about the revocation of Richfood proxies to Richfood Holdings, Inc., 4860 Cox Road, Suite 300, Glen Allen, Virginia 23060, Attention: John C. Belknap, Executive Vice President, Chief Financial Officer and Secretary.

Solicitation of Proxies

   This solicitation of proxies is made on behalf of the Richfood board of directors. Richfood will pay all of the costs of soliciting the proxies; however, SUPERVALU and Richfood will share equally the cost of printing and mailing this proxy statement/prospectus and the cost of filing the registration statement, of which this proxy statement/prospectus is a part, with the SEC. Proxies may be solicited by officers, directors and employees of Richfood, none of whom will receive any additional compensation for their services, but who may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. In addition, Richfood has engaged Georgeson & Company Inc. to solicit proxies for a fee of approximately $20,000, including expenses. Solicitations of proxies may be made personally or by mail, telephone, facsimile or messenger. Moreover, Richfood may pay persons holding shares of Richfood common stock in their names or in the names of nominees, but not owning the shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals.

                                   THE MERGER

   The following description of the merger and the merger agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the merger agreement, a copy of which is included in this proxy statement/prospectus as Annex A and is incorporated herein by reference.

Description of Merger

   Form of Merger. SUPERVALU, Richfood and Acquisition have entered into a merger agreement, which provides that, if all the conditions set forth in the merger agreement are satisfied or waived, Richfood will merge with and into Acquisition, a wholly owned subsidiary of SUPERVALU. Acquisition will be the surviving corporation in the merger.

   Consideration to be Received in the Merger. On the date the merger becomes effective, each issued and outstanding share of Richfood common stock (excluding shares of Richfood common stock held by SUPERVALU, Richfood and their respective subsidiaries, other than shares held on behalf of third parties ("Excluded Shares")), will be converted into, and become exchangeable for, the merger consideration to be paid by SUPERVALU. The merger consideration will consist of equal amounts, by value, of cash and SUPERVALU common stock, provided that, if the price per share of SUPERVALU common stock falls to within a specified range, SUPERVALU or Richfood may terminate the merger agreement; however, in such event, if Richfood elects to terminate the merger agreement, SUPERVALU may increase the proportion of the merger consideration composed of cash. See "--Termination of the Merger Agreement." Excluded Shares will be cancelled.

   Each holder of Richfood common stock may elect to receive in exchange for each of his or her shares of Richfood common stock either (1) $18.50 in cash, or (2) shares of common stock of SUPERVALU having a market value of $18.50. For purposes of the exchange of Richfood common stock, the number of shares of SUPERVALU common stock having a market value of $18.50 (the "Conversion Ratio") will be based on the average trading price of SUPERVALU common stock during the 20 trading-day period ending on the seventh trading day prior to the closing of the merger. The amount of cash and stock to be received at the election of each Richfood common stock holder will be subject to pro rata adjustment to the extent required to ensure that the aggregate consideration is composed of the proportions of cash and SUPERVALU common stock called for by the merger agreement. See "--Procedures for Shareholder Elections," "--Shareholder Elections" and "--Allocation Rules."

   Upon the conversion of the shares of Richfood common stock pursuant to the merger, all Richfood common stock will no longer be outstanding, will be cancelled and retired and will cease to exist. Each certificate representing Richfood common stock will thereafter represent only (1) the right to receive, upon surrender of the certificate, the merger consideration and (2) with respect to SUPERVALU common stock to be issued in exchange therefor, the right
(a) to receive any dividends or other distributions, without interest, with a record date at or after the date the merger becomes effective and (b) to vote at any meeting of SUPERVALU shareholders the number of whole shares of SUPERVALU common stock represented by the certificate.

Background of the Merger

   In recent years, the food distribution and retailing industry has undergone substantial consolidation. The reasons for this trend have included: (1) a desire to achieve the economies of scale resulting from improved utilization of infrastructure and technology and from increased purchasing power; (2) the capital requirements necessary to develop and maintain a modern retail store base and an efficient wholesale distribution and logistics network; (3) increased competition from traditional and alternative channels of distribution; and (4) the benefits of geographic diversification. Since 1990, Richfood's business strategy has included taking advantage of opportunities presented by industry consolidation to effect strategic acquisitions. During that period, Richfood completed eight acquisitions, which more than tripled its sales, improved its operating leverage, expanded its customer base, enhanced its presence in various regional markets and resulted in the creation of its retail division.

   Beginning in early 1998, as part of its ongoing strategic planning, Richfood management reviewed with the Richfood board of directors the continuing industry consolidation trends and possible strategic opportunities available to Richfood. Over the remainder of 1998 and into early 1999, Richfood management initiated contacts with a number of potential acquisition targets. In certain instances, those contacts resulted in substantial negotiations and due diligence regarding possible acquisitions, but none of those contacts resulted in an acquisition transaction.

   Simultaneously, beginning in July 1998 and continuing into early 1999, Richfood engaged in negotiations with Giant Food Stores, Inc., Richfood's largest wholesale customer, regarding an extension of Giant's long-term supply agreement with Richfood, which was scheduled to expire in December 1999. Giant notified Richfood in January 1999 that Giant had selected Richfood as its long-term supplier and that Giant was prepared to enter into a new long-term supply agreement, subject to completion of definitive documentation. However, Giant subsequently interrupted the documentation process and, following the announcement of a significant strategic acquisition by Giant's parent company, notified Richfood that, notwithstanding earlier indications, the supply relationship would not be extended.

   In January 1999, a company in the retail food business contacted Richfood on an unsolicited basis regarding the possibility of a business combination. That company entered into a confidentiality agreement with Richfood and conducted initial due diligence but, by February 1999, indicated that it had determined not to pursue further discussions.

   In light of the lack of strategic acquisition targets then available to Richfood, uncertainties regarding renewal of the Giant supply relationship and the unsolicited acquisition contact, and in order to assist Richfood's board of directors in evaluating Richfood's available strategic alternatives, Mr. John
E. Stokely, Chairman, President and Chief Executive Officer of Richfood, determined to contact Mr. Michael W. Wright, Chairman, President and Chief Executive Officer of SUPERVALU, to ascertain whether SUPERVALU was interested in evaluating a possible merger with Richfood. Mr. Stokely viewed SUPERVALU as the most compelling strategic partner for Richfood, in light of SUPERVALU's position as the largest grocery wholesaler in the United States, its successful expansion of its retail grocery operations, its financial strength, the absence of substantial geographic overlap of SUPERVALU's wholesale or retail operations with those of Richfood, which might otherwise present antitrust impediments to a merger, and the common business philosophies of the two companies.

   During the week of February 22, 1999, Mr. Stokely called Mr. Wright to propose a meeting. On March 2, 1999, Mr. Stokely and Mr. Wright met in Washington, D.C., and discussed SUPERVALU's possible interest in an acquisition of Richfood and the merits of such a transaction. These discussions were preliminary and no decisions or commitments were made, but it was agreed that discussions would continue. Mr. Stokely and Mr. Wright maintained regular contacts thereafter through the execution of the merger agreement.

   On March 30, 1999, Richfood and SUPERVALU entered into a confidentiality agreement and, on March 31, 1999, Richfood delivered initial due diligence materials to SUPERVALU. Throughout April 1999, Richfood provided SUPERVALU with additional due diligence materials, including financial projections reflecting the loss of the Giant supply relationship.

   On April 7, 1999, Mr. Wright advised SUPERVALU's board of directors at its regularly scheduled meeting of SUPERVALU's interest in an acquisition of Richfood.

   On April 28 and 29, 1999, Richfood's board of directors held its regularly-scheduled annual planning meeting. At that meeting, management reviewed industry developments over the past year, including continued industry consolidation and its effects on Richfood's wholesale and retail operations. In addition, management reviewed Richfood's efforts towards effecting strategic acquisitions, the anticipated effects of the loss of the Giant supply relationship, the unsolicited inquiry received by management regarding a possible business combination involving Richfood and Mr. Stokely's contact of Mr. Wright and the subsequent delivery of due diligence materials to SUPERVALU on a confidential basis. In addition, management presented certain operational restructuring alternatives that were expected to result in improved earnings and enhanced strategic opportunities. After considering and approving those operational restructuring alternatives, the board instructed management to request that Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") undertake a study of Richfood's strategic alternatives, and authorized management to continue confidential discussions with SUPERVALU regarding a possible merger.

   On May 7, 1999, Mr. Wright wrote a letter to Mr. Stokely setting forth SUPERVALU's preliminary, non-binding indication of interest in a possible merger with a value in the range of $17.00 to $19.00 per share of Richfood common stock. Mr. Wright also indicated that SUPERVALU would consider offering Richfood shareholders the opportunity to elect to receive either cash or SUPERVALU common stock in the transaction (subject to allocation and proration such that 50% of the total consideration would consist of cash and 50% would consist of stock), and structuring the merger so that it would be tax-free for federal income tax purposes to the extent a Richfood shareholder received shares of SUPERVALU common stock.

   On April 30, 1999, another company in the retail food business contacted Richfood on an unsolicited basis to express interest in a possible business combination. On May 11, 1999, Mr. Stokely met with a senior executive officer of the third party to discuss the third party's interest in an acquisition of Richfood and the potential cost savings and other benefits associated with a merger. Later that day, Richfood entered into a confidentiality agreement with that third party and provided the third party with initial due diligence materials. On May 21, 1999, senior executives of the third party and the third party's financial advisor contacted DLJ and expressed a preliminary, non-binding indication of interest in a possible merger with a value in the range of $18.00 to $20.00 per share of Richfood common stock. On May 25, 1999, Mr. Stokely, together with other senior executives of Richfood and representatives of DLJ, met with senior executive officers and the financial advisors of the third party to evaluate the seriousness of such party's interest and to discuss operational and regulatory issues that Richfood believed would impair the third party's ability successfully to complete an acquisition of Richfood. The third party thereafter did not pursue any substantial due diligence activity. On June 7, 1999, following additional discussions between Mr. Stokely and a senior executive of the third party regarding operational impediments to a merger, the third party indicated that it was no longer interested in pursuing a transaction.

   During May 1999, Richfood received two other unsolicited inquiries from companies in the wholesale and/or retail food industry regarding possible acquisitions of Richfood. One party executed a confidentiality agreement, but did not commence due diligence, while the second party did not sign a confidentiality agreement. In addition, at the request of Richfood's board of directors, DLJ initiated contacts in late May 1999 with two other national retail grocery companies, and confirmed that neither of such companies was interested in a possible acquisition of Richfood.

   On May 18, 1999, Mr. Stokely, Mr. John C. Belknap, Executive Vice President, Chief Financial Officer and Secretary of Richfood, and Mr. Alec C. Covington, President and Chief Operating Officer of Richfood's wholesale division, together with representatives of DLJ, met in New York with Mr. Wright and certain senior executives of SUPERVALU, together with representatives of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merill Lynch"). The purpose of the meeting was to permit representatives of SUPERVALU to conduct due diligence with senior executives of Richfood, and to permit the parties to discuss matters relative to the value of Richfood, including potential cost savings and operational benefits associated with a possible transaction.

   During the evening of May 18, 1999, Merrill Lynch advised DLJ by telephone that SUPERVALU was prepared to refine its range of potential value to $18.00 to $19.00 per share of Richfood common stock, and requested that SUPERVALU and its advisors be given access to a broader range of due diligence materials concerning Richfood.

   On May 19, 1999, at a special meeting, Richfood's board of directors was advised of the status of discussions with SUPERVALU, and received presentations from management and DLJ regarding the current industry environment and a range of possible strategic alternatives to increase shareholder value. These alternatives included the operational reorganization approved by the board at its previous meeting, the sale or spin-off of either or both of Richfood's wholesale and retail divisions, and the sale of the entire company. In addition, management and representatives of DLJ reviewed for the board their views on potential acquirors of Richfood other than SUPERVALU and the parties from whom Richfood had received unsolicited inquiries regarding potential transactions, in each case concluding that other potential acquirors faced financial, regulatory or strategic impediments that would substantially impair their ability to consummate a transaction on terms comparable with the range of value expressed by SUPERVALU. After considering the possible advantages and disadvantages of each strategic alternative reviewed for the board and the potential shareholder value that Richfood might achieve under each scenario, and discussing factors related to other potential purchasers of Richfood, the board authorized management to continue discussions with SUPERVALU.

   Following discussions between Merrill Lynch and DLJ over the course of the day on May 20, 1999, Merrill Lynch indicated that SUPERVALU had further refined its potential valuation to $18.50 per share of Richfood common stock.

   On May 21, 1999, Mr. Stokely and Mr. Wright met in Chicago and had additional discussions regarding the companies' operating philosophies and the potential benefits of the possible transaction to both companies, including potential cost savings and operational benefits associated with a merger. During the course of that meeting, and after extensive discussions between Mr. Stokely and Mr. Wright regarding SUPERVALU's potential valuation for Richfood, Mr. Wright confirmed his willingness to recommend to SUPERVALU's board of directors a valuation of $18.50 per share of Richfood common stock, subject to satisfactory completion of due diligence. Later that day, SUPERVALU supplied a detailed due diligence request list to Richfood and its legal and financial advisors.

   On May 23, 1999, SUPERVALU and its advisors began detailed due diligence at the offices of Richfood's legal advisors. That due diligence, together with visits by SUPERVALU representatives to various Richfood operational locations, continued through June 4, 1999.

   On May 29, 1999, SUPERVALU's legal advisors provided an initial draft of the merger agreement to Richfood and its legal and financial advisors. Richfood and its advisors reviewed that draft and provided initial comments to SUPERVALU and its advisors on June 2, 1999. In addition, on June 2, 1999, at a special meeting of Richfood's board of directors, management together with Richfood's financial and legal advisors provided the board with an update of the status of discussions with SUPERVALU and other potential acquirors, and an initial review of issues concerning the draft merger agreement.

   On June 3, 1999, DLJ, on behalf of Richfood, delivered to Merrill Lynch a due diligence document request with respect to SUPERVALU. On June 4, 1999, Richfood entered into a confidentiality agreement with SUPERVALU relating to the requested information. From June 5 through June 7, 1999, representatives of Richfood, DLJ and Richfood's legal advisors conducted a due diligence examination of SUPERVALU, which included a meeting of certain senior executive officers of Richfood and representatives of DLJ with certain senior executives of SUPERVALU in Minneapolis.

   On June 4, 1999, representatives of SUPERVALU, together with its legal and financial advisors, met with representatives of Richfood and its legal and financial advisors in Richmond to negotiate the terms of the merger agreement, including the scope of representations and warranties, the conditions to closing, the treatment of outstanding Richfood stock options in the transaction, events permitting either party to terminate the transaction, the circumstances under which Richfood would be required to pay a termination fee to SUPERVALU and the size of such fee.

   On June 7, 1999, representatives of SUPERVALU and its legal advisors had a series of telephone conversations with Richfood's legal advisors concerning certain unresolved issues related to the draft merger agreement, including the circumstances under which Richfood would be permitted to terminate the agreement, the size of any termination fee, the treatment of outstanding stock options and Richfood's plans related to executive retention bonuses. Certain of those issues were resolved on June 7, 1999, while negotiations related to other issues continued through the execution of the merger agreement on June 9, 1999. On June 8, 1999, Richfood received a revised draft of the merger agreement, which was distributed to Richfood's directors.

   On June 9, 1999, at 7:00 a.m. (local time), Richfood's board of directors convened a special meeting to receive an update with respect to the proposed transaction with SUPERVALU. Mr. Stokely reported on the course of negotiations since the board's last meeting, the resolution of certain principal business issues and the status of certain unresolved issues. Richfood's legal advisors then reviewed for the board their standard of conduct in evaluating any potential extraordinary transaction under Virginia law. Representatives of DLJ then delivered a detailed presentation regarding the terms of SUPERVALU's proposal, an analysis of the valuation of SUPERVALU's proposal and a review of SUPERVALU's business and its financial performance. At the conclusion of that presentation, DLJ indicated that, subject to the satisfactory resolution of the remaining issues related to the merger agreement, DLJ was prepared to deliver its opinion to the board of directors that the merger consideration was fair, from a financial point of view, to Richfood's shareholders. Richfood's legal advisors then reviewed in detail the principal provisions of the draft merger agreement. After extensive discussion, the board authorized management to attempt to reach a definitive agreement regarding the proposed transaction, and adjourned the meeting until later that day.

   On June 9, 1999, SUPERVALU convened a special board of directors' meeting with respect to the proposed transaction with Richfood. Representatives of Merrill Lynch delivered a presentation on the proposed transaction. Senior officers of SUPERVALU updated the board of directors on Richfood's wholesale and retail operations, the financial aspects of the proposed transaction and the terms and conditions of the proposed merger agreement. After extensive discussion, the board unanimously approved the proposed transaction.

   Over the course of the day on June 9, 1999, representatives of Richfood and SUPERVALU continued to negotiate with respect to certain terms of the draft merger agreement and to review and finalize the disclosure schedules associated with the agreement. Late in the afternoon of June 9, 1999, following resolution of the remaining principal issues, primarily related to Richfood's right to terminate the agreement under certain circumstances and the circumstances under which a termination fee would be payable, Richfood's board of directors reconvened its meeting. Richfood's management and legal advisors reviewed the resolution of the remaining principal issues. Representatives of DLJ then advised the board that DLJ would deliver its written opinion to the board of directors to the effect that, as of the date of the meeting and subject to the conditions, limitations, qualifications and other matters contained in its opinion, DLJ was of the opinion that the consideration to be received in the merger by holders of Richfood common stock was fair, from a financial point of view. A draft of DLJ's written opinion was then distributed to the board, and DLJ's executed opinion was delivered to Richfood's board later that day. The Richfood board of directors then, by unanimous vote, determined that the merger was in the best interest of Richfood and its shareholders, and approved the merger agreement and authorized its execution. Each member of the board, together with Messrs. Belknap and Covington, then entered into a voting agreement pursuant to which he agreed to vote his shares of Richfood common stock in favor of the merger, as described under "SHAREHOLDERS AGREEMENTS."

   Thereafter, on June 9, 1999, Richfood, SUPERVALU and Acquisition executed and delivered the merger agreement and publicly announced the proposed merger.

Reasons of Richfood for the Merger

   At its meeting on June 9, 1999, Richfood's board of directors voted unanimously to enter into the merger agreement and to recommend that Richfood shareholders vote to approve the merger and the merger agreement. Richfood's board of directors made its determination after careful consideration of, and based on, a number of factors including the following material factors:

  . trends affecting the wholesale and retail food industry, including: (1) continued rapid consolidation and the effects of that consolidation on Richfood's wholesale and retail operations, including increased relative size required to maximize purchasing power, increased competition affecting Richfood's wholesale customers and the potential acquisition of those customers by third parties; (2) escalating cost of technology necessary to compete effectively; (3) increased retail competition from self-distributing national chains, supercenters and alternative channels of distribution and (4) low national population growth, low inflation, increased interest costs and a tightening labor market;

  . public market valuations of food wholesalers compared to relatively higher public market valuations of food retailers, which limited Richfood's ability to use its common stock to continue to effect retail acquisitions, and Richfood's relative debt level following recent acquisitions, which limited Richfood's ability to incur additional debt on favorable terms to finance additional wholesale or retail acquisitions;

  . a review of the possible alternatives to the transactions contemplated by the merger agreement, including the possibilities of continuing to operate Richfood as an independent entity, various potential strategic acquisitions and a sale or partial sale of Richfood through a merger or by other means and, in respect of each alternative, the range of possible benefits to Richfood's shareholders of such alternative and the timing and likelihood of actually accomplishing such alternative;

  . the views of management and DLJ regarding the likelihood of other potential offers for Richfood on terms more favorable to the Richfood shareholders than the merger;

  . the financial and valuation analyses presented to the board of directors by DLJ, including market prices and financial data relating to other companies engaged in businesses considered comparable to Richfood and the prices and premiums paid in recent selected acquisitions of companies engaged in businesses considered comparable to those of Richfood;

  . the written opinion of DLJ that, based on certain assumptions and subject to certain limitations described below under "--Opinion of Richfood's Financial Advisor," the consideration to be received by the shareholders of Richfood pursuant to the merger agreement is fair to such shareholders from a financial point of view;

  . the likelihood that the merger would be consummated, including the experience, reputation and financial condition of SUPERVALU and the risks to Richfood if the merger were not consummated following its public announcement;

  . the amount and form of the consideration to be received by Richfood shareholders in the merger and information on the historical trading ranges of Richfood common stock and SUPERVALU common stock;

  . that the merger would provide Richfood shareholders who elect to receive SUPERVALU common stock the opportunity to participate in the future growth and profitability of SUPERVALU, the largest food wholesaler and (following the merger) tenth largest supermarket retailer in the United States, together with the belief of Richfood's board of directors that SUPERVALU's growth and profitability would be enhanced as a result of the merger;

  . that the merger consideration of $18.50 per share of Richfood common stock would provide Richfood shareholders with a premium of approximately 24.4% over the closing sales price of $14.875 per Richfood common share on June 8, 1999, the last trading day prior to the announcement of the merger, and a premium of approximately 42.9% over the average price at which Richfood common shares had traded in the 20 trading days prior to the announcement of the merger;

  . that the merger would be a tax-free transaction for federal income tax purposes to the extent a Richfood shareholder receives shares of SUPERVALU common stock in the merger, as described under "THE MERGER-- Material Federal Income Tax Consequences;" and

  . the financial and other terms and conditions of the merger and the merger agreement including, without limitation: (1) the limited conditions to SUPERVALU's obligation to close the merger; (2) the opportunity for Richfood shareholders to elect to receive for their Richfood common stock either $18.50 in cash or shares of SUPERVALU common stock valued at $18.50 per share, subject to allocation and proration, as noted above; and (3) the fact that the terms of the merger agreement should not unduly discourage third parties from making bona fide proposals subsequent to signing the merger agreement and, if any such proposal were made, that Richfood's board of directors, in the exercise of its good faith business judgment of the best interests of Richfood and its shareholders, could authorize Richfood to provide information to, engage in negotiations with, and, subject to payment of the termination fee, enter into a transaction with, another party.

   In view of the number and wide variety of factors considered in connection with its evaluation of the merger, and the complexity of these matters, Richfood's board of directors did not find it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered. In addition, the Richfood board did not undertake to make any specific determination as to whether any particular factor was favorable or unfavorable to the board of directors' ultimate determination or assign any particular weight to any factor, but rather conducted an overall analysis of the factors described above, including considering the information, opinions, reports and statements presented by Richfood's management and its legal and financial advisors. In considering the foregoing factors, individual members of the board of directors may have given different weight to different factors. Richfood's board of directors considered all these factors as a whole, and overall considered the factors to be favorable to and to support its determination.

   Richfood's board of directors believes that the terms of the merger are fair to and in the best interests of Richfood and its shareholders and unanimously recommends to its shareholders that they vote FOR the proposal to approve the merger agreement.

Reasons of SUPERVALU for the Merger

   SUPERVALU's board of directors has determined that the acquisition of Richfood via the merger has the potential to enable SUPERVALU to realize long-term improved operating and financial results and a stronger competitive position in both its retail and distribution business segments. Potential benefits of the merger include the following:

  . the acquisition of Richfood's Shoppers Food Warehouse, Metro and Farm Fresh retail grocery stores would provide SUPERVALU with leading retail supermarket outlets in growing market areas where SUPERVALU currently does not have a retail presence;

  . on a pro forma basis, the acquisition would have increased SUPERVALU's retail food sales for fiscal 1999 by approximately 35%, from approximately $5 billion to approximately $7 billion; and

  . the acquisition of Richfood's food distribution business would enhance SUPERVALU's industry-leading distribution network and provide a platform for SUPERVALU to expand its operations in the Mid-Atlantic region of the United States.

Opinion of Richfood's Financial Advisor

   In its role as financial advisor to Richfood, DLJ was asked by Richfood to render an opinion to the Richfood board of directors as to the fairness to Richfood shareholders, from a financial point of view, of the merger consideration pursuant to the terms of the merger agreement. DLJ was not retained as an advisor or agent to Richfood's shareholders or any other person, other than as an advisor to the Richfood board of directors. On June 9, 1999, DLJ delivered an oral opinion, subsequently confirmed in writing as of the same date (the "June Opinion"), to the effect that as of the date of such opinion, and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the merger consideration was fair to the

Richfood shareholders from a financial point of view. DLJ subsequently confirmed its opinion as of July 29, 1999 (the "July Opinion").

   The full text of the July Opinion is attached to this document as Annex B. Richfood shareholders are urged to read such opinion carefully and in its entirety for assumptions made, procedures followed, other matters considered and limits of the review undertaken in arriving at such opinion. The description of DLJ's opinion contained in this document is qualified in its entirety by reference to the full text of such opinion.

   DLJ's opinion was prepared for the Richfood board of directors and is directed only to the fairness of the merger consideration to Richfood shareholders, from a financial point of view, and does not address the merits of the decision by Richfood to engage in the merger or other business strategies considered by the Richfood board of directors, nor does it address the board's decision to proceed with the merger. DLJ's opinion does not constitute a recommendation to any Richfood shareholder as to how such shareholder should vote at the Richfood shareholders' meeting.

   DLJ's opinion does not constitute an opinion as to the price at which the SUPERVALU common stock or the Richfood common stock will trade at any time. The merger consideration was determined in arms-length negotiations between Richfood and SUPERVALU, in which negotiations DLJ advised Richfood. No restrictions or limitations were imposed by Richfood upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering its opinion.

   In arriving at its opinion, DLJ reviewed, among other things, the merger agreement. DLJ also reviewed financial and other information that was publicly available or furnished to it by Richfood and SUPERVALU, including information provided during discussions with their respective managements. Included in the information provided to DLJ were certain financial projections of Richfood prepared by Richfood management and certain financial projections of SUPERVALU prepared by SUPERVALU management. In addition, DLJ reviewed the historical stock prices and trading volumes of the common stock of Richfood and SUPERVALU, compared certain financial and securities data of Richfood and SUPERVALU with various other comparable companies whose securities are traded in public markets, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of its opinion.

   In rendering its opinion, DLJ relied upon and assumed, without independent verification, the accuracy, completeness and fairness of all of the financial and other information that was available to it from public sources, that was provided to it by Richfood and SUPERVALU or their respective representatives or that was otherwise reviewed by it. DLJ assumed that the financial projections supplied to it were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the respective managements of Richfood and SUPERVALU as to the future operating and financial performance of Richfood and SUPERVALU, respectively. DLJ has not assumed any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by it. DLJ relied as to certain legal matters on advice of counsel to Richfood.

   DLJ's opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to DLJ as of, the date of its opinion. It should be understood that, although subsequent developments may affect its opinion, DLJ does not have any obligation to update, revise or reaffirm its opinion.

   The following is a brief summary of the principal financial analyses performed by DLJ to arrive at its June Opinion. This summary does not purport to be a complete description of the analyses performed by DLJ. DLJ drew upon no specific conclusions from any of these analyses, but subjectively factored its observations from these analyses into its qualitative assessment of the relevant facts and circumstances.

   Common Stock Trading Price History. DLJ reviewed the daily closing prices of Richfood's common stock from June 4, 1998, to June 4, 1999. DLJ noted that the daily trading price of Richfood's common stock ranged from a high of $24.81 on February 3, 1999, to a low of $11.88 on April 23, 1999. DLJ also noted that Richfood's common stock price declined 25.8% to $11.88 on April 23, 1999, following the public announcement of the decision of Giant Food Stores, Inc., Richfood's largest wholesale customer, not to renew its supply agreement.

   Analysis of Selected Publicly Traded Companies. DLJ compared financial information for Richfood to corresponding information for three publicly traded food distribution companies that also operate food retail stores. The selected companies consisted of SUPERVALU, Fleming Companies, Inc. and Nash Finch Company. DLJ noted that Richfood generated a higher percentage of its latest twelve months ("LTM") earnings before interest, taxes, depreciation and amortization ("EBITDA") from its retail operations than the percentage of the LTM EBITDA generated by the selected companies' retail operations. DLJ calculated and compared the market values and certain ratios based upon stock prices as of June 4, 1999, for the selected companies and the merger consideration for Richfood. Such ratios included enterprise value divided by LTM EBITDA and earnings before interest and taxes ("EBIT") and stock prices divided by estimated calendar 1999 earnings per share and estimated calendar 2000 earnings per share. Enterprise value represents the market value of common equity plus the book value of debt, less cash and cash equivalents. Enterprise value for Richfood incorporates the cash proceeds from the sale of Trak Auto Corporation completed in May 1999. Earnings per share projections for the selected companies were based upon the First Call Research Network consensus research analyst estimates and earnings per share projections for Richfood were provided by Richfood management. With respect to the LTM financial data for Richfood, DLJ utilized data, which was provided by Richfood management, that reflected the loss of the Giant supply relationship as if such loss had occurred at the beginning of the LTM period.

   No other company utilized in DLJ's analysis of selected publicly traded companies is identical to Richfood. Accordingly, such analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Richfood and other companies included in such analysis.

   The analysis showed:

           Summary of Analysis of Selected Publicly Traded Companies

                                                                            Share Price/
                                                                  ---------------------------------
                                                                      CY 1999E         CY 2000E
                                            Enterprise Value/           EPS              EPS
                                        ------------------------- ---------------- ----------------
                                                                  (Selected companies EPS is based
                           LTM Retail                              on First Call Research Network
                             EBITDA         LTM          LTM          and Richfood EPS provided
                          Contribution    EBITDA        EBIT           by Richfood management)
                          ------------- ----------- ------------- ---------------------------------
Range of Selected
 Companies..............  15.6% - 34.3% 5.2x - 6.9x 10.8x - 11.8x    14.1x - 14.6x    11.8x - 13.2x
Average of Selected
 Companies..............          25.0%        6.0x         11.2x            14.3x            12.5x
Richfood at Merger
 Consideration (based on
 pro forma data provided
 by Richfood management
 to reflect the loss of
 the Giant supply
 relationship)..........          41.5%        7.7x         10.8x            14.1x            12.3x

   Analysis of Selected Publicly Traded Companies Adjusted for Richfood Retail Contribution. To account for Richfood generating a higher percentage of its LTM EBITDA from its retail operations than the percentage of the LTM EBITDA generated by the selected companies' retail operations, DLJ recalculated the ratios of enterprise value to LTM EBITDA for the selected companies to reflect the same LTM EBITDA contribution from their retail operations as Richfood's LTM retail EBITDA contribution and assuming a value for the selected companies' retail operations. As part of this analysis, DLJ calculated the implied wholesale LTM EBITDA multiple for the selected companies based on the ratio of enterprise value to LTM EBITDA for the selected companies, the LTM retail EBITDA contribution for the selected companies and the assumed value of the selected companies' retail operations. To value the retail operations of the selected companies, DLJ calculated the average ratio of enterprise value to LTM EBITDA for selected publicly traded regional food retailers based upon June 4, 1999, stock prices. The selected publicly traded regional food retailers consisted of Food Lion, Inc., Hannaford Bros. Co., Ruddick Corporation, The Great Atlantic & Pacific Tea Company, Inc., Weis Markets, Inc. and Winn-Dixie Stores, Inc. The average total enterprise value to LTM EBITDA ratio for these selected regional food retailers was 7.6x.

   The analysis showed:

              Calculation of Implied Wholesale LTM EBITDA Multiple

                                                              Regional
                                                                Food                           Implied
                            Enterprise           LTM          Retailer          LTM           Wholesale
                              Value/           Retail           LTM          Wholesale           LTM
                                LTM            EBITDA          EBITDA         EBITDA           EBITDA
                              EBITDA        Contribution      Multiple     Contribution       Multiple
                            -----------  =  -------------  x  --------  +  -------------  x  -----------
   Range of Selected
    Companies.............. 5.2x - 6.9x   = 15.6% - 34.3%   x   7.6x     + 84.4% - 65.7%   x 4.8x - 6.5x
   Average of Selected
    Companies..............        6.0x   =         25.0%   x   7.6x     +         75.0%   x        5.5x

                  Calculation of Adjusted LTM EBITDA Multiple

                                            Regional
                                              Food         Richfood        Implied
                            Richfood        Retailer         LTM          Wholesale        Adjusted
                               LTM            LTM         Wholesale          LTM              LTM
                          Retail EBITDA      EBITDA         EBITDA          EBITDA          EBITDA
                          Contribution   x  Multiple  +  Contribution  x   Multiple    =   Multiple
                          ------------- --- -------- --- ------------ --- ----------  --- -----------
Range of Selected
 Companies..............      41.5%       x   7.6x     +     58.5%      x 4.8x - 6.5x   = 5.9x - 7.0x
Average of Selected
 Companies..............      41.5%       x   7.6x     +     58.5%      x        5.5x   =        6.3x
Richfood at Merger
 Consideration (based on
 pro forma data provided
 by Richfood management
 to reflect the loss of
 the Giant supply
 relationship)..........       --             --              --                 --              7.7x

   Comparable Transactions Analysis. DLJ reviewed four selected comparable acquisitions in the food wholesaling industry announced since June 1992 with enterprise values greater than $200 million. The comparable transactions included SUPERVALU's acquisition of Wetterau, Inc., Fleming Companies, Inc.'s acquisition of Scrivner Inc., Richfood's acquisition of Super Rite Corporation and Nash Finch Company's acquisition of Super Food Services, Inc. For each of the comparable transactions, DLJ calculated the ratio of enterprise value to LTM EBITDA prior to the announcement of the merger. With respect to the LTM financial data for Richfood, DLJ utilized data, which was provided by Richfood management, that reflected the loss of the Giant supply relationship as if such loss had occurred at the beginning of the LTM period.

   No transaction utilized in the comparable transactions analysis is identical to the merger. Accordingly, such analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Richfood and SUPERVALU and other factors that could affect the acquisition value of the companies to which they are being compared.

   The analysis showed:

                  Summary of Comparable Transactions Analysis

                                              Enterprise
                                                Value/
                                              LTM EBITDA
                                              -----------
            Range of Comparable
             Transactions.................... 6.5x - 8.9x
            Average of Comparable
             Transactions....................        7.3x
            Richfood at Merger Consideration
             (based on pro forma data
             provided by Richfood management
             to reflect the loss of the Giant
             supply relationship)............        7.7x

   Premiums Paid Analysis. DLJ analyzed the purchase price premium paid over the market price prior to announcement in selected merger and acquisition transactions from January 1, 1995, to June 4, 1999, involving transactions with enterprise values ranging from $1.0 billion to $2.0 billion. DLJ compared the average premiums in these transactions one day prior, one week prior and one month prior to announcement of the respective transaction to the premiums implied by the merger consideration one day prior, one week prior and one month prior to Richfood's closing stock price on June 7, 1999.

   The analysis showed:

                       Summary of Premiums Paid Analysis

                                           Premiums to Closing Stock Price
                                           ------------------------------------
                                            One Day     One Week     One Month
                                             Prior       Prior         Prior
                                           ----------  ----------   -----------
   Average of Selected Transactions.......       28.7%       35.1%         38.1%
   Merger Consideration...................       39.6%       44.4%         41.0%

   Discounted Cash Flow Analysis. DLJ performed a discounted cash flow analysis for the five-year period ending with fiscal year 2004 on the unlevered free cash flows of Richfood using financial projections provided by Richfood management. Unlevered free cash flows were calculated as: (1) the projected EBIT adjusted for taxes, plus (2) projected depreciation and amortization, plus (or minus) (3) projected net changes in working capital and minus (4) projected capital expenditures. DLJ calculated terminal values by applying a range of estimated EBITDA multiples of 5.75x to 6.75x to projected fiscal year 2004 EBITDA. The unlevered free cash flows and terminal values were then discounted to April 30, 1999, using discount rates ranging from 11.0% to 13.0%, representing an estimated range of the weighted average cost of capital for Richfood, adjusted for Richfood's relatively small equity capitalization and other subjective judgments.

   The analysis showed:

                    Summary of Discounted Cash Flow Analysis

                                                                 Low    High
                                                                ------ ------
       Richfood per Share Equity Value (based on financial
        projections provided by Richfood management)........... $15.93 $22.34

   EPS Accretion/Dilution Analysis. DLJ analyzed the impact of the merger on the projected earnings per share of SUPERVALU for the projected fiscal years ending February 26, 2000, and February 25, 2001, on a pro forma basis as if the merger had occurred on February 27, 1999. This analysis is based on assumptions provided by the respective managements of Richfood and SUPERVALU, including the projected financial performances of Richfood and SUPERVALU and prevailing interest rates and excluding potential cost savings. The results of the analysis indicated that the merger would be accretive to SUPERVALU's earnings per share for the projected fiscal years ending February 26, 2000, and February 25, 2001.

   The actual results achieved by the combined company may vary from projected results and the variations may be material.

   The summary set forth above describes the principal elements of the presentation made by DLJ to the Richfood board on June 9, 1999. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the transaction and add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based upon the results of all analyses taken as a whole. DLJ did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion. In performing its analyses, DLJ made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

   Pursuant to the terms of an engagement letter dated May 19, 1999, Richfood agreed to pay DLJ (1) a fee of $1 million at the time Richfood entered into a definitive agreement with respect to any sale, merger, consolidation or other business combination involving all or substantially all of the business, securities or assets of Richfood, (2) a fee of $1 million at the time DLJ delivered a fairness opinion to the Richfood board irrespective of the conclusion reached therein and (3) an additional fee of $7.5 million, less the fees earned pursuant to clauses (1) and (2), which amount will be paid upon consummation of the merger. Richfood has also agreed to reimburse DLJ promptly for all out-of-pocket expenses, including the reasonable fees and out-of-pocket expenses of counsel, incurred by DLJ in connection with its engagement, whether or not the merger is consummated, and to indemnify DLJ and related persons against liabilities in connection with its engagement, including liabilities under the federal securities laws. The terms of the fee arrangement with DLJ, which DLJ and Richfood believe are customary in transactions of this nature, were negotiated at arms-length between Richfood and DLJ, and the Richfood board was aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to DLJ is contingent upon consummation of the merger.

   In the ordinary course of business, DLJ may actively trade the securities of both Richfood and SUPERVALU for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

   DLJ, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Richfood selected DLJ based on its experience in transactions similar to the merger and its reputation in the retail and investment communities. DLJ has performed investment banking and other services for Richfood and certain of its subsidiaries in the past and has received customary compensation for such services, including in the past three years (1) acting as a co-manager in a $105 million follow-on offering of Richfood common stock in April 1996, (2) advising Richfood in its acquisition of Dart Group Corporation in May 1998 and
(3) advising Dart Group Corporation in its sale of Trak Auto Corporation in May 1999.

Procedures for Shareholder Elections

   SUPERVALU has appointed Norwest Bank as exchange agent in connection with the merger. At the time the merger becomes effective, SUPERVALU will deposit with the exchange agent, for the benefit of holders of shares of Richfood common stock, certificates representing shares of SUPERVALU common stock and the cash to be issued or paid pursuant to the allocation rules described below. In accordance with the allocation procedures, record holders of Richfood common stock as of the record date (other than Excluded Shares) will be entitled to
(1) elect to receive for each share of Richfood common stock either cash consideration or stock consideration or (2) effect a non-election by indicating no preference as to the receipt of cash consideration or stock consideration. Under the merger agreement, shares of Richfood common stock in respect of which a non-election is made or is deemed to have been made are referred to as "Non-Election Shares." Subject to the allocation rules described below, Non-Election Shares of Richfood common stock will, as nearly as possible, be deemed (1) shares in respect of which stock elections have been made in an amount equal to 50% of the total number of those shares and (2) shares in respect of which cash elections have been made in an amount equal to 50% of the total number of those shares.

Shareholder Elections

   All shareholder elections will be made on the election form/letter of transmittal that is being provided along with this proxy statement/prospectus. Richfood will use its best efforts to make an election form/letter of transmittal available to all persons who become holders of record of Richfood common stock between the date of mailing of this proxy statement/prospectus and the election deadline. To be effective, an election form/letter of transmittal must be returned, properly completed and accompanied by the stock certificate(s) as to which the election is being made, to the exchange agent no later than the election deadline (5:00 p.m., New York City time on the business day that is two trading days prior to the closing of the merger). A record holder that fails to submit an effective election form/letter of transmittal prior to the election deadline will be deemed to have made a non-election. In the event that any stock certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate to have been lost, stolen or destroyed and, if required by SUPERVALU, the posting of a bond in customary amount as indemnity against any claim that may be made against it with respect to the certificate, the exchange agent will issue in exchange for the lost, stolen or destroyed certificate the merger consideration and any cash payable and related unpaid dividends or other distributions upon due surrender of, and deliverable in respect of, Richfood common stock represented by the certificate. If the merger is not approved at the special meeting (unless the special meeting is adjourned to a later date), stock certificates that have previously been delivered to the exchange agent will be returned to the shareholders of record.

   Elections may be revoked or amended upon written notice to the exchange agent prior to the election deadline. If a holder revokes the election form/letter of transmittal and does not properly resubmit the form, the holder's shares will be deemed Non-Election Shares.

Allocation Rules

   The number of shares of Richfood common stock to be converted into the right to receive cash consideration in the merger, and the number of shares of Richfood common stock to be converted into the right to receive stock consideration in the merger, will in each case be equal to 50% of (1) the total number of shares of Richfood common stock issued and outstanding immediately prior to the effective time of the merger less (2) the number of Excluded Shares, unless such percentages are adjusted as described below in "-- Termination of the Merger Agreement." The conversion ratios, allocations and consideration amounts set forth below under the headings "Allocation of SUPERVALU Common Stock Available for Election," "Allocation of Cash Available for Election" and "Illustration of Potential Effects of Allocation Procedures" are based on the assumption that the percentage of shares of Richfood common stock to be converted into the right to receive cash consideration and the percentage of shares of Richfood common stock to be converted into the right to receive stock consideration will each equal 50%. If such percentages are adjusted, the conversion ratios, allocations and consideration amounts would be adjusted accordingly.

   Because of the limitations on the number of shares of Richfood common stock to be converted into the right to receive cash consideration and stock consideration under the election and allocation procedures described in this proxy statement/prospectus, no assurance can be given that holders of Richfood common stock will receive their requested form of merger consideration.

   Allocation of SUPERVALU Common Stock Available for Election. The merger agreement provides that 50% of the aggregate number of shares of Richfood common stock issued and outstanding immediately prior to the effective time of the merger (less the number of Excluded Shares) will be converted into stock consideration (the "Stock Election Number"). If stock elections are received for a number of shares of Richfood common stock that is 50% or less of the aggregate number of shares of Richfood common stock issued and outstanding immediately prior to the effective time of the merger (less the number of Excluded Shares), each share of Richfood common stock covered by stock elections will be converted into the right to receive a fraction of a share of SUPERVALU common stock equal to the Conversion Ratio. In the event that the aggregate number of shares of Richfood common stock in respect of which stock elections are received ("Stock Election Shares") is greater than 50% of the number of shares of Richfood common stock issued and outstanding immediately prior to the effective time of the merger (less the number of Excluded Shares), the shares as to which stock elections have been made will be converted into the right to receive stock consideration and/or cash consideration in the following manner:

  . Non-Election Shares which would otherwise be deemed to be Stock Election Shares as described above in "--Procedures for Shareholder Elections" will be deemed converted into shares of Richfood common stock for which a cash election has been received (the "Cash Election Shares"), on a pro-rata basis for each record holder of Richfood common stock with respect to those shares, if any, of the record holder that are Non-Election Shares, to the minimum extent necessary so that the aggregate number of Stock Election Shares following the conversion will equal as closely as practicable the Stock Election Number and the Non-Election Shares so converted will be converted into the right to receive cash consideration;

  . in the event that the aggregate number of Stock Election Shares still exceeds the Stock Election Number, Stock Election Shares will be deemed converted to Cash Election Shares, on a pro-rata basis for each record holder of Richfood common stock with respect to those shares, if any, of the record holder that are Stock Election Shares, to the minimum extent necessary so that the aggregate number of Stock Election Shares following the conversion (after taking into account the actions described in the clause immediately above) will equal as closely as practicable the Stock Election Number and all Stock Election Shares so converted will be converted into the right to receive cash consideration; and

  . any remaining Stock Election Shares will be converted into the right to receive stock consideration.

   Allocation of Cash Available for Election. The merger agreement provides that the number of shares of Richfood common stock to be converted into the right to receive the cash consideration pursuant to the merger ("Cash Election Number") will equal 50% of the aggregate number of shares of Richfood common stock issued and outstanding immediately prior to the effective time of the merger (less the number of Excluded Shares). If cash elections are received for a number of shares of Richfood common stock that is 50% or less of the aggregate number of shares of Richfood common stock issued and outstanding immediately prior to the effective time of the merger (less the number of Excluded Shares), each share as to which a cash election has been made will be converted into the right to receive the cash consideration. In the event that Cash Election Shares exceed 50% of the aggregate number of shares of Richfood common stock issued and outstanding immediately prior to the effective time of the merger (less the number of Excluded Shares), the Cash Election Shares will be converted into the right to receive cash consideration or stock consideration in the following manner:

  . Cash Election Shares (including those Non-Election Shares deemed to be Cash Election Shares) will be deemed converted to Stock Election Shares, on a pro-rata basis for each record holder of Richfood common stock with respect to those shares, if any, of the record holder that are or deemed to be Cash Election Shares, to the minimum extent necessary so that the aggregate number of Cash Election Shares following the conversion will equal as closely as practicable the Cash Election Number and all Cash Election Shares so converted will be converted into the right to receive stock consideration; and

  . any remaining Cash Election Shares will be converted into the right to receive cash consideration.

   Illustration of Potential Effects of Allocation Procedures. The tables below illustrate the potential effects of the allocation procedures described above on a holder of 100 shares of Richfood common stock who elects, (1) in the case of Table 1, to receive stock consideration with respect to all 100 shares and (2) in the case of Table 2, to receive cash consideration with respect to all 100 shares. Both tables assume a Conversion Ratio of .7708 based on the assumption that the 20-trading-day average price of SUPERVALU common stock is $24.00. The tables set forth below are for purposes of illustration only, and are based on the assumptions described in the tables and elsewhere under "Allocation Rules." The actual amounts of stock consideration and/or cash consideration to be received by a Richfood shareholder may differ based on the actual Conversion Ratio and the actual elections made by all Richfood shareholders in the aggregate.

                                   TABLE 1*

          Illustration of Potential Effects of Allocation Procedures
            on a Holder of 100 Shares of Richfood Common Stock Who
             Makes a Stock Election With Respect to All 100 Shares

 Percentage
of all Shares              Number of Shares      Number of         Number of
 of Richfood                 of Richfood     Shares of Richfood    SUPERVALU       Amount
Common Stock                 Common Stock       Common Stock    Shares Received    of Cash
Making Stock   Conversion Allocated to Stock Allocated to Cash     as Stock     Consideration
Elections(1)    Ratio(2)   Consideration(3)   Consideration(4)   Consideration   Received(5)
-------------  ---------- ------------------ ------------------ --------------- -------------
     50%         .7708           100                  0              77.08         $  0.00
     75%         .7708            67                 33              51.64         $610.50
     85%         .7708            59                 41              45.48         $758.50
    100%         .7708            50                 50              38.54         $925.00

--------
*This table assumes all Non-Election Shares have been converted into Cash Election Shares in accordance with the allocation procedures described above.

(1) For any percentage below 50%, all of that holder's shares of Richfood common stock would be converted into stock consideration.
(2) Based on the assumption that the 20-trading-day average price of SUPERVALU common stock is $24.00.
(3) Calculated by dividing the stock election threshold (50%) by the percentages in column 1 and multiplying by 100 shares.
(4) Calculated by subtracting the number of shares in column 3 from 100.
(5) Cash payments in respect of fractional shares are not taken into account in the table.

                                    TABLE 2*

           Illustration of Potential Effects of Allocation Procedures on Holder of 100 Shares of Richfood Common Stock Who Makes
                 A Cash Election With Respect to All 100 Shares

Percentage of             Number of Shares Number of Shares   Number of
all Shares of               of Richfood      of Richfood      SUPERVALU
  Richfood                  Common Stock     Common Stock      Shares       Amount of
Common Stock                Allocated to     Allocated to    Received as      Cash
 Making Cash   Conversion       Cash            Stock           Stock     Consideration
Elections(1)    Ratio(2)  Consideration(3) Consideration(4) Consideration  Received(5)
-------------  ---------- ---------------- ---------------- ------------- -------------
     50%         .7708          100                0             0.00       $1,850.00
     75%         .7708           67               33            25.44       $1,239.50
     85%         .7708           59               41            31.60       $1,091.50
    100%         .7708           50               50            38.54       $  925.00

--------
*This table assumes that all Non-Election Shares have been deemed to be divided equally between Cash Election Shares and Stock Election Shares.

(1) For any percentage below 50%, all of that holder's shares of Richfood common stock would be converted into cash consideration.
(2) Based on the assumption that the 20-trading-day average price of SUPERVALU common stock is $24.00.
(3) Calculated by dividing the cash election threshold (50%) by the percentages in column 1 and multiplying by 100 shares.
(4) Calculated by subtracting the number of shares in column 3 from 100.
(5) Cash payments in respect of fractional shares are not taken into account in the table.

   As of the effective time of the merger, SUPERVALU will deposit, or cause to be deposited, in trust with the exchange agent, for the benefit of holders of Richfood common stock, (1) certificates representing the number of shares of SUPERVALU common stock and the cash to be issued or paid as merger consideration (including cash in lieu of fractional shares) pursuant to the merger agreement and (2) any cash, dividends or other distributions with respect to SUPERVALU common stock to be issued as merger consideration.

   Upon surrender of each certificate representing shares of Richfood common stock, the exchange agent will pay to the holder of that certificate, as soon as practicable after the effective time of the merger, the merger consideration (including cash in lieu of fractional shares) and that certificate will then be cancelled. At the effective time of the merger, certificates representing shares of Richfood common stock (other than Excluded Shares) will represent solely the right to receive the merger consideration (including cash in lieu of fractional shares). No interest will be paid or accrue on the merger consideration.

   After the effective time of the merger, there will be no transfers on the stock transfer books of Richfood of any shares of Richfood common stock. If, after the effective time of the merger, certificates formerly representing shares of Richfood common stock are presented to the exchange agent or Richfood, as the case may be, they will be cancelled and (subject to applicable abandoned property, escheat and similar laws) exchanged for merger consideration (and cash in lieu of fractional shares), as provided above.

   No dividends or other distributions declared or made after the effective time of the merger with respect to shares of SUPERVALU common stock will be paid to the holder of any unsurrendered certificate with respect to those shares of SUPERVALU common stock until the holder of the certificate surrenders the certificate in accordance with the provisions of the merger agreement.

   At the effective time of the merger, all shares of Richfood common stock that are owned by Richfood (other than shares owned on behalf of third parties) will cease to be outstanding, will be cancelled and retired without payment of any consideration for those shares and will cease to exist.

The Effective Time

   The merger will be effected by the filing, at the time of the closing of the merger, of a certificate of merger or other appropriate documents with the Secretary of State of the State of Delaware and the filing of articles of merger with the State Corporation Commission of Virginia in accordance with the provisions of the Delaware General Corporation Law and the Virginia Stock Corporation Act, respectively. The merger will become effective at the time the State Corporation Commission of Virginia issues a certificate of merger or, if Acquisition and Richfood have so agreed, at a later date or time specified in the articles of merger.

   The closing of the merger will take place no later than the second business day following satisfaction or waiver of all of the conditions to consummation of the merger or on such other date to which SUPERVALU and Richfood may mutually agree. See "--Conditions to the Merger."

Exchange of Certificates

   On the date the merger becomes effective, SUPERVALU will deposit with Norwest Bank (the exchange agent) certificates representing the shares of its common stock and the cash to be issued or paid as merger consideration. This proxy statement/prospectus is accompanied by an election form/letter of transmittal for each Richfood shareholder to elect to receive cash, SUPERVALU common stock or a combination of both to the extent permitted by the merger agreement. See "--Procedures for Shareholder Elections." The election form/letter of transmittal contains instructions on how to surrender Richfood common stock certificates to the exchange agent and receive cash, SUPERVALU common stock, or a combination thereof, as the case may be. See "--Procedures for Shareholder Elections" and "--Shareholder Elections."

   SUPERVALU will not issue any fractions of a share as merger consideration. Instead, Richfood shareholders will receive in cash the value of any fractions of a share that they would otherwise have been entitled to receive due to the merger. A shareholder's cash payment in lieu of a fractional share will be equal to the product of (1) the average trading price of SUPERVALU common stock during the 20 trading-day period ending on the seventh trading day prior to the closing of the merger and (2) the fractional interest to which the shareholder would otherwise be entitled.

   Richfood shareholders will not be entitled to receive any dividends or other distributions payable by SUPERVALU until they exchange their Richfood stock certificates for certificates representing shares of SUPERVALU common stock. Once they deliver their Richfood stock certificates to the exchange agent, the Richfood shareholders will, subject to applicable laws, receive any accumulated dividends and distributions, without interest.

   Any merger consideration deposited with the exchange agent that has remained unclaimed by Richfood shareholders for one year after the effectiveness of the merger will be returned to SUPERVALU. Thereafter, Richfood shareholders that have not previously complied with the exchange procedures pursuant to the merger agreement may look only to Acquisition in its capacity as the surviving corporation in the merger for payment of any merger consideration upon surrender of their certificates of Richfood common stock.

   The exchange agent or SUPERVALU will be entitled to deduct and withhold from the merger consideration any amounts that the exchange agent, SUPERVALU or Acquisition, in its capacity as the surviving corporation in the merger, is required to deduct and withhold under applicable tax laws. Any amounts so withheld will be treated for all purposes of the merger agreement as having been paid to the holder of the shares of Richfood common stock in respect of which the deduction and withholding has been made.

Treatment of Richfood Stock Options and Warrants

   On the date the merger becomes effective, each unexpired and unexercised option granted by Richfood to purchase shares of Richfood common stock will be assumed by SUPERVALU as follows:

  . 50% of the stock options that have a per share exercise price equal to or less than $18.50 will be automatically converted into the right to receive in cash the amount by which $18.50 exceeds the per share exercise price;

  . the remaining 50% of the stock options that have a per share exercise price equal to or less than $18.50 will be automatically converted into the right to receive options to purchase shares of SUPERVALU common stock equal in number to the number of Richfood shares that could have been purchased under the Richfood stock options multiplied by the Conversion Ratio; and

  . each other Richfood stock option will be converted into an option to purchase shares of SUPERVALU common stock equal in number to the number of Richfood shares that could have been purchased under the Richfood stock option, multiplied by the Conversion Ratio.

The exercise price of the options assumed by SUPERVALU pursuant to the merger agreement will be equal to the exercise price of such options divided by the Conversion Ratio. SUPERVALU has agreed to file a registration statement under the Securities Act with respect to the shares of SUPERVALU common stock underlying the Richfood stock options converted into SUPERVALU common stock options in connection with the merger.

   Upon effectiveness of the merger, all references to Richfood in Richfood stock option plans, stock options and stock award agreements will be deemed to refer to SUPERVALU, and SUPERVALU will assume Richfood's stock plans and all of Richfood's obligations with respect to Richfood stock options. SUPERVALU has agreed to reserve a number of shares of its common stock equal to the number of shares of its common stock issuable upon exercise of the Richfood stock options that SUPERVALU will assume pursuant to the merger agreement. Richfood has agreed that, from the date of the merger agreement through the time of effectiveness of the merger, it will not grant any stock options, restricted stock, stock appreciation rights or limited stock appreciation rights.

   Outstanding and unexercised warrants to purchase Richfood common stock issued pursuant to Richfood's acquisition of Farm Fresh will, upon effectiveness of the merger, be automatically converted into the right to receive, upon exercise, the amount of cash or number of shares of SUPERVALU common stock that the warrant holder would have received pursuant to the merger if the warrant holder had (1) exercised the warrant just prior to the merger and (2) been entitled to receive the per share merger consideration to be received by the plurality of Richfood shareholders that failed to make, or are deemed not to have made, an election as to the amount of cash consideration and stock consideration to be received in the merger.

No Solicitation of Transactions by Richfood

   Richfood has agreed, prior to the merger becoming effective, to certain limitations on its ability to take action with respect to any Acquisition Transaction. Notwithstanding these limitations, Richfood may respond to a Superior Proposal. Under the merger agreement,

  . the term "Acquisition Transaction" means any merger, consolidation or other business combination involving Richfood or any Richfood subsidiary or the acquisition of all or any significant part of the assets or capital stock of Richfood or any Richfood subsidiary; and

  . the term "Superior Proposal" means a bona fide, written and unsolicited proposal or offer made by any person or group (other than SUPERVALU or any of its subsidiaries) with respect to an Acquisition Transaction on terms which, as determined by the Richfood board in good faith (based on the written advice of independent financial advisors) and in a manner consistent with its fiduciary duties under applicable law, are more favorable, from a financial point of view, to Richfood and its shareholders than the transactions contemplated by the merger agreement.

   Prior to the merger becoming effective, Richfood has agreed not to solicit, initiate, facilitate or encourage any Acquisition Transaction and not to negotiate, explore or otherwise engage in discussions with any person other than SUPERVALU with respect to any Acquisition Transaction or which may reasonably be expected to lead to a proposal for an Acquisition Transaction. Richfood has also agreed to provide SUPERVALU with detailed information about any inquiries or proposals, or indications of desire to make a proposal, that it receives with respect to an Acquisition Transaction.

   Richfood may, however, engage in discussions with and furnish information to a third party in response to an unsolicited written proposal from the third party regarding a Superior Proposal, but only if the Richfood board determines in good faith, after consultation with its financial advisors and outside independent counsel, that doing so is in the best interests of Richfood and its shareholders and is consistent with the Richfood board's fiduciary duties under applicable law.

   If Richfood receives a specific request from a person without prior contact from Richfood, Richfood may waive the provisions of any third-party standstill agreement to the extent required to allow the person to submit a proposal for an Acquisition Transaction that the Richfood board believes, in its good faith judgment, is reasonably likely to result in a Superior Proposal if

  . the waiver does not otherwise violate or conflict with the merger agreement's provisions restricting solicitation of Acquisition Transactions; and

  . the waiver would not permit the person requesting the waiver to acquire ownership of shares of Richfood common stock or to participate in any tender offer or proxy solicitation relating to shares of Richfood common stock that would otherwise be prohibited by the standstill agreement to which the waiver applies.

   Richfood's acceptance of a Superior Proposal could result in termination of the merger agreement. See "--Termination of the Merger Agreement." Richfood may terminate the merger agreement if it is fully prepared to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal. In such a circumstance, Richfood must notify SUPERVALU in writing that it intends to enter into the binding written agreement and provide SUPERVALU with the most current version of the agreement. Under the merger agreement, Richfood may not enter into such an agreement until at least the third business day after it has provided the required notice to SUPERVALU, and Richfood must notify SUPERVALU promptly if its intention to enter into the written agreement referred to in its notification changes. The merger agreement will not be terminated in connection with a Superior Proposal if, within two business days of receiving the initial notice from Richfood in connection with the Superior Proposal, SUPERVALU makes an offer to amend the merger agreement and Richfood's board determines, in good faith after consultation with its financial advisors, that the merger agreement as amended would be at least as favorable to Richfood shareholders as the Superior Proposal, from a financial point of view.

Representations and Warranties

   The merger agreement contains representations and warranties made by each of the parties to the agreement. None of these representations and warranties will survive beyond the time the merger becomes effective.

   The merger agreement contains customary representations and warranties of Richfood and each of SUPERVALU and Acquisition as to, among other things:

  .  due organization and good standing;

  .  capitalization;

  . corporate authorization of the merger agreement and related shareholders agreements and authorization to enter into the transactions contemplated thereby;

  . the binding effect of the merger agreement and related shareholders agreements;

  . governmental approvals required in connection with the transactions contemplated by the merger agreement;

  . conflicts, violations and defaults under its charter and bylaws; any other agreements or instruments; or any judgments, orders or laws as a result of the transactions contemplated by the merger agreement;

  .  filings with the Securities and Exchange Commission;

  .  undisclosed liabilities;

  .  compliance with laws;

  .  pending litigation, actions and proceedings;

  . material adverse changes or effects since the end of its most recent fiscal year (other than changes or effects resulting from the merger agreement and shareholders agreements, the transactions contemplated thereby or the announcement thereof), except as disclosed in prior filings with the Securities and Exchange Commission;

  . brokers fees, commissions or similar fees in connection with the transactions contemplated by the merger agreement; and

  . the information included in this joint proxy statement/prospectus and the related registration statement filed by SUPERVALU.

   In addition, the merger agreement contains representations and warranties by Richfood as to, among other things:

  .  the required vote of Richfood's shareholders to approve the merger;

  .  ownership and condition of tangible assets;

  .  rights to intangible assets;

  .  environmental matters;

  .  labor matters;

  .  tax matters and compliance with relevant tax laws;

  .  the status of permits;

  .  employee benefit plans;

  . the existence of any agreements or benefit plans, to which Richfood is a party, under which any benefits will be increased or the vesting of the benefits accelerated by the occurrence of, or under which the value of the benefits will be calculated on the basis of, any of the transactions contemplated by the merger agreement;

  . material contracts under which the transactions contemplated by the merger agreement will constitute a "change of control," require the consent from or the giving of notice to any third party or cause the acceleration or vesting of repurchase rights;

  .  receipt of a fairness opinion from its financial advisor; and

  . the applicability of state anti-takeover statutes or of anti-takeover provisions in Richfood's organizational documents to Richfood, its common stock and the transactions contemplated by the merger agreement.

   In addition, SUPERVALU represents and warrants in the merger agreement that it is authorized to issue the number of shares of its common stock required to be issued in connection with the merger and its assumption of Richfood's options and warrants and that those shares, when issued, will be validly issued, fully paid, nonassessable and not subject to preemptive rights.

   The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to read carefully the articles of the merger agreement entitled "Representations and Warranties of the Company" and "Representations and Warranties of Parent and Acquisition."

Covenants Under the Merger Agreement

   Conduct of Richfood's Business

   Richfood has agreed that until the merger agreement is terminated or the merger becomes effective, or unless SUPERVALU consents in writing, that it will, and will cause each of its subsidiaries to, conduct its operations according to its ordinary and usual course of business consistent with past practice and use best efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, and others having business dealings with it. Except as otherwise permitted or disclosed under the merger agreement, Richfood and its subsidiaries will conduct their business in compliance with restrictions relating to the following:

  . issuance, disposition or encumbrance of capital stock, securities convertible into shares of capital stock, or rights to acquire capital stock;

  .  amendment of articles of incorporation or bylaws;

  . alteration of the corporate structure or ownership of any Richfood subsidiary:

  . issuance of dividends (except for regular quarterly dividends not in excess of $0.05 per share of Richfood common stock) or other distributions or payments to shareholders;

  . payments or distributions (other than normal salaries) to any affiliate of Richfood;

  .  entrance into or modification of contracts;

  .  employment, severance and consulting agreements;

  .  compensation of officers, employees and directors;

  . pension and welfare plans, collective bargaining agreements, and other plans, arrangements and policies for the benefit of any director, officer or employee;

  .  material acquisitions or dispositions of assets or securities;

  .  capital expenditures;

  .  settlement of litigation or material claims;

  .  accounting policies and procedures;

  .  incurrence of indebtedness;

  . guarantees, acquisitions of securities, loans and capital contributions, and other investments in property or assets;

  .  insurance;

  . preservation of the business organization, retention of the services of employees, and conduct in the best interests of Richfood of business with suppliers, customers, creditors and others having business relationships with Richfood; and

  . actions, or failures to act, that would result in a breach of any representation made by Richfood in the merger agreement.

   The covenants in the merger agreement relating to the conduct of Richfood's business are complicated and not easily summarized. You are urged to read carefully the section of the merger agreement entitled "Conduct of Business by the Company."

   Other Covenants

   The merger agreement contains a number of mutual covenants of Richfood and SUPERVALU, including covenants relating to

  . accuracy of information to be supplied for inclusion in (1) the registration statement to be filed by SUPERVALU with the SEC in connection with the issuance of shares of its common stock in the merger and (2) this proxy statement/prospectus;

  . cooperation in obtaining governmental approval relating to antitrust matters;

  . cooperation in the preparation and filing of the registration statement and proxy statement/prospectus relating to the merger;

  . furnishing each other with information needed for all governmental filings; and

  . keeping each other apprised of the status of matters relating to the completion of the transactions contemplated by the merger agreement, including by promptly furnishing the other with copies of any notice or other communication received from any third party relating to the merger.

   In addition, the merger agreement contains covenants requiring each of the parties to

  . use all reasonable efforts to do, or cause to be done, all things required to consummate and make effective the transactions contemplated by the merger agreement, including obtaining the consent of government agencies and other third parties; defending any lawsuits or other legal proceedings challenging the merger agreement or the transactions contemplated thereby; and executing and delivering any additional instruments;

  . if any antitakeover statute or regulation is or may become applicable to the merger or other transactions contemplated by the merger agreement, take the actions necessary to minimize the effects of the statute or regulation on the merger and other transactions; and

  . use all reasonable efforts to cause the merger to constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code for tax purposes.

   The merger agreement also contains covenants of Richfood relating to obtaining shareholder approval of the merger agreement and delivering to SUPERVALU a list of affiliates and an affiliate's letter from each affiliate of Richfood identified on the list of affiliates.

   In addition, SUPERVALU is required to use its best efforts to cause the shares of its common stock that are to be issued in the merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the date on which the merger closes.

Conditions to the Merger

   The parties' respective obligations to complete the merger are subject to the satisfaction or waiver of each of the following conditions:

  . requisite approval and authorization by Richfood shareholders of the merger, the merger agreement and the transactions contemplated thereby;

  . effectiveness of the registration statement filed by SUPERVALU in connection with the issuance of its common stock in the merger, no stop order having been issued by the SEC and no proceeding for that purpose having been initiated by the SEC and not concluded or withdrawn;

  . the shares of SUPERVALU common stock to be issued in the merger having been approved for listing on the NYSE, subject to official notice of issuance;

  . no statute, rule or regulation having been enacted or promulgated which prohibits, restricts or makes illegal the consummation of the merger; and

  . no court order or injunction in effect precluding or restricting consummation of the merger.

   The obligations of SUPERVALU and Acquisition to consummate the merger are further subject to the following conditions:

  . (1) Richfood's representations and warranties that are qualified by materiality must be true and correct at the time the merger is to become effective, and Richfood's representations and warranties not so qualified must be true and correct in all material respects at the time the merger is to become effective, as if made at and as of that time and
     (2) Richfood must have performed in all material respects all of its obligations under the merger agreement required to be performed before the time of effectiveness of the merger, and SUPERVALU must have received a certificate of the chief executive officer and chief financial officer of Richfood to that effect;

  . during the period from the date of the merger agreement to the date of the closing of the merger, there must not have occurred and be continuing on the date of closing and at the time of effectiveness of the merger any material adverse effect on the business, financial condition, results of operations, assets or liabilities of Richfood and its subsidiaries, taken as a whole, excluding any changes and effects resulting from general changes in economic, market, regulatory or political conditions or changes in conditions generally applicable to the industries in which Richfood is involved; and

  . SUPERVALU must have received an opinion from Skadden, Arps, Slate, Meagher & Flom (Illinois) in form and substance reasonably satisfactory to SUPERVALU to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

   The obligation of Richfood to consummate the merger is subject to the satisfaction of the following express conditions precedent:

  . (1) the representations and warranties made by SUPERVALU and Acquisition that are qualified by materiality must be true and correct at the time the merger is to become effective, and their representations and warranties not so qualified must be true and correct in all material respects at the time the merger is to become effective, as if made at and as of that time and (2) SUPERVALU and Acquisition must have performed in all material respects all of their obligations under the merger agreement required to be performed before the time of effectiveness of the merger, and Richfood must have received a certificate of the chief executive officer and chief financial officer of SUPERVALU to that effect; and

  . Richfood must have received an opinion from Hunton & Williams in form and substance reasonably satisfactory to Richfood to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Indemnification and Insurance of Directors and Officers

   The merger agreement provides that SUPERVALU will cause Acquisition, as the surviving corporation in the merger, to provide for indemnification of the officers, directors, employees and agents of Richfood and its subsidiaries and to purchase a three-year extended reporting period endorsement under Richfood's existing directors' and officers' liability insurance policy on terms that are no less advantageous to the intended beneficiaries than the existing directors' and officers' liability insurance coverage. See "--Interests of Richfood's Directors and Officers in the Merger--Indemnification; Insurance."

Termination of the Merger Agreement

   The merger agreement may be terminated, and the transactions contemplated by the merger agreement abandoned, at any time prior to the closing of the merger, whether before or after approval of the merger agreement by Richfood shareholders:

  .  by mutual written agreement of SUPERVALU and Richfood;

  . by either SUPERVALU or Richfood, if the merger has not become effective on or before January 15, 2000, except that the right to terminate the merger agreement for that reason is not available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of, or resulted in, the failure of the merger to become effective on or before January 15, 2000;

  . by either SUPERVALU or Richfood, if there is any final, non-appealable governmental order or other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement;

  . by either SUPERVALU or Richfood, if the merger agreement fails to receive the requisite vote by Richfood shareholders at the Richfood shareholders' meeting to be convened for the purpose of consideration of and voting upon approval of the merger agreement;

  . by Richfood, if Richfood is fully prepared to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal, provided that

    -- Richfood complies with requirements to notify SUPERVALU of its intent to enter into the agreement;

    -- SUPERVALU does not make, within two business days of receiving notice from Richfood, an offer to amend the merger agreement that Richfood's board determines, in good faith after consultation with its financial advisors, would make the merger agreement as amended at least as favorable to Richfood shareholders as the Superior Proposal, from a financial point of view;

    -- Richfood pays any termination fees required under the merger agreement; and

    -- Richfood in fact enters into the transaction with the third party substantially simultaneously with the termination;

  . by Richfood, if SUPERVALU or Acquisition has materially breached any of their respective representations, warranties, covenants or other agreements contained in the merger agreement, which breach cannot be or has not been cured in all material respects within 30 days after the giving of written notice to SUPERVALU or Acquisition;

  . by Richfood, if the average trading price of SUPERVALU common stock during the 20 trading-day period ending on the seventh trading day prior to the closing of the merger is less than $18.50 and Richfood provides written notice of termination to SUPERVALU prior to the close of business on the second trading day following the end of the 20 trading-day period, unless (1) the average trading price over the 20 trading-day period is equal to or greater than $15.00 and (2) on or before the close of business on the third trading day following its receipt of Richfood's written notice of termination, SUPERVALU agrees to increase the portion of the merger consideration consisting of cash such that the aggregate merger consideration consists of an aggregate number of shares of SUPERVALU common stock equal to 50% of the shares of Richfood common stock eligible to be exchanged for merger consideration and the remainder in cash (provided, however, if the amount of aggregate cash consideration thus determined plus the cash to be paid to Richfood option holders pursuant to the merger agreement would exceed the maximum amount permitted without preventing the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, then SUPERVALU may agree to provide all merger consideration corresponding to such excess amount in the form of shares of its common stock, with the number of shares representing the excess amount determined by using the average price per share of SUPERVALU common stock during the 20 trading-day period);

  . by SUPERVALU if, prior to consummation of the merger, Richfood has breached any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach cannot be or has not been cured in all material respects within 30 days after the giving of written notice to Richfood;

  . by SUPERVALU if, at any time prior to the time at which the merger is to become effective, the Richfood board has withdrawn or adversely modified its approval or recommendation of the merger agreement or failed to reconfirm its recommendation of the merger agreement within five business days after a written request by SUPERVALU to do so; or

  . by SUPERVALU if the average price per share of SUPERVALU common stock during the 20 trading-day period ending on the seventh trading day prior to the closing of the merger is less than $18.50 and SUPERVALU provides written notice of termination to Richfood prior to the close of business on the second trading day following the end of the 20 trading-day period.

   In the event of termination of the merger agreement as described above, no provision thereof will survive other than provisions relating to the obligation of SUPERVALU and Acquisition to keep confidential and not to use certain information obtained from Richfood and Richfood's obligation to pay a termination fee to SUPERVALU in certain circumstances described below.

Termination Fees and Expenses

   Pursuant to the merger agreement, Richfood must immediately make termination payments to SUPERVALU consisting of $27 million and all reasonably documented out-of-pocket expenses, not to exceed $3 million, reasonably incurred by SUPERVALU and Acquisition in connection with the merger agreement and the merger, if the merger agreement is terminated:

  . because of the failure of Richfood shareholders to approve the merger agreement;

  .  by Richfood in connection with Richfood's acceptance of a Superior
     Proposal;

  . by SUPERVALU in connection with Richfood's uncured breach of a representation, warranty, covenant or other agreement contained in the merger agreement, if the breach thereof is due to Richfood's intentional or bad faith acts; or

  . by SUPERVALU in connection with the Richfood board's withdrawal or adverse modification of its approval or recommendation of the merger agreement or failure to reconfirm its recommendation of the merger agreement within five business days after a written request by SUPERVALU to do so.

   Upon receipt of the termination payments, SUPERVALU will not be entitled to and will waive the right to seek damages or other amounts or remedies from Richfood for breach of, or otherwise in connection with, the merger agreement. If, however, the merger agreement is terminated by Richfood, on the one hand, or SUPERVALU or Acquisition, on the other hand, and the non-terminating party is not entitled to receive the termination payments, then the non-terminating party will be entitled to pursue any available legal rights to recover actual damages, including, without limitation, its reasonable costs and expenses incurred in pursuing such recovery (including, without limitation, reasonable attorneys' fees).

   The merger agreement provides that, except in connection with the termination fees described above, if the merger agreement is not consummated, SUPERVALU and Acquisition, on the one hand, and Richfood, on the other hand, will bear their respective legal fees and expenses.

Material Federal Income Tax Consequences

   The following summarizes the material federal income tax consequences of the merger to Richfood shareholders. This summary is based on current law, which is subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all tax consequences of the merger and, in particular, may not address federal income tax consequences applicable to you if you are subject to special treatment under federal income tax law, such as rules relating to Richfood shareholders who are not citizens or residents of the United States, who are financial institutions, tax-exempt organizations, insurance companies or dealers in securities, shareholders who acquired their shares of Richfood common stock pursuant to the exercise of options or similar derivative securities or otherwise as compensation, and shareholders who hold their shares of Richfood common stock as part of a straddle or conversion transaction. In addition, this summary does not address the tax consequences of the merger under applicable state, local or foreign laws. This discussion assumes you hold your shares of Richfood common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. Each Richfood shareholder should consult with his or her tax advisor about the tax consequences of the merger in light of his or her individual circumstances, including the application of any federal, state, local or foreign law.

   The merger is intended to be a "reorganization" under Section 368(a) of the Internal Revenue Code. A condition to completing the merger is that, on the closing date, Richfood receive the opinion of Hunton & Williams, counsel to Richfood, and SUPERVALU receive the opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois), special counsel to SUPERVALU, that the merger will qualify as such a reorganization. The closing date opinions will be based on customary assumptions and customary representations made by Richfood and SUPERVALU. An opinion of counsel represents counsel's best legal judgment and is not binding on the Internal Revenue Service or any court. If the merger does not qualify as a reorganization, the disposition of Richfood common stock in the merger will be a taxable transaction.

   Neither Richfood nor SUPERVALU intends to waive the condition that it receive an opinion that the merger will qualify as a reorganization. If, however, Richfood decides to waive the condition, Richfood will recirculate this document to disclose the waiver and to make all related material disclosures, and will resolicit proxies from the Richfood shareholders.

   Provided the merger qualifies as a reorganization, neither Richfood nor SUPERVALU will recognize any gain or loss for federal income tax purposes. The federal income tax consequences to you as a Richfood shareholder will depend on whether you receive shares of SUPERVALU common stock, cash, or a combination of SUPERVALU common stock and cash for your Richfood common stock. The consequences of each of these three possibilities are summarized separately below. Because the merger agreement may require you to receive some cash even if you elect to receive only SUPERVALU common stock, or to receive some SUPERVALU common stock even if you elect to receive only cash, you should consider the tax consequences under the heading "Receipt of SUPERVALU Common Stock and Cash" even if you intend to elect to receive only SUPERVALU common stock or only cash.

   Receipt of SUPERVALU Common Stock Only. This section applies to you if you receive only shares of SUPERVALU common stock, or only shares of SUPERVALU common stock plus cash instead of a fractional share, in exchange for all your Richfood common stock. If this section applies to you:

  . You will not recognize any gain or loss on the exchange of your Richfood common stock for SUPERVALU common stock, except for the receipt of cash instead of a fractional share.

  . Your aggregate tax basis for the shares of SUPERVALU common stock, including any fractional share interest, received for your Richfood common stock will be the same as your aggregate tax basis for the Richfood common stock.

  . Your holding period for shares of SUPERVALU common stock, including any fractional share interest, received for your Richfood common stock will include your holding period for the Richfood common stock exchanged for the SUPERVALU common stock.

  . If you receive cash instead of a fractional share of SUPERVALU common stock, you will recognize gain or loss equal to the difference between the amount of the cash received and your tax basis allocable to the fractional share. This gain or loss generally will be capital gain or loss.

   Receipt of Cash Only. This section applies to you if you exchange all your Richfood common stock solely for cash in the merger. If this section applies to you:

  . The exchange of your Richfood common stock for cash will be a taxable transaction.

  . The exchange of your Richfood common stock for cash generally will be treated as a sale of the stock except as provided below. Accordingly, you should recognize gain or loss equal to the difference between the amount of cash received and your tax basis in your Richfood common stock. The gain or loss generally will be capital gain or loss.

  . If you or a person related to you for purposes of Section 302 of the Internal Revenue Code will own shares or rights to acquire shares of SUPERVALU common stock after the merger, the entire amount of cash received for your Richfood common stock might be taxable as a dividend in certain circumstances. This potential treatment of the cash as a dividend should not apply if (1) the SUPERVALU common stock you and related persons directly or indirectly own after the merger, as a percentage of all SUPERVALU common stock, is less than (2) the percentage of all SUPERVALU common stock you and related persons would directly or indirectly own after the merger if all outstanding Richfood common stock were exchanged solely for shares of SUPERVALU common stock.

You should consult your tax advisor to determine whether your exchange of Richfood stock for cash will be treated as a sale of stock, as typically will be the case, or potentially as a dividend.

   Receipt of SUPERVALU Common Stock and Cash. This section applies to you if you exchange your Richfood common stock for shares of SUPERVALU common stock and cash, excluding cash received instead of a fractional share. This section applies whether you elect to receive both SUPERVALU common stock and cash or whether, even though you elect to receive solely SUPERVALU common stock or solely cash, you receive both stock and cash because of the proration provisions of the merger agreement. If this section applies to you:

  . You will recognize any gain you realize up to the amount of cash received, excluding cash paid instead of a fractional share, but will not recognize any loss on the exchange of your Richfood common stock for SUPERVALU common stock and cash. The amount of gain or loss you realize will be the difference between your tax basis for your Richfood common stock and the sum of the fair market value, on the date of the merger, of the SUPERVALU common stock you receive and the cash you receive.

  . The amount of gain recognized generally will be a capital gain. Under certain circumstances, however, the amount of gain you recognize could be taxable as a dividend to the extent of the portion of Richfood's accumulated earnings, as computed for federal income tax purposes, allocable to your stock at the time of the merger. This potential treatment of your recognized gain as a dividend depends on the amount of SUPERVALU common stock that you, as well as persons related to you for purposes of Section 302 of the Internal Revenue Code, directly or indirectly own after the merger. None of your gain should be treated as a dividend if (1) the SUPERVALU common stock you and related persons directly or indirectly own after the merger, as a percentage of all SUPERVALU common stock, is less than (2) the percentage of all SUPERVALU common stock that you and related persons would directly or indirectly own after the merger if all the outstanding Richfood common stock were exchanged solely for shares of SUPERVALU common stock. Accordingly, the smaller the number of shares of Richfood common stock that you exchange for cash, as a percentage of all your Richfood common stock, the greater the possibility that your taxable gain will be treated as a dividend.

  . Your aggregate tax basis for the shares of SUPERVALU common stock, including any fractional share interest, received for your Richfood common stock will be the same as your aggregate tax basis for the Richfood common stock, plus the amount of gain you recognize, minus the amount of cash you receive, excluding cash paid instead of a fractional share.

  . Your holding period for shares of SUPERVALU common stock, including any fractional share interest, received for your Richfood common stock will include your holding period for the Richfood common stock exchanged for the SUPERVALU common stock.

  . If you exchange two or more "blocks" of Richfood common stock for which you paid different prices per share or otherwise have different tax bases, the amounts of gain realized and recognized should be computed separately for each block. As a result, you may not reduce the amount of gain to be recognized for one block of Richfood common stock by a loss you realize on another block.

  . If you receive cash instead of a fractional share, you will recognize gain or loss equal to the difference between the amount of cash received and your tax basis allocable to the fractional share. This gain or loss generally will be capital gain or loss.

You should consult your tax advisor to determine whether the gain you recognize on the exchange of your Richfood common stock for SUPERVALU common stock and cash is to be treated as capital gain or as a dividend.

Interests of Richfood's Directors and Officers in the Merger

   In considering the recommendation of Richfood's board of directors with respect to the merger proposal, Richfood shareholders should be aware that some Richfood executive officers, including one executive officer who is also a director, have interests in the merger that are in addition to their interests as Richfood shareholders generally. Richfood's board of directors was aware of these interests and considered them, among other matters, in approving the merger.

   Employment and Severance Benefits Agreements Between Richfood and Certain Employees

   John E. Stokely. Richfood entered into an employment and severance benefits agreement with Mr. Stokely, effective April 28, 1996, which extended his employment with Richfood in the capacity of President and Chief Executive Officer through April 28, 2001. The agreement, as subsequently amended, provides for the payment of a lump-sum severance benefit of $500,000 in the event Mr. Stokely is terminated during the term of the agreement (1) by Richfood other than for cause or upon his death or disability, (2) by Richfood for any reason other than death or disability within one year following a "change in control" of Richfood (as defined below) or (3) by Mr. Stokely within one year following a "change in control" of Richfood. The agreement also provides that upon any "change in control" of Richfood, Mr. Stokely shall be entitled to receive a lump-sum payment in an amount equal to the actuarial equivalent of the benefit he otherwise would be entitled to receive under Richfood's Supplemental Executive Retirement Plan (the "SERP") upon retirement on or after December 1, 2007. The amount of this SERP payment is estimated to be $2,965,161. In addition to the benefits described above, Mr. Stokely will be entitled to the following benefits upon consummation of the merger: (1) all 26,250 shares of his unvested restricted Richfood common stock (with an estimated market value of $485,625) will vest and become fully transferable (subject to the restrictions on the transfer of shares of SUPERVALU common stock by affiliates as described under "FEDERAL SECURITIES LAWS CONSEQUENCES; STOCK TRANSFER RESTRICTION AGREEMENTS"); and (2) 30,000 of his 183,125 unvested options to purchase shares of Richfood common stock will vest. Mr. Stokely's employment and severance benefits agreement also provides that if his employment with Richfood is terminated after the completion of the second fiscal quarter of any fiscal year (October 16, 1999, in the case of fiscal year 2000) and, among various circumstances, such termination occurs within one year of a "change in control" of Richfood, then Mr. Stokely shall be entitled to receive immediate full payment of his annual incentive bonus for that fiscal year (estimated to be $250,000 for fiscal 2000).

   Richfood entered into a benefits continuation agreement with Mr. Stokely, effective April 22, 1998, which superseded the benefits continuation provisions of his employment and severance benefits agreement. The benefits continuation agreement provides that, unless Mr. Stokely's employment is terminated for cause, Richfood will provide to Mr. Stokely following the termination of his employment (at Richfood's expense, subject to mitigation to the extent that substantially similar coverage is provided by any successor employer) coverage under life insurance policies consistent with those currently provided by Richfood for his benefit through age 65, and medical and dental benefits of the type generally provided from time-to-time to Richfood's executive employees until his death.

   In considering the merger, Richfood's board of directors determined that it was essential that Richfood be managed and operated efficiently and effectively through and until the merger closes, and that Richfood retain its key management in the event that the merger does not occur. To provide an incentive for Mr. Stokely to remain in Richfood's employ through the closing of the merger, Richfood amended Mr. Stokely's employment and severance benefits agreement, effective June 9, 1999, to provide that if Mr. Stokely remains in the employ of Richfood through the closing of the merger, Mr. Stokely will receive a lump sum cash payment of $1,500,000 in addition to all other amounts payable under the agreement.

   Under the terms of the merger agreement, 50% of outstanding Richfood stock options with an exercise price below $18.50 per share will be converted to SUPERVALU stock options and 50% of such Richfood stock options will be cancelled in consideration of a cash payment equal to the difference between their exercise price and $18.50. See "THE MERGER--Treatment of Richfood Stock Options and Warrants." Mr. Stokely holds 55,500 Richfood stock options with exercise prices below $18.50, 27,250 of which will be cancelled in accordance with the terms of the merger agreement in consideration of a payment to Mr. Stokely of $176,567.

   In addition, if a "change in control" of Richfood occurs during the term of his employment and severance benefits agreement and Mr. Stokely becomes liable for any excise tax with respect to any payment or benefit received under the agreement or any of Richfood's benefits plans, Richfood shall pay Mr. Stokely an amount equal to (1) such excise tax, plus (2) the federal, state and local income taxes, and federal hospitalization tax, for which Mr. Stokely is liable on account of the payment described in clause (1) of this sentence and the additional payments described in this clause (2). The amount of this payment (assuming Mr. Stokely's employment is terminated following consummation of the merger and during the term of his employment and severance benefits agreement and, for purposes of his annual incentive bonus, that such termination occurs during the final two fiscal quarters of fiscal year 2000) is estimated to be $2,650,000.

   John C. Belknap. Richfood entered into an employment and severance benefits agreement with Mr. Belknap, effective August 20, 1998, employing him as Executive Vice President and Chief Financial Officer through August 19, 2001. The agreement provides for the payment of a lump-sum severance benefit equal to $650,000 in the event Mr. Belknap is terminated during the term of the agreement (1) by Richfood other than for cause or upon his death or disability,
(2) by Richfood for any reason other than death or disability within one year following a "change in control" of Richfood or (3) by Mr. Belknap within one year following a "change in control" of Richfood. The agreement, as subsequently amended, also provides that upon any "change in control" of Richfood, Mr. Belknap shall be entitled to receive a lump sum payment in an amount equal to the actuarial equivalent of the benefit he otherwise would be entitled to receive under the SERP upon retirement on or after September 1, 2009. The amount of this SERP payment is estimated to be $1,415,791. In addition to the benefits described above, if Mr. Belknap's employment with Richfood is terminated during the term of the agreement and within one year after a "change in control" of Richfood (other than by reason of his death or disability), Mr. Belknap will be entitled to continued insurance coverage with an estimated value of $15,000.

   In considering the merger, Richfood's board of directors determined that it was essential that Richfood be managed and operated efficiently and effectively through and until the merger closes, and that Richfood retain its key management in the event that the merger does not occur. To provide an incentive for Mr. Belknap to remain in Richfood's employ through the closing of the merger, Richfood amended the agreement with Mr. Belknap, effective June 9, 1999, to provide that if Mr. Belknap remains in the employ of Richfood through the closing of the merger, Mr. Belknap will receive a lump sum cash payment of $500,000 in addition to all other amounts payable under the agreement.

   Mr. Belknap does not hold any Richfood stock options with an exercise price below $18.50 that would be cancelled in consideration of a cash payment pursuant to the merger agreement.

   In addition, if a "change in control" of Richfood occurs during the term of the agreement and Mr. Belknap becomes liable for any excise tax with respect to any payment or benefit under his employment and severance benefits agreement or any of Richfood's benefit plans, Richfood shall pay Mr. Belknap an amount equal to (1) such excise tax, plus (2) the federal, state and local income taxes, and federal hospitalization tax, for which Mr. Belknap is liable on account of the payment described in clause (1) of this sentence and the additional payments described in this clause (2). The amount of this payment (assuming
Mr. Belknap's employment is terminated following consummation of the merger and during the term of his employment and severance benefits agreement) is estimated to be $1,300,000.

   Alec C. Covington. Richfood entered into an employment and severance benefits agreement with Mr. Covington, effective August 20, 1998, employing him as President-Wholesale Operations through August 19, 2001. The agreement provides for the payment of a lump-sum severance benefit equal to $650,000 in the event Mr. Covington is terminated during the term of the agreement (1) by Richfood other than for cause or upon his death or disability, (2) by Richfood for any reason other than death or disability within one year following a "change in control" of Richfood or (3) by Mr. Covington within one year following a "change in control" of Richfood. The agreement, as subsequently amended, also provides that upon any "change in control" of Richfood, Mr. Covington shall be entitled to receive a lump sum payment in an amount equal to the actuarial equivalent of the benefit he otherwise would be entitled to receive under the SERP upon retirement on or after April 1, 2012. The amount of this SERP payment is estimated to be $1,556,210. In addition to the benefits described above, if Mr. Covington's employment with Richfood is terminated during the term of the agreement and within one year after a "change in control" of Richfood (other than by reason of his death or disability), Mr. Covington will be entitled to continued insurance coverage with an estimated value of $15,000.

   Mr. Covington holds 60,000 Richfood stock options with exercise prices below $18.50, 30,000 of which will be cancelled in accordance with the terms of the merger agreement in consideration of a payment of $40,020.

   In addition, if a "change in control" of Richfood occurs during the term of the agreement and Mr. Covington becomes liable for any excise tax with respect to any payment or benefit under his employment and severance benefits agreement or any of Richfood's benefit plans, Richfood shall pay Mr. Covington an amount equal to (1) such excise tax, plus (2) the federal, state and local income taxes, and federal hospitalization tax, for which Mr. Covington is liable on account of the payment described in clause (1) of this sentence and the additional payments described in this clause (2). The amount of this payment (assuming

Mr. Covington's employment is terminated following consummation of the merger and during the term of his employment and severance benefits agreement) is estimated to be $1,200,000.

   Other Employment Arrangements. Prior to the consummation of the merger, SUPERVALU expects to enter into employment arrangements with certain Richfood executive officers, including Alec C. Covington, Ronald E. Dennis, John R. Ryder and William J. White, to ensure their continued employment after the merger. SUPERVALU expects that the terms of these arrangements will be substantially similar to the terms of existing employment arrangements between Richfood and these executive officers, except that the arrangement with Mr. Covington likely will include a one-time cash payment of $650,000 (which would be payable in lieu of any change in control severance payment and in exchange for the termination of his employment and severance benefits agreement with Richfood), a restricted stock grant of 20,000 shares of SUPERVALU common stock and a guaranteed minimum bonus payment of $200,000 for the first year of such arrangement. SUPERVALU expects that the compensation and benefits provided pursuant to these arrangements will be substantially similar to the compensation and benefits it currently provides to its officers who perform similar duties for SUPERVALU.

   Definition of "Change in Control." For purposes of Mr. Stokely's, Mr. Belknap's and Mr. Covington's employment and severance benefits agreements, a "change in control" of Richfood means, in general, the occurrence of any of the following events: (1) any person or group becomes the beneficial owner of securities representing more than 50% of the aggregate voting power of all classes of Richfood's then-outstanding voting securities; or (2) the shareholders of Richfood approve (a) a plan of merger, consolidation or share exchange between Richfood and any entity other than a subsidiary, or (b) a proposal with respect to the sale, lease, exchange or other disposal of all, or substantially all, of Richfood's property. The merger will constitute a "change in control" of Richfood.

   Indemnification; Insurance. Under the merger agreement, SUPERVALU has agreed to:

  . cause the corporation surviving the merger to indemnify and hold harmless each person who is or has been at any time prior to the date of the merger agreement, an officer, director, employee or agent of Richfood or any of its subsidiaries against any losses, claims, damages, judgments, settlements, liabilities, costs or expenses (including reasonable attorneys' fees and out-of-pocket expenses) incurred in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such occurring at or prior to the effective time of the merger (including actions taken or omitted in connection with the merger), to the fullest extent that Richfood or such subsidiaries would have been permitted, under applicable law, the Richfood articles of incorporation or bylaws or the organizational documents of such subsidiaries;

  . cause the certificate of incorporation and bylaws of the surviving corporation to contain provisions providing for exculpation of director and officer liability and indemnification by the surviving corporation not less favorable than those provisions providing for exculpation of director and officer liability and indemnification by Richfood contained in the articles of incorporation and bylaws of Richfood as in effect on the date of the merger agreement, and not amend, repeal or modify such provisions for a period of five years after the merger; and

  . cause the surviving corporation to purchase a three-year extended reporting period endorsement under Richfood's existing directors' and officers' liability insurance coverage that shall extend the director and officer liability coverage in force as of the date of the merger on terms are no less advantageous to the intended beneficiaries than the existing directors' and officers' liability insurance.

   Stock Options and Stock Awards. Pursuant to the merger agreement, outstanding and unexercised options to purchase shares of Richfood common stock granted under Richfood's stock option plans, including those held by Richfood's executive officers and directors, will be converted into cash or options to purchase SUPERVALU common stock with the number of shares and exercise price adjusted for the Conversion Ratio, but otherwise subject to the same terms and conditions as the Richfood options. See "--Description of the Merger." Completion of the merger will result in a "change in control" under the Richfood stock option plans. As a result, the SUPERVALU options issued in the merger will immediately vest upon the post merger termination of the employment of an employee option holder and become fully exercisable for their full term. Options held by directors will vest immediately upon the directors separation from service as a director following a change in control and become fully exercisable for their term.

   Similarly, as of the effective time of the merger, shares of restricted Richfood common stock will be converted into restricted SUPERVALU common stock, as adjusted for the Conversion Ratio and subject to the restrictions, terms and conditions of the Richfood common stock award plans. Since completion of the merger will result in a "change in control" under the Richfood common stock award plans, the restrictions placed on the restricted SUPERVALU common stock issued in the merger will lapse upon the post merger termination of the employment of an employee holder and the stock will become immediately transferable.

No Appraisal Or Dissenters' Rights

   Shareholders of a corporation that is proposing to merge or consolidate with another entity are sometimes entitled to appraisal or dissenters' rights in connection with the proposed transaction depending on the circumstances. Most commonly, these rights confer on shareholders who oppose the merger or consolidation the right to receive the fair value for their shares as determined in a judicial appraisal proceeding, in lieu of the consideration being offered in the merger.

   Richfood shareholders are not entitled to appraisal or dissenters' rights under Virginia law in connection with the merger because Richfood common shares were listed on the NYSE on the record date for its special shareholders' meeting and the SUPERVALU common stock that Richfood shareholders will be entitled to receive in the merger will be listed on the NYSE at the effective time of the merger.

Accounting Treatment

   The merger will be accounted for under the purchase method of accounting under which the total consideration paid in the merger will be allocated among Richfood's consolidated assets and liabilities based on the fair values of the assets acquired and liabilities assumed as provided for under generally accepted accounting principles.

Regulatory Matters

   Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission, certain acquisition transactions may not be consummated unless notice has been given and certain information has been furnished to the Antitrust Division of the United States Department of Justice and the FTC and certain waiting period requirements have been satisfied. The merger is subject to these requirements.

   SUPERVALU and Richfood each filed with the Antitrust Division and the FTC a Notification and Report Form with respect to the merger on July 6, 1999. Under the HSR Act, the merger could not be consummated until the expiration of a waiting period of at least 30 days following the receipt of each filing, unless the waiting period was earlier terminated. On July 22, 1999, SUPERVALU and Richfood received notice that the FTC had granted early termination of the waiting period.

   The FTC and the Antitrust Division frequently scrutinize the legality of transactions such as the merger under the antitrust laws. Notwithstanding the early termination of the waiting period under the HSR Act, at any time before or after the effective time of the merger, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking the divestiture of Richfood by SUPERVALU, in whole or in part, or the divestiture of substantial assets of SUPERVALU, Richfood or their respective subsidiaries. State Attorneys General and private parties may also bring legal actions under the federal or state antitrust laws under certain circumstances. Based upon an examination of information available to SUPERVALU and Richfood relating to the businesses in which SUPERVALU, Richfood and their respective subsidiaries are engaged, SUPERVALU and Richfood believe that the consummation of the merger will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the proposed merger on antitrust grounds will not be made or, if such a challenge is made, that SUPERVALU and Richfood will prevail.

   Neither SUPERVALU nor Richfood is aware of any other material governmental approvals or actions that may be required for consummation of the merger except as described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance, however, that any such approval or action, if needed, could be obtained and would not be conditioned in a manner that would cause the parties to abandon the merger.

                            SHAREHOLDERS AGREEMENTS

   Concurrently and in connection with the execution of the merger agreement, the directors and certain executive officers of Richfood entered into shareholders agreements. Pursuant to the shareholders agreements, the directors and certain executive officers agreed to vote the shares of Richfood common stock that they hold of record and beneficially for approval of the merger and the merger agreement. The shareholders agreements terminate upon termination of the merger agreement.

   A total of 1,403,489 shares of Richfood common stock, representing in the aggregate approximately 2.9% of the outstanding shares of Richfood common stock, are subject to shareholders agreements.

                   MANAGEMENT AND OPERATIONS AFTER THE MERGER

   Acquisition will be the surviving corporation in the merger and will become a wholly owned subsidiary of SUPERVALU upon consummation of the merger. The directors of Acquisition immediately prior to the effective time of the merger will be the initial directors of the surviving corporation, and the officers of Richfood immediately prior to the effective time of the merger will be the initial officers of the surviving corporation. SUPERVALU currently expects that, after the effective time of the merger, it will retain most of the executive officers of Richfood responsible for the retail and distribution operations of Richfood and will not retain most of the executive officers of Richfood responsible for the corporate functions of Richfood.

                             ACQUISITION FINANCING

   SUPERVALU intends to finance the acquisition with a combination of existing cash, commercial paper issuances (supported by bank credit facilities) and the proceeds of one or more debt offerings. Approximately $886 million will be paid to Richfood shareholders, consisting of $443 million of cash and the issuance of $443 million of SUPERVALU common stock. SUPERVALU intends to repay approximately $366 million of outstanding Richfood debt, consisting of a bank term loan and revolving bank loans. SUPERVALU intends to finance approximately $500 million with the proceeds of one or more debt offerings.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

SUPERVALU

   SUPERVALU common stock is listed on the NYSE and traded under the symbol "SVU." The following table sets forth, for the periods indicated, the high and low reported closing sale prices per share of SUPERVALU common stock on the NYSE Composite Transactions reporting system and cash dividends declared per share of SUPERVALU common stock.

                                            Price Range of
                                             Common Stock
                                            --------------------      Dividends
                                             High          Low        Declared
                                            -------      -------      ---------
   Fiscal 1998
    First Quarter.......................... $   18 5/16  $   14 5/16   $.1250
    Second Quarter.........................     20 13/16     17 1/4     .1300
    Third Quarter..........................     20 7/8       17 7/16    .1300
    Fourth Quarter.........................     24 9/32      19 25/32   .1300
   Fiscal 1999
    First Quarter.......................... $   24 5/8   $   20 6/16   $.1300
    Second Quarter.........................     25 1/32      20 5/16    .1325
    Third Quarter..........................     28 7/16      21 1/2     .1325
    Fourth Quarter.........................     28 3/4       24 1/8     .1325
   Fiscal 2000
    First Quarter.......................... $   25 11/16 $   19 9/16   $.1325
    Second Quarter (through July 27,
     1999).................................     26 1/8       23 13/16   .1350

   On June 9, 1999, the last trading day before SUPERVALU and Richfood publicly announced the execution of the merger agreement, the closing price per share of SUPERVALU common stock on the NYSE Composite Transactions reporting system was $24.81. On July 27, 1999, the latest practicable date prior to the date of this proxy statement/prospectus, such price was $25 5/16. Past price performance is not necessarily indicative of likely future price performance. Holders of Richfood common stock are urged to obtain current market quotations for shares of SUPERVALU common stock.

   SUPERVALU has declared a cash dividend on its common stock for 62 consecutive years. Although the SUPERVALU Board of Directors presently intends to continue the policy of declaring a quarterly cash dividend, future SUPERVALU dividends would depend upon the earnings of SUPERVALU and its subsidiaries, their financial condition and other factors, including applicable governmental regulations and policies.

Richfood

   Richfood common stock is listed on the NYSE and traded under the symbol "RFH." The following table sets forth, for the periods indicated, the high and low reported closing sale prices per share of Richfood common stock on the NYSE Composite Transactions reporting system and cash dividends declared per share of Richfood common stock.

                                            Price Range of
                                             Common Stock
                                            --------------------      Dividends
                                             High          Low        Declared
                                            -------      -------      ---------
   Fiscal 1998
    First Quarter.......................... $   26 3/16     $19 7/8     $0.04
    Second Quarter.........................     26 1/2       21 11/16    0.04
    Third Quarter..........................     28 15/16     22 1/2      0.04
    Fourth Quarter.........................     32           26 3/16     0.04
   Fiscal 1999
    First Quarter.......................... $   27          $19 1/4     $0.05
    Second Quarter.........................     23           13 13/16    0.05
    Third Quarter..........................     22           16         0.05
    Fourth Quarter.........................     24 13/16     11 7/8      0.05
   Fiscal 2000
    First Quarter ......................... $   18 1/8      $11 15/16   $0.00
    Second Quarter (through July 27,
     1999).................................     18 3/16      18 1/8      0.00

   On July 27, 1999, the latest practicable date prior to the date of this proxy statement/prospectus, the closing price per share of Richfood common stock on the NYSE Composite Transactions reporting system was $18 3/16.

   Richfood has paid cash dividends on its common stock since September 1991. Richfood expects to continue paying cash dividends on its common stock when justified by Richfood's financial condition. The amount of future dividends, if any, will depend on the consummation of the merger, general business conditions encountered by Richfood, its earnings, financial condition and capital requirements and such other factors as the board of directors may deem relevant.

                              BUSINESS OF RICHFOOD

   Richfood is a major food wholesaler and retailer operating primarily in the Mid-Atlantic region of the United States. Richfood's wholesale division is the leading wholesale food distributor in the Mid-Atlantic region and the fourth largest publicly owned food wholesaler in the United States. As a result of recent acquisitions, Richfood's retail division is now one of the largest food retailers in its Mid-Atlantic operating region.

   Richfood's wholesale division supplies a comprehensive selection of national brand and private label grocery products, dairy products, frozen foods, fresh produce items, meats, delicatessen and bakery products and non-food items from its two principal distribution centers. Richfood's distribution centers are strategically located within its operating region and have capacity to accommodate additional growth. Richfood's wholesale division serves approximately 1,400 retail grocery stores, including leading regional chains and smaller independent retailers throughout the Mid-Atlantic region, offering its customers a dependable supply and prompt delivery of over 37,000 grocery and non-grocery items at competitive prices. Richfood's retail division operates the 39 store Farm Fresh chain located primarily in the Hampton Roads region of Virginia, 37 Shoppers Food Warehouse stores in the greater Washington, D.C., metropolitan area and the Metro chain of 16 retail grocery stores in the metropolitan Baltimore, Maryland area.

   Richfood was organized in July 1987 as the successor to a wholesale grocery firm established in 1935. Richfood's principal executive offices are located at 4860 Cox Road, Suite 300, Glen Allen, Virginia 23060 (Telephone 804-915-6000).

                             BUSINESS OF SUPERVALU

General

   SUPERVALU is the nation's 11th largest food retailer and largest food distributor based on revenues. SUPERVALU operates three principal store formats at retail, and sells food and non-food products at wholesale. As of February 27, 1999, SUPERVALU operated 345 corporate retail stores under its principal retail formats including price superstores, combination food and drug stores, and limited assortment stores under such retail banners as Cub Foods, Shop 'n Save, Save-A-Lot, bigg's, Scott's Foods, Laneco and Hornbachers. Through its Save-A-Lot banner, as of February 27, 1999, SUPERVALU also supplied 630 licensed independent Save-A-Lot limited assortment stores. Additionally, as of February 27, 1999, SUPERVALU was the primary supplier of approximately 2,700 additional stores and a partial supplier of approximately 1,200 additional stores in 48 states.

   SUPERVALU's growth strategy includes growing its retail operations through new store development and acquisitions, expanding Save-A-Lot, SUPERVALU's limited assortment store banner, and increasing efficiencies in its food distribution operations while participating in the consolidation of the food distribution industry. During fiscal 1999, SUPERVALU added 73 retail stores through new store development and acquisition. In addition, SUPERVALU commenced operations of its second "upstream" facility, a regional distribution facility in Ogelsby, Illinois, for slow moving grocery product, general merchandise and health and beauty care product, and began construction of a regional distribution facility in Minneapolis, Minnesota for fast moving product.

   SUPERVALU INC., a Delaware corporation, was organized in 1925 as the successor to two wholesale grocery firms established in the 1870's. SUPERVALU's principal executive offices are located at 11840 Valley View Road, Eden Prairie, Minnesota 55344 (Telephone: 612-828-4000).

Recent Developments

   On July 20, 1999, SUPERVALU signed a letter of understanding for a supply arrangement with Kmart Corporation. The letter of understanding contemplates that SUPERVALU will distribute and replenish an estimated $2.3 billion of Kmart's grocery related distribution volume annually. SUPERVALU expects to reach a definitive three-year agreement, which it anticipates will be effective beginning in early 2000 and subject to an early termination right by Kmart, and to commence start-up of the supply arrangement in the fall of 1999. The foregoing revenue estimate is based on a number of assumptions and revenue actually realized under the supply arrangement with Kmart may be more or less than this amount.

                     DESCRIPTION OF SUPERVALU CAPITAL STOCK

   The following description of the capital stock of SUPERVALU does not purport to be complete and is subject in all respects, to applicable Delaware law and to the provisions of SUPERVALU's certificate of incorporation.

General

   SUPERVALU's authorized capital stock consists of 200,000,000 shares of common stock, $1 par value, and 1,000,000 shares of preferred stock, no par value. SUPERVALU's board of directors has adopted certificates of designation with respect to a series of 6,000 shares of 4.50% preferred stock, no par value, and a series of 100,000 shares of Series B Junior Participating preferred stock, no par value.

Common Stock

   On July 27, 1999, there were 119,902,123 shares of SUPERVALU common stock outstanding. All outstanding shares of SUPERVALU common stock are, and the shares offered hereby, when issued, will be fully paid and nonassessable. All holders of SUPERVALU common stock have voting rights and are entitled to one vote for each share held of record on all matters submitted to a vote to the stockholders. Holders of SUPERVALU common stock do not have the right to cumulate votes in the election of directors and do not have a right of redemption or any preferential right of subscription for any securities of SUPERVALU.

   Subject to preferences that may be applicable to any shares of SUPERVALU preferred stock outstanding at the time, holders of SUPERVALU common stock are entitled to dividends when and as declared by SUPERVALU's board of directors from funds legally available therefor and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities.

Preferred Stock

   On July 27, 1999, there were 1,341 shares of 4.50% preferred stock outstanding and no shares of Series B preferred stock outstanding. The Series B preferred stock was issuable under the terms of SUPERVALU's Preferred Share Purchase Rights Plan, which has expired.

   All holders of 4.50% preferred stock have voting rights and are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of 4.50% preferred stock and SUPERVALU common stock vote together as one class on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any series of SUPERVALU preferred stock ranking prior to 4.50% preferred stock with respect to dividends, the holders of shares of 4.50% preferred stock, in preference to the holders of SUPERVALU common stock, are entitled to receive, when, as and if declared by the board of directors out of funds legally available therefor, quarterly dividends payable in cash on the fifteenth day of March, June, September and December in each year in an amount per share equal to $45 per annum. In the event of liquidation, holders of 4.50% preferred stock are entitled to receive, out of the assets of SUPERVALU available for distribution to its stockholders, an amount equal to $1,000 per share plus any accrued but unpaid dividends, prior to any distribution to the holders of SUPERVALU common stock.

   SUPERVALU's board of directors has the authority, without further stockholder action, to issue from time to time all or any part of the authorized SUPERVALU preferred stock. Additional SUPERVALU preferred stock is issuable in one or more series, and SUPERVALU's board of directors is authorized to determine the designation and number of shares in each series and to fix the dividend, redemption, liquidation, retirement, conversion and voting rights, if any, of such series, and any other rights and preferences thereof. Any shares of SUPERVALU preferred stock which may be issued may have disproportionately high voting rights or class voting rights, may be convertible into shares of SUPERVALU common stock and may rank prior in right to shares of SUPERVALU common stock as to payment of dividends and upon liquidation. Although the issuance of additional SUPERVALU preferred stock may have an adverse effect on the rights (including voting rights) of holders of SUPERVALU common stock, the consent of the holders of SUPERVALU common stock would not be required for any such issuance of SUPERVALU preferred stock. In addition, the issuance of additional SUPERVALU preferred stock may have the effect of delaying, deferring or preventing a change in control of SUPERVALU. SUPERVALU has no current plans to issue any new series of SUPERVALU preferred stock.

Other "Anti-Takeover" Provisions

   SUPERVALU's certificate of incorporation requires, with certain exceptions, the affirmative vote of 75% of the outstanding voting stock to effect a merger, sale or lease of substantially all of the assets of SUPERVALU, or certain other transactions, where the other party to the transaction is the beneficial owner of 5% or more of the outstanding SUPERVALU capital stock. In addition, each such covered transaction, with certain exceptions, must be approved by the majority of the outstanding capital stock of SUPERVALU, excluding the capital stock beneficially owned by the other party to the transaction. Any amendment, change or repeal of this provision would require the affirmative vote of 75% of the outstanding capital stock, and a majority of the outstanding shares of capital stock, excluding capital stock beneficially owned by any party which is the beneficial owner of 5% or more of the outstanding capital stock.

   SUPERVALU's bylaws provide for a classified board of directors, elected to staggered terms of three years each. As a result, at least two stockholders' meetings will generally be required for stockholders to effect a change in control of its board of directors.

   Although SUPERVALU's board of directors has no present intention of issuing any additional shares of preferred stock or common stock as an anti-takeover device, the issuance of additional stock could be used to create impediments to or otherwise discourage person attempting to gain control of SUPERVALU. For example, the issuance of additional shares could be used to dilute the voting power of persons seeking to obtain control of SUPERVALU. In addition, SUPERVALU's board of directors has the authority to issue a series of preferred stock with rights and preferences that could impede completion of any proposed transaction. It is possible that the takeovers that may be impeded may be those that the majority of unaffiliated stockholders believe to be in their best interest.

                COMPARATIVE RIGHTS OF HOLDERS OF RICHFOOD COMMON
                        STOCK AND SUPERVALU COMMON STOCK

   The following is a comparison of certain of the rights of holders of SUPERVALU common stock and those of holders of Richfood common stock. Because Richfood is organized under the laws of the Commonwealth of Virginia and SUPERVALU is organized under the laws of the State of Delaware, differences in the rights of holders of SUPERVALU common stock and those of holders of Richfood common stock arise from differing provisions of Delaware law and Virginia law, in addition to differing provisions of SUPERVALU's and Richfood's respective organizational documents.

   The following summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of holders of SUPERVALU common stock and those of holders of Richfood common stock. The identification of specific provisions or differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to Virginia law and Delaware law and by the governing corporate instruments of Richfood and SUPERVALU, to which shareholders are referred.

Authorized Capital Stock

   Richfood. Richfood's authorized capital stock consists of 90,000,000 shares of Richfood common stock and 5,000,000 shares of Richfood preferred stock, without par value. As of July 27, 1999, 47,734,240 shares of Richfood common stock and no shares of Richfood preferred stock were issued and outstanding. As of the record date, 1,283,525 shares of Richfood common stock were reserved for issuance pursuant to Richfood's stock-based benefit plans. The Richfood board of directors may determine the preferences, limitations and relative rights, to the extent permitted by Virginia law, of any class or series of shares of Richfood preferred stock before issuance of such shares. The issuance of such shares does not require the approval of the holders of Richfood common stock.

   SUPERVALU. SUPERVALU's authorized capital stock consists of 200,000,000 shares of common stock, $1 par value, and 1,000,000 shares of preferred stock, no par value. SUPERVALU's board of directors has adopted certificates of designation with respect to a series of 6,000 shares of 4.50% preferred stock, no par value, and a series of 100,000 shares of Series B Junior Participating preferred stock, no par value. On July 27, 1999, there were 119,902,123 shares of SUPERVALU common stock outstanding, 1,341 shares of 4.50% preferred stock outstanding and no shares of Series B preferred stock outstanding. The SUPERVALU board of directors may determine the preferences, limitations and relative rights, to the extent permitted by Delaware law, of any class or series of shares of SUPERVALU preferred stock before issuance of such shares. The issuance of such shares does not require the approval of the holders of SUPERVALU common stock.

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Directors

   Richfood. Virginia law provides that the board of directors of a Virginia corporation shall consist of a number of individuals specified in or fixed in accordance with the bylaws of the corporation or, if not specified or fixed in accordance with the bylaws, then a number specified in or fixed in accordance with the articles of incorporation of the corporation.

   The Richfood bylaws provide that the number of members of the Richfood board of directors shall be 11 and shall be subject to change as provided in the Richfood articles of incorporation. The Richfood articles of incorporation provide that the Richfood board of directors may amend the Richfood bylaws from time to time to increase or decrease the number of directors by up to 30% of the number of directors last elected by the Richfood shareholders; provided, that any decrease in the number of directors may not shorten an incumbent director's term or reduce any quorum or voting requirements until such persons cease to be directors.

   The Richfood articles of incorporation provide further that no person shall be eligible to serve as a member of the Richfood board of directors if such person is "related" to an existing director or nominee. A person is deemed to be "related" to an existing director or nominee, if such person is an "affiliate" or an "associate" of an existing director or nominee or if such person is an affiliate, associate or employee of a single "customer." The Richfood articles of incorporation define an "affiliate" as any person that directly or indirectly controls, is controlled by or is under the common control with the person specified. The Richfood articles of incorporation define an "associate" of any person as including (1) a corporation of which such person owns beneficially 10% or more of any class of equity securities,
(2) a trust or an estate in which such person has a substantial beneficial interest or as to which such person serves as a fiduciary and (3) a relative or spouse of such person who shares the same home. For purposes of this provision, a "customer" means any person engaged in the sale of grocery products that uses Richfood, Inc., a wholly owned subsidiary of Richfood, as its primary source of supply for such products (or such other persons as may be determined by a majority of the Richfood board of directors).

   Directors are elected by a plurality of the votes cast by shares of Richfood common stock entitled to vote at a meeting at which a quorum is present. Holders of Richfood common stock do not have cumulative voting rights in the election of directors.

   SUPERVALU. Delaware law provides that the board of directors of a Delaware corporation shall consist of the number of individuals specified in or fixed in accordance with the bylaws or the certificate of incorporation of the corporation.

   The SUPERVALU bylaws provide that the number of directors may be increased or decreased from time to time by resolution of a majority of the whole board of directors or of the holders of at least 75% of the stock of SUPERVALU entitled to vote, considered as one class. The number of directors is currently set at 11.

   Under the SUPERVALU bylaws, the board of directors is divided into three classes with the number of directors divided equally so far as possible among the three classes. At each annual election of directors, the successors to the directors of each class whose term expires in that year is elected to hold office for a term of three years from their date of election. In case of any increase or decrease in the number of directors, the increase or decrease shall be distributed among the several classes as nearly equal as possible, as determined by the vote of a majority of the whole board or by the holders of at least 75% of the stock of SUPERVALU entitled to vote, considered as one class.

   Directors are elected by a plurality of the votes cast by holders of SUPERVALU stock entitled to vote at a meeting at which a quorum is present. Holders of SUPERVALU common stock do not have cumulative voting rights in the election of directors.

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Removal of Directors

   Richfood. Pursuant to Virginia law, a member of the Richfood board of directors may be removed with or without cause by a majority of the votes entitled to be cast at a meeting of shareholders called expressly for that purpose at which a quorum is present. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove such director.

   SUPERVALU. Pursuant to Delaware law, a member of the SUPERVALU board of directors may be removed only for cause by the holders of a majority of shares of SUPERVALU stock then entitled to vote for the election of directors.

Vacancies on the Board of Directors

   Richfood. The Richfood bylaws provide that any vacancy occurring on the Richfood board of directors may be filled by the affirmative vote of the majority of the remaining directors, though less than a quorum of the Richfood board of directors, and the term of any director so elected shall expire at the next annual meeting of shareholders and when his or her successor is elected.

   SUPERVALU. The SUPERVALU bylaws provide that any vacancies on the board of directors and newly created directorships resulting from an increase in the number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, and each director so elected shall hold office until the next annual meeting of stockholders.

Notice of Shareholder Nominations of Directors and Shareholder Proposals

   Richfood. The Richfood bylaws provide that, subject to the rights of holders of any class of Richfood preferred stock, a shareholder may nominate one or more persons for election as directors at a meeting only if written notice of such shareholder's nomination has been given to the Secretary of Richfood not less than 50 nor more than 75 days before the first anniversary of the date of Richfood's proxy statement in connection with the last meeting of shareholders called for the election of directors. Each notice must contain: (1) the name, age, business address and, if known, residential address of each nominee; (2) the principal occupation or employment of each nominee; and (3) the number and class of capital shares of Richfood beneficially owned by each nominee. The Secretary of Richfood delivers all such notices to Richfood's Nominating Committee for review. After such review, the Nominating Committee makes its recommendation regarding nominees to the Richfood board of directors. The chairman of any shareholders' meeting called for the election of directors may determine that a shareholder nomination was not made in accordance with the procedures and declare to the meeting that the defective nomination shall be disregarded.

   For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of Richfood. To be timely, a shareholder's notice must be given, either by personal delivery or by mail, to the Secretary not less than 60 days before the first anniversary of the date of Richfood's proxy statement in connection with the last annual meeting. The notice must contain as to each matter the shareholder proposes to bring before the annual meeting: (1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (2) the name and record address of the shareholder proposing such business; (3) the class, series and number of Richfood's shares beneficially owned by the shareholder; and (4) any material interest of the shareholder in such business. If business is brought before an annual meeting without complying with these provisions, the chairman of the meeting shall declare that the business was not properly brought before the meeting, and such business shall not be transacted.

   SUPERVALU. For nominations or other business to be properly brought before an annual meeting by a stockholder, SUPERVALU's bylaws provide that the stockholder must have given timely notice thereof in writing to the Secretary and such other business must be a proper matter for stockholder action. To be timely,

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

a stockholder's notice shall be delivered to the Secretary at the principal executive offices of SUPERVALU not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the preceding year's annual meeting. In the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary of the preceding year's annual meeting, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 150th day prior to such annual meeting and not earlier than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. A stockholder notice shall set forth (1) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (2) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (3) as to the stockholder giving the notice, the name and address of such stockholder and the class and number of shares of SUPERVALU stock which are owned beneficially and of record by such stockholder.

   SUPERVALU's bylaws provide that only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to SUPERVALU's notice of meeting. Nominations of persons for election to the board of directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to notice of meeting by any stockholder of SUPERVALU who is a stockholder of record at the time of giving of notice who is entitled to vote at the meeting and who complies with the notice procedures described above. To be timely, such notice shall be delivered to the Secretary at the principal executive offices of SUPERVALU not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.

Director Standard of Conduct

   Richfood. Virginia law requires that a director of a Virginia corporation discharge his duties as a director in accordance with his good faith business judgment of the best interests of the corporation.

   SUPERVALU. Delaware common law requires that a director of a Delaware corporation discharge his or her duties as a director in accordance with the fiduciary duties of care and loyalty. The duty of care requires that directors, in performing their corporate duties, exercise the care that an ordinarily prudent person would exercise under similar circumstances. The duty of loyalty prohibits self-dealing by directors.

Limitations on Director Liability

   Richfood. The Richfood articles of incorporation eliminate personal liability for monetary damages for all officers and directors of Richfood, except with respect to willful misconduct or a knowing violation of criminal law or any federal or state securities law, in any proceeding brought by a shareholder of Richfood in the right of Richfood or brought by or on behalf of shareholders of Richfood.

   SUPERVALU. The SUPERVALU certificate of incorporation provides that a director of SUPERVALU shall not be personally liable to SUPERVALU or its holders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to SUPERVALU or its stockholders, (2) for acts or omissions not in good faith or which involved intentional misconduct or knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law relating to the unlawful payment of dividends, (4) for any transaction from which the director derived an improper personal benefit or (5) for any act or omission occurring prior to the date when the articles providing such limitations became effective.

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

Indemnification

   Richfood. The Richfood articles of incorporation require indemnification in any proceeding, including a proceeding brought by Richfood or by a shareholder in the right of Richfood or brought by or on behalf of the shareholders of Richfood, against (1) any person who was or is a party to such proceeding by reason of the fact that he is or was a director or officer of Richfood, and (2) any director or officer of Richfood in connection with service at the request of Richfood as director, trustee, partner or officer of another enterprise, in either case unless the person engaged in willful misconduct or a knowing violation of the criminal law.

   SUPERVALU. The SUPERVALU bylaws provide that SUPERVALU shall indemnify any director or officer of SUPERVALU and may indemnify any employee or agent of the corporation in the discretion of the board of directors for such liabilities in such manner, under such circumstances and to such extent as permitted by
Section 145 of the Delaware General Corporation Law. In addition, the SUPERVALU bylaws provide that SUPERVALU shall indemnify any person who was, is, or is threatened to be made a party to a proceeding (including a proceeding by or in the right of SUPERVALU to procure a judgment in its favor) by reason of the fact that he or she (1) is or was a director or officer of SUPERVALU or (2) is or was serving at the request of SUPERVALU as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such proceeding (even if such wrongful act arose out of neglect or breach of duty not involving willful misconduct), so long as he or she did not act out of personal profit or advantage which was undisclosed to SUPERVALU and he or she acted in a manner reasonably believed to be in or not opposed to the best interests of SUPERVALU, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Mergers, Share Exchanges and Sales of Assets

   Richfood. The Richfood articles of incorporation generally require that any merger, share exchange or sale of all or substantially all the assets of Richfood not in the ordinary course of business be approved by more than two-thirds of the votes entitled to be cast by each voting group that is entitled to vote on such transaction.

   SUPERVALU. Delaware law generally requires that any merger, share exchange or sale of all or substantially all the assets of a corporation not in the ordinary course of business be approved by the affirmative vote of the majority of the issued and outstanding shares entitled to vote. The SUPERVALU certificate of incorporation provides that (1) any merger or consolidation of SUPERVALU with a beneficial owner (an "Interested Stockholder"), directly or indirectly, of more than 5% of the capital stock entitled to vote generally in the election of directors ("Capital Stock") of SUPERVALU, (2) any sale, lease, exchange or other disposition of all or any substantial part of the assets of SUPERVALU to an Interested Stockholder, (3) the issuance of transfer of any securities of SUPERVALU to an Interested Stockholder in exchange for assets or securities or a combination thereof (except assets or securities or a combination thereof so acquired in a single transaction or a series of related transactions having an aggregate fair market value of less than $5,000,000) or
(4) the issuance or transfer of any securities of SUPERVALU to an Interested Stockholder for cash, in each case shall not be consummated without the approval by the affirmative vote of the holders of at least 75% of the then outstanding shares of Capital Stock. The SUPERVALU certificate of incorporation provides an exception to the foregoing voting requirement if (a) the Interested Stockholder is a corporation and a majority of the outstanding shares of Capital Stock of such Interested Stockholder is owned of record or beneficially by SUPERVALU and/or its subsidiaries or (b) the board of directors of SUPERVALU approved a memorandum of understanding with the Interested Stockholder with respect to an substantially consistent with the transaction prior to the time the Interested Stockholder became an Interested Stockholder.

Anti-Takeover Statutes

   Richfood. Virginia law contains provisions governing "affiliated transactions." In general, these provisions require approval of material acquisition transactions between a Virginia corporation and any holder

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of more than 10% of any class of its outstanding voting shares (an "interested shareholder") by the holders of at least two-thirds of the remaining voting shares. Affiliated transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an interested shareholder or any reclassification, including reverse stock splits, recapitalization or merger of the corporation with its subsidiaries, which increases the percentage of voting shares owned beneficially by an interested shareholder by more than 5%. These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the statute provides that, by affirmative vote of a majority of the voting shares other than shares owned by any interested shareholder, a corporation can adopt an amendment to its articles of incorporation or bylaws providing that the affiliated transactions provisions shall not apply to the corporation. Richfood's articles of incorporation provide that these provisions shall not be applicable to Richfood.

   Virginia law also contains provisions relating to "control share acquisitions," which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a Virginia public corporation to meet or exceed certain threshold percentages (20%, 33 1/3% or 50%) of the total votes entitled to be cast for the election of directors. Shares acquired in a control share acquisition have no voting rights unless (1) the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation, or (2) the articles of incorporation or bylaws of the corporation provide that these Virginia law provisions do not apply to acquisitions of its shares. The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition. These provisions were designed to deter certain takeovers of Virginia public corporations. The board of directors of a Virginia corporation may adopt a bylaw providing that the control share provisions of Virginia law do not apply to acquisitions of the corporation's shares. Such a bylaw may be adopted at any time up to four days following receipt by a corporation of notice of a proposed control share acquisition. Richfood's board of directors has not adopted any such bylaw opting-out of the control share acquisition provisions of Virginia.

   SUPERVALU. Section 203 of the Delaware General Corporation Law provides that a corporation shall not engage in any "business combination" with any "interested stockholder" for a period of three years following the time that such stockholder became an interested stockholder, unless (1) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer or (c) at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" under the Delaware General Corporation Law is generally defined as any of the following transactions involving the corporation and an interested stockholder thereof: (1) a merger or consolidation; (2) a sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the corporation's assets; (3) an issuance or transfer of the corporation's stock; (4) a transaction having the effect of directly or indirectly increasing the proportionate share of the corporation's stock held by such interested stockholder; or (5) any receipt by such interested stockholder of the benefit of any loans, guarantees, pledges or other financial benefits. An "interested stockholder" under the Delaware General Corporation Law is generally defined as any person owning 15% or more of the corporation's outstanding voting stock.

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Amendments to Articles of Incorporation

   Richfood. The Richfood articles of incorporation provide that any amendment to the Richfood articles of incorporation shall be approved by more than two-thirds of the votes entitled to be cast by each voting group that is entitled to vote on the matter.

   SUPERVALU. Delaware law provides generally that a Delaware corporation's certificate of incorporation may be amended by the board of directors and by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote. However, to amend the provisions described above under "-- Mergers, Share Exchanges and Sales of Assets," the SUPERVALU certificate of incorporation requires the approval of (1) at least 75% of the outstanding shares of capital stock of SUPERVALU entitled to vote generally in the election of directors (considered for this purpose as one class) and (2) at least a majority of the outstanding shares of capital stock of SUPERVALU entitled to vote generally in the election of directors (considered for this purpose as one class), exclusive of all voting stock of SUPERVALU beneficially owned, directly or indirectly, by any corporation, person or entity which is, as of the record date for the determination of stockholders entitled to notice of such amendment, the beneficial owner, directly or indirectly, of 5% or more of the outstanding shares of capital stock of SUPERVALU entitled to vote generally in the election of directors (considered for this purpose as one class).

Amendments to Bylaws

   Richfood. The Richfood bylaws provide that the Richfood board of directors shall have the power to adopt, amend or repeal the Richfood bylaws with or without the approval of the shareholders of Richfood by affirmative vote of a majority of the directors, although bylaws so adopted, amended or repealed by the Richfood board of directors may be further adopted, amended or repealed by the shareholders and the shareholders in adopting or amending a particular bylaw may provide expressly that the Richfood board of directors may not amend or repeal such bylaw.

   SUPERVALU. SUPERVALU's bylaws may be amended by a majority vote of the whole board of directors or by a majority vote of the stockholders at any meeting at which a quorum is present. However, the provisions of SUPERVALU's bylaws relating to the number, election and term of office of directors may be amended only by a 75% vote of stockholders or by a majority of the whole board of directors.

Dissenters' Rights

   Richfood. Under Virginia law, a shareholder of a Virginia corporation is entitled to dissent from, and to receive payment of the "fair value" of his or her shares in the event of, any of the following corporate transactions: (1) consummation of a merger to which the corporation is a party, provided that either (a) shareholder approval is required for the merger pursuant to Virginia law or the corporation's articles of incorporation and the shareholder is entitled to vote, or (b) the corporation is a subsidiary being merged with its parent pursuant to a particular Virginia law provision for such transactions;
(2) consummation of a plan of share exchange to which the corporation is a party as the party whose shares will be acquired, provided that the shareholder is entitled to vote on the plan; (3) consummation of the sale or exchange of all or substantially all the property of the corporation, if the shareholder is entitled to vote on the transaction or the transaction is in furtherance of a dissolution on which the shareholder is entitled to vote, and provided that the transaction is neither (i) a transaction pursuant to court order, nor (ii) a transaction for cash pursuant to a plan by which all or substantially all of the net proceeds will be distributed to shareholders within one year; or (4) any corporate action taken pursuant to a shareholder vote, to the extent that the articles of incorporation, the bylaws or a resolution of the board of directors provides that voting and nonvoting shareholders are entitled to dissent and obtain payment for their shares.

   With respect to shares of any class or series that are either listed on a national securities exchange or held by at least 2,000 record shareholders, dissenters' rights are not available to the holders of such shares by reason

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of a merger, share exchange or sale or exchange of property unless: (1) the articles of incorporation of the corporation issuing such shares provide otherwise; (2) in the case of a merger or share exchange, the holders of such shares are required to accept anything other than (a) cash, (b) shares of the surviving or acquiring corporation or shares of any other corporation that are either listed subject to notice of issuance on a national securities exchange or held by more than 2,000 record shareholders or (c) a combination of cash and such shares; or (3) the transaction is an affiliated transaction and has not been approved by a majority of the disinterested directors as defined in Virginia law.

   A shareholder who has the right to dissent from a transaction and receive payment of the "fair value" of his or her shares must follow specific procedural requirements as set forth in Virginia law in order to maintain such right and obtain such payment.

   SUPERVALU. Under Delaware law, a stockholder of a Delaware corporation is entitled to an appraisal by the Court of Chancery of the "fair value" of his or her shares in the event of the consummation of a merger or consolidation to which the corporation is a party, provided that either (1) approval by the stockholders of the corporation is required for the merger pursuant to Delaware law or the corporation's certificate of incorporation and the stockholder is entitled to vote, or (2) the corporation is a subsidiary being merged with its parent or another subsidiary of the parent pursuant to a particular Delaware law provision for such transactions and all of the stock of the corporation is not owned by the parent corporation.

   With respect to shares of any class or series that are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held by at least 2,000 record stockholders, appraisal rights are not available to the holders of such shares by reason of a merger or consolidation unless the holders thereof are required by the terms of an agreement of merger or consolidation to accept for such stock anything except
(1) cash in lieu of fractional shares, (2) shares of the surviving corporation or shares of any other corporation that are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or held by more than 2,000 record stockholders or (3) a combination of cash in lieu of fractional shares and such shares.

   A Delaware corporation may provide in its certificate of incorporation that appraisal rights shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation to which the corporation is a party or the sale of all or substantially all of the assets of the corporation.

   A stockholder who has the right to appraisal in connection with a transaction and to receive payment of the "fair value" of his or her shares must follow specific procedural requirements as set forth in Delaware law in order to maintain such right and obtain such payment.

Transfer Restrictions

   Richfood. The Richfood articles of incorporation establish certain restrictions on the original issuance and transfer of shares of Richfood common stock.

   Shares of Richfood common stock may not be transferred to any person who, immediately following such transfer would, together with such person's affiliates and associates, be the beneficial owner of more than 20% of such shares, unless the proposed transfer is approved in advance by the Richfood board of directors. The Richfood articles of incorporation provide that an attempt to transfer shares of Richfood common stock without prior approval by the Richfood board of directors to any person who would thereafter own more than 20% of such shares shall be null and void and shall not be recognized by Richfood for any purpose, except that the Richfood board of directors may elect to recognize such attempted transfer and simultaneously redeem such shares at their "restricted share redemption price" (generally the lowest price actually paid by the transferee for shares of Richfood common stock during the two year period immediately before the attempted transfer or, if such price cannot be determined readily by the Richfood board of directors, then the lowest closing price for such shares in their principal trading market during such period).

   The Richfood articles of incorporation require record holders of Richfood common stock to disclose to Richfood upon demand information with respect to beneficial ownership of the shares then held by them. Richfood may enforce the restrictions on transfer of shares of Richfood common stock by polling registered holders with respect to the beneficial ownership of their shares and by monitoring filings with the Commission by persons beneficially owning 5% or more of the common stock as required pursuant to Section 13(d) of the Exchange Act.

   SUPERVALU. The transfer of SUPERVALU common stock is not restricted by its certificate of incorporation or bylaws or by the Delaware General Corporation Law.

                     FEDERAL SECURITIES LAWS CONSEQUENCES;
                     STOCK TRANSFER RESTRICTION AGREEMENTS

   This document does not cover any resales of the SUPERVALU common stock to be received by Richfood's shareholders upon consummation of the merger, and no person is authorized to make any use of this document in connection with any such resale.

   All SUPERVALU common stock that Richfood shareholders receive in the merger will be freely transferable, with the exception of the SUPERVALU common stock received by persons who are deemed to be "affiliates" of Richfood under the Securities Act of 1933 at the time of the special meeting. These "affiliates" who receive SUPERVALU common stock in the merger may only resell that stock in transactions permitted by Rule 145 under the Securities Act of 1933 or as otherwise permitted under that Act. Persons who may be deemed to be affiliates of Richfood for such purposes generally include individuals or entities that control, are controlled by, or are under common control with, Richfood and may include some officers, directors and principal shareholders of Richfood. The merger agreement requires Richfood to seek to deliver or cause to be delivered to SUPERVALU on or prior to the effective time of the merger from each of those affiliates an executed letter agreement to the effect that those persons will not offer or sell or otherwise dispose of any SUPERVALU common stock issued to them in the merger in violation of the Securities Act of 1933.

                                 LEGAL MATTERS

   The validity of the SUPERVALU common stock to be issued in connection with the merger will be passed upon by Dorsey & Whitney LLP. It is a condition to the consummation of the merger that Richfood receive an opinion from Hunton & Williams, legal counsel to Richfood, to the effect that the merger will be a reorganization for federal income tax purposes. It also is a condition to the consummation of the merger that SUPERVALU receive an opinion from Skadden, Arps, Slate, Meagher & Flom (Illinois), special legal counsel to SUPERVALU, to the effect that the merger will be a reorganization for federal income tax purposes. We describe the conditions for consummation of the merger under the heading "THE MERGER--Conditions to the Merger."

                                    EXPERTS

   The consolidated financial statements of SUPERVALU appearing in the SUPERVALU Annual Report (Form 10-K) for the fiscal year ended February 27, 1999, have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

   The consolidated financial statements of SUPERVALU as of and for the two fiscal years (53 and 52 weeks) in the period ended February 28, 1998, incorporated herein by reference from the SUPERVALU Annual Report (Form 10-K) for the year ended February 27, 1999, have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

   The consolidated financial statements of Richfood appearing in the Richfood Annual Report (Form 10-K) for the fiscal year ended May 1, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. Representatives of Ernst & Young LLP are expected to be present at the special meeting. These representatives will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

   If for any reason the merger agreement is terminated (other than in connection with Richfood's execution of an agreement relating to a Superior Proposal), Richfood will hold its Annual Meeting of Shareholders for 1999 as soon as possible thereafter. Any proposal that a Richfood shareholder wishes to have included in Richfood's proxy materials for any such Annual Meeting of Shareholders to be held in 1999 must be received at the main office of Richfood at 4860 Cox Road, Suite 300, Glen Allen, Virginia 23060, a reasonable time before Richfood begins to print and mail its proxy materials. Richfood's board of directors reviews each proposal received to determine if it satisfies the criteria established by Richfood's bylaws and applicable law for inclusion in Richfood's proxy materials.

                                 OTHER MATTERS

   Richfood's board of directors does not know of any matters to be presented to the special meeting other than those set forth above. However, if other matters come before the special meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with the recommendation of the Richfood board of directors on such matters, and discretionary authority to do so is included in the proxy.

                      WHERE YOU CAN FIND MORE INFORMATION

   SUPERVALU has filed with the SEC a registration statement under the Securities Act of 1933 that registers the SUPERVALU common stock to be issued to Richfood shareholders in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about SUPERVALU and SUPERVALU common stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this proxy statement/prospectus.

   In addition, SUPERVALU and Richfood file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

  Public Reference Room    New York Regional Office   Chicago Regional Office
  450 Fifth Street, N.W.     7 World Trade Center         Citicorp Center
        Room 1024                 Suite 1300          500 West Madison Street
  Washington, D.C. 20549      New York, NY 10048             Suite 1400
                                                       Chicago, IL 60661-2511

   You also may obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

   The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like SUPERVALU and Richfood, who file electronically with the SEC. The address of that site is http://www.sec.gov.

   You also can inspect reports, proxy statements and other information about SUPERVALU and Richfood at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

   The SEC allows SUPERVALU and Richfood to "incorporate by reference" information into this proxy statement/prospectus. This means that SUPERVALU and Richfood can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this document.

   This proxy statement/prospectus incorporates by reference the documents listed below that SUPERVALU has previously filed with the SEC. They contain important information about SUPERVALU and its financial condition.

   SUPERVALU SEC Filings     Period
   ---------------------     ------
   Annual Report on Form     For the fiscal year ended February 27, 1999,
    10-K...................  as filed April 16, 1999
   Quarterly Report on Form  For the fiscal quarter ended June 19, 1999,
    10-Q...................  as filed July 12, 1999
   Current Report on Form    Filed July 21, 1999
    8-K....................

   This proxy statement/prospectus incorporates by reference the document listed below that Richfood has previously filed with the SEC. It contains important information about Richfood and its financial condition.

   Richfood SEC Filing       Period
   -------------------       ------
   Annual Report on Form     For the fiscal year ended May 1, 1999,
    10-K...................  as filed July 16, 1999

   SUPERVALU and Richfood incorporate by reference additional documents that each may file with the SEC between the date of this proxy statement/prospectus and the date of the special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. SUPERVALU also incorporates by reference the description of SUPERVALU common stock in any of its registration statements filed by it under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

Information Regarding SUPERVALU and Richfood

   SUPERVALU has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to SUPERVALU, as well as all pro forma financial information, and Richfood has supplied all information relating to Richfood.

   Documents incorporated by reference by SUPERVALU and Richfood are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to this proxy statement/prospectus. You can obtain documents incorporated by reference to this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

               SUPERVALU                                Richfood
           Investor Relations                  Investor/Public Relations
             SUPERVALU INC.                     Richfood Holdings, Inc.
         11840 Valley View Road                 4860 Cox Road, Suite 300
     Eden Prairie, Minnesota 55344             Glen Allen, Virginia 23060
             (612) 828-4000                          (804) 915-6000
        Telecopy: (612) 828-4838                Telecopy: (804) 915-6010

   If you would like to request documents, please do so by August 23, 1999, to receive them before the special meeting. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

   We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that we have incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. This proxy statement/prospectus is dated July 29, 1999. The information contained in this document speaks only as of such date unless the information specifically indicates that another date applies.

                                                                         ANNEX A


                          AGREEMENT AND PLAN OF MERGER

                                  dated as of

                                  June 9, 1999

                                     among

                                SUPERVALU INC.,

                            WINTER ACQUISITION, INC.

                                      and

                            RICHFOOD HOLDINGS, INC.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
ARTICLE 1
THE MERGER................................................................  A-2
  1.1 The Merger..........................................................  A-2
  1.2 Effective Time; Filing of Certificate and Articles of Merger........  A-2
  1.3 Certificate of Incorporation........................................  A-2
  1.4 Bylaws..............................................................  A-2
  1.5 Directors and Officers..............................................  A-2
  1.6 Additional Actions..................................................  A-2
  1.7 Time and Place of Closing...........................................  A-2
  1.8 Effect of Merger on Capital Stock...................................  A-3
  1.9 Allocation of Merger Consideration; Election Procedures.............  A-3
  1.10 Company Stock Options and Warrants.................................  A-7
ARTICLE 2
OTHER AGREEMENTS..........................................................  A-8
  2.1 Access..............................................................  A-8
  2.2 Disclosure Schedule.................................................  A-8
  2.3 Acquisition Proposals...............................................  A-9
  2.4 Public Announcements................................................ A-10
  2.5 Confidentiality Agreement........................................... A-10
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY............................. A-10
  3.1 Due Incorporation................................................... A-10
  3.2 Capitalization...................................................... A-11
  3.3 Authorization; Enforceability....................................... A-11
  3.4 No Violation or Conflict............................................ A-12
  3.5 SEC Documents and Other Reports..................................... A-13
  3.6 No Undisclosed Liabilities.......................................... A-13
  3.7 No Violation of Law................................................. A-13
  3.8 Title to Assets..................................................... A-13
  3.9 Litigation.......................................................... A-13
  3.10 Absence of Certain Changes or Events............................... A-14
  3.11 Performance of Contracts........................................... A-14
  3.12 ERISA.............................................................. A-14
  3.13 Taxes.............................................................. A-15
  3.14 Labor Matters...................................................... A-16
  3.15 Existing Permits................................................... A-16
  3.16 Intangible Assets.................................................. A-17
  3.17 Environmental Matters.............................................. A-17
  3.18 Vote Required...................................................... A-17
  3.19 Disclosure Documents............................................... A-17
  3.20 Opinion of Financial Advisor....................................... A-18
  3.21 Certain Agreements................................................. A-18
  3.22 Finders or Brokers................................................. A-18
  3.23 Takeover Statutes.................................................. A-18
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION.................. A-18
  4.1 Due Incorporation................................................... A-18

                                                                          Page
                                                                          ----
  4.2 Capitalization..................................................... A-19
  4.3 Authorization; Enforceability...................................... A-19
  4.4 No Violation or Conflict........................................... A-19
  4.5 SEC Documents and Other Reports.................................... A-20
  4.6 No Undisclosed Liabilities......................................... A-20
  4.7 No Violation of Law................................................ A-21
  4.8 Litigation......................................................... A-21
  4.9 Absence of Certain Changes or Events............................... A-21
  4.10 Authorization of Parent Common Stock.............................. A-21
  4.11 Brokers or Finders................................................ A-21
  4.12 Disclosure Documents.............................................. A-21
ARTICLE 5
COVENANTS................................................................ A-22
  5.1 Conduct of Business by the Company................................. A-22
  5.2 Information Supplied............................................... A-23
  5.3 Shareholder Meeting................................................ A-23
  5.4 Filings; Approvals and Consents; Cooperation....................... A-24
  5.5 Listing of Parent Common Stock..................................... A-25
  5.6 Affiliates......................................................... A-25
  5.7 Takeover Statute................................................... A-25
  5.8 Tax-Free Reorganization............................................ A-25
ARTICLE 6
CONDITIONS............................................................... A-26
  6.1 Conditions to Each Party's Obligation to Effect the Merger......... A-26
  6.2 Conditions to Parent's and Acquisition's Obligation to Effect the
   Merger................................................................ A-26
  6.3 Conditions to the Company's Obligation to Effect the Merger........ A-27
ARTICLE 7
NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION........... A-27
  7.1 No Survival of Representations and Warranties...................... A-27
  7.2 Directors' and Officers' Indemnification; Insurance................ A-27
ARTICLE 8
TERMINATION.............................................................. A-28
  8.1 Termination........................................................ A-28
  8.2 Rights on Termination.............................................. A-30
  8.3 Termination Fee Payable to Parent.................................. A-30
  8.4 Other Remedies..................................................... A-30
ARTICLE 9
MISCELLANEOUS............................................................ A-30
  9.1 Expenses........................................................... A-30
  9.2 Entire Agreement; Amendment........................................ A-30
  9.3 Governing Law...................................................... A-30
  9.4 Assignment......................................................... A-31
  9.5 Notices............................................................ A-31
  9.6 Counterparts; Headings............................................. A-31
  9.7 Interpretation..................................................... A-32
  9.8 Specific Performance............................................... A-32
  9.9 No Reliance........................................................ A-32
  9.10 Exhibits and Schedules............................................ A-32
  9.11 No Third Party Beneficiary........................................ A-32

                                                                           Page
                                                                           ----
ARTICLE 10
DEFINITIONS............................................................... A-32
  10.1 Affiliate.......................................................... A-32
  10.2 Agreement.......................................................... A-32
  10.3 Buildings.......................................................... A-32
  10.4 Contracts.......................................................... A-32
  10.5 Control............................................................ A-32
  10.6 DGCL............................................................... A-32
  10.7 Disclosure Schedule................................................ A-32
  10.8 Employees.......................................................... A-33
  10.9 Environmental Claim................................................ A-33
  10.10 Environmental Laws................................................ A-33
  10.11 Equipment......................................................... A-33
  10.12 ERISA............................................................. A-33
  10.13 Existing Insurance Policies....................................... A-33
  10.14 Existing Liens.................................................... A-33
  10.15 Existing Options.................................................. A-33
  10.16 Existing Permits.................................................. A-33
  10.17 Governmental Entity............................................... A-33
  10.18 Hazardous Materials............................................... A-33
  10.19 Indebtedness...................................................... A-34
  10.20 Intangible Assets................................................. A-34
  10.21 Investment........................................................ A-34
  10.22 Knowledge......................................................... A-34
  10.23 Law............................................................... A-34
  10.24 Lien.............................................................. A-34
  10.25 Material Adverse Effect........................................... A-34
  10.26 Merger............................................................ A-34
  10.27 Parent Disclosure Schedule........................................ A-35
  10.28 Permitted Liens................................................... A-35
  10.29 Person............................................................ A-35
  10.30 Real Estate....................................................... A-35
  10.31 SEC............................................................... A-35
  10.32 Shareholders...................................................... A-35
  10.33 Subsidiary........................................................ A-35
  10.34 VSCA.............................................................. A-35

                                    EXHIBITS

 Exhibit 1 Certificate of Merger
 Exhibit 2 Articles of Merger
 Exhibit 3 Affiliates Letter

                         AGREEMENT AND PLAN OF MERGER

   AGREEMENT AND PLAN OF MERGER, dated as of June 9, 1999, among SUPERVALU INC., a Delaware corporation (the "Parent"), Winter Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Acquisition"), and Richfood Holdings, Inc., a Virginia corporation (the "Company"). The Company and Acquisition are hereinafter sometimes collectively referred to as the "Constituent Corporations." Capitalized terms not otherwise defined herein are used as defined in Section 10 hereof.

   WHEREAS, the Boards of Directors of Parent, Acquisition and the Company have approved and deem it advisable and in the best interests of their respective shareholders to consummate the acquisition of the Company by the Parent upon the terms and subject to the conditions set forth herein;

   WHEREAS, in furtherance thereof it is proposed that the acquisition be accomplished by a merger of the Company with and into Acquisition (the "Merger") pursuant to which each outstanding share of common stock, without par value, of the Company (the "Company Common Stock") will be converted into the right to receive the Merger Consideration (as hereinafter defined), upon the terms and conditions set forth in this Agreement;

   WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

   WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent has entered into an agreement (the "Company Shareholders Agreement") with certain shareholders of the Company pursuant to which such shareholders agreed to vote the shares of Company Common Stock owned by them in favor of the Merger (the Company Shareholders Agreement and this Agreement are collectively referred to herein as the "Transaction Agreements").

   NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, Parent, Acquisition and the Company agree as follows:

                                   ARTICLE 1

                                  THE MERGER

   1.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL and VSCA, at the Effective Time (as hereinafter defined), the Company shall be merged with and into Acquisition, and Acquisition shall be the surviving corporation in the Merger (in such capacity, the "Surviving Corporation").

   1.2 Effective Time; Filing of Certificate and Articles of Merger. The Merger shall be effected by the filing at the time of the Closing (as hereinafter defined) of a properly executed certificate of merger (the "Certificate of Merger") or other appropriate documents (in the form attached as Exhibit 1 hereto) with the Secretary of State of the State of Delaware and the filing of properly executed articles of merger (the "Articles of Merger") with the State Corporation Commission of Virginia (the "SCC") (in the form attached as Exhibit 2 hereto) in accordance with the provisions of the DGCL and VSCA, respectively. The Merger shall become effective at the time a certificate of merger is issued by the SCC or at such later date or time as Acquisition and the Company shall agree and as specified in the Articles of Merger (the "Effective Time").

   1.3 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of Acquisition as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and the DGCL.

   1.4 Bylaws. At the Effective Time, the Bylaws of Acquisition, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with its terms and the DGCL.

   1.5 Directors and Officers. The directors of Acquisition immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation. Each director and officer of the Surviving Corporation shall hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until his or her successor is duly appointed and qualified.

   1.6 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that consistent with the terms of this Agreement any further assignments or any other acts are necessary or desirable (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of either Constituent Corporation acquired or to be acquired by reason of, or as a result of, the Merger, or (ii) otherwise to carry out the purposes of this Agreement, then, subject to the terms and conditions of this Agreement, the officers and directors of the Surviving Corporation shall be directed and authorized to execute and deliver, in the name and on behalf of the Constituent Corporations, all such documents and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the officers and directors of the Surviving Corporation are fully authorized in the name of either Constituent Corporation to take any and all such action.

   1.7 Time and Place of Closing. The closing of the Merger (the "Closing") shall take place (a) at the offices of Hunton & Williams, Riverfront Plaza, East Tower, 951 East Byrd Street, Richmond, Virginia 23219 as soon as practicable and no later than the second business day following satisfaction or waiver of all of the conditions set forth in Article 6, or (b) at such other place, at such other time or on such other date as Parent and the Company may mutually agree (the date of the Closing is hereinafter sometimes referred to as the "Closing Date").

   1.8 Effect of Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

     (a) Merger Consideration. Subject to Section 1.9, each share of Company Common Stock issued and outstanding at the Effective Time (other than Company Common Stock owned by Parent or any direct or indirect Subsidiary of Parent or Company Common Stock owned by the Company or any direct or indirect Subsidiary of the Company) shall be converted into, and become exchangeable for, at the election of the holder of Company Common Stock in accordance with Section 1.9(b): (i) $18.50 in cash (the "Cash Consideration"), or (ii) the number of shares of common stock, par value $1.00 per share, of Parent ("Parent Common Stock") equal to the ratio (the "Conversion Ratio") determined by dividing $18.50 by the average of the per share last sales prices, regular way (rounded to four decimal points, the "Average Parent Price") of Parent Common Stock as reported on the New York Stock Exchange, Inc. (the "NYSE") composite transactions reporting system (as reported in the New York City edition of The Wall Street Journal or, if not reported thereby, another authoritative source) for the twenty (20) consecutive trading days (the "Averaging Period") ending on (and including) the seventh trading day (the "Determination Date") prior to the Closing Date (the "Stock Consideration") (the Cash Consideration or the Stock Consideration, as applicable, being hereinafter referred to as the "Merger Consideration"). "Aggregate Merger Consideration" shall mean the amount of cash and shares of Parent Common Stock (valued at the Average Parent Price) which, when combined, equals $18.50 times the Aggregate Company Shares (as defined in Section 1.9).

     (b) Cancellation of Shares. At the Effective Time, all Company Common Stock (other than Company Common Stock owned by Parent or any direct or indirect Subsidiary of Parent, except for shares owned on behalf of third parties ("Parent Shares"), and other than Company Common Stock owned by the Company or any direct or indirect Subsidiary of the Company, except for shares owned on behalf of third parties (collectively, "Excluded Shares")) shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each certificate (a "Certificate") representing any of such Company Common Stock (other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive cash in lieu of fractional shares pursuant to Section 1.9(e) and any dividends or other distributions pursuant to Section 1.9(c). Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and owned by the Company or any direct or indirect Subsidiary of the Company (other than Company Common Stock that is owned on behalf of third parties), shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

   1.9 Allocation of Merger Consideration; Election Procedures.

     (a) Allocation. Notwithstanding anything in this Agreement to the contrary, the number of shares of Company Common Stock (the "Cash Election Number") to be converted into the right to receive Cash Consideration in the Merger, and the number of shares of Company Common Stock (the "Stock Election Number") to be converted into the right to receive Stock Consideration in the Merger shall in each case be equal to fifty percent (50%) of (i) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time less (ii) the number of Excluded Shares ((i) less (ii) shall mean "Aggregate Company Shares"), unless such percentages are adjusted pursuant to the provisions of
  Section 8.1(c)(iii) and then as so adjusted (the "Adjusted Percentage").

     (b) Election Procedures; Proration.

       (i) As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent selected by Parent, with the Company's prior approval, which shall not be unreasonably withheld (the "Exchange Agent"), for the benefit of the holders of Company Common Stock, certificates representing the shares of Parent Common Stock and any cash to be issued or paid pursuant to

    Section 1.8 and any cash, dividends or other distributions with respect to the Parent Common Stock to be issued or paid pursuant to Section 1.9(c) (such cash and certificates for shares of Parent Common Stock, together with the amount of any dividends or other distributions payable with respect thereto, being hereinafter referred to as the "Exchange Fund").

       (ii) Subject to allocation, conversion and proration in accordance with the provisions of this Section 1.9, each record holder of Company Common Stock (other than Excluded Shares) issued and outstanding immediately prior to the Election Deadline (as defined below) shall be entitled (A) to elect to receive in respect of each such share of Company Common Stock (x) Cash Consideration (a "Cash Election") or (y) Stock Consideration (a "Stock Election") or (B) to indicate that such record holder has no preference as to the receipt of Cash Consideration or Stock Consideration for such Company Common Stock (a "Non-Election"). Shares of Company Common Stock in respect of which a Non-Election is made (including shares in respect of which such an election is deemed to have been made pursuant to this Agreement (collectively, "Non-Election Shares")) shall, as nearly as possible, be deemed (A) shares of Company Common Stock in respect of which Stock Elections have been made in an amount equal to fifty percent (50%) of the total number of such shares of Company Common Stock (Company Common Stock in respect of which a Stock Election has been made, together with Company Common Stock in respect of which a Stock Election is deemed to be made pursuant to Section 1.9, being hereinafter referred to as "Stock Election Shares"), and (B) shares of Company Common Stock in respect of which Cash Elections have been made in an amount equal to fifty percent (50%) of the total number of such shares of Company Common Stock (Company Common Stock in respect of which a Cash Election has been made, together with Company Common Stock in respect of which a Cash Election is deemed to be made pursuant to Section 1.9, being hereinafter referred to as "Cash Election Shares"), unless the Adjusted Percentage applies and then according to the Adjusted Percentage.

       (iii) Elections pursuant to Section 1.9(b) (ii) shall be made on a form and with such other provisions to be reasonably agreed upon by the Company and Parent (a "Form of Election") to be provided by the Exchange Agent for that purpose to holders of record of Company Common Stock (other than holders of Excluded Shares), together with appropriate transmittal materials, at the time of mailing to holders of record of Company Common Stock of the Proxy Statement/Prospectus (as hereinafter defined) in connection with the Shareholder Meeting referred to in Section 5.3. Elections shall be made by mailing to the Exchange Agent a duly completed Form of Election. To be effective, a Form of Election must be (x) properly completed, signed and submitted to the Exchange Agent at its designated office, by 5:00 p.m., on the business day that is two trading days prior to the Closing Date (which date shall be publicly announced, along with the Conversion Ratio, by Parent as soon as practicable but in no event less than five trading days prior to the Closing Date) (the "Election Deadline") and (y) in the case of Shares that are not held in book entry form, accompanied by the Certificate(s) representing the Company Common Stock (a "Certificate" or "Certificates") as to which the election is being made or an affidavit of loss and indemnification in lieu thereof (or by an appropriate guarantee of delivery of such Certificate(s) by a commercial bank or trust company in the United States or a member of a registered national security exchange or of the National Association of Securities Dealers, Inc., provided that such Certificates are in fact delivered to the Exchange Agent within three trading days after the date of execution of such guarantee of delivery). For shares of Company Common Stock that are held in book entry form, Parent shall establish procedures for the delivery of such Company Common Stock, which procedures shall be reasonably acceptable to the Company. The Company shall use its best efforts to make a Form of Election available as promptly as practicable to all Persons who become holders of record of Company Common Stock (other than Excluded Shares) between the date of mailing described in the first sentence of this Section 1.9(b)(iii) and the Election Deadline. Neither Parent nor the Exchange Agent will be under any obligation to notify any Person of any defect in a Form of Election submitted to the Exchange Agent. A holder of Company Common Stock that does not submit an effective Form of Election prior to the Election Deadline shall be deemed to have made a Non-Election.

       (iv) An election may be revoked or amended, but only by written notice received by the Exchange Agent prior to the Election Deadline. Any Certificate(s) that have been submitted to the Exchange Agent in connection with an election shall be returned without charge to the holder thereof in the event such election is revoked as aforesaid and such holder requests in writing the return of such Certificate(s). Upon any such revocation, unless a duly completed Form of Election is thereafter submitted in accordance with paragraph (b)(iii), such shares of Company Common Stock shall be Non-Election Shares. In the event that this Agreement is terminated pursuant to the provisions hereof and any shares of Company Common Stock have been transmitted to the Exchange Agent pursuant to the provisions hereof, such shares shall promptly be returned without charge to the Person submitting the same.

       (v) In the event that the aggregate number of Cash Election Shares exceeds the Cash Election Number, all Cash Election Shares shall be converted into the right to receive Stock Consideration or Cash Consideration in the following manner:

         (A) Cash Election Shares shall be deemed converted to Stock Election Shares, on a pro-rata basis for each record holder of Company Common Stock with respect to those shares, if any, of such record holder that are Cash Election Shares, to the minimum extent necessary so that the aggregate number of Cash Election Shares following such conversion shall equal as closely as practicable the Cash Election Number; all such Cash Election Shares so converted shall be converted into the right to receive Stock Consideration; and

         (B) any remaining Cash Election Shares shall be converted into the right to receive Cash Consideration.

       (vi) In the event that the aggregate number of Stock Election Shares exceeds the Stock Election Number, all Stock Election Shares shall be converted into the right to receive Stock Consideration or Cash Consideration in the following manner:

         (A) Non-Election Shares which would otherwise be deemed to be Stock Election Shares pursuant to Section 1.9(b)(ii) shall be deemed converted to Cash Election Shares, on a pro-rata basis for each record holder of Company Common Stock with respect to those shares, if any, of such record holder that are Non-Election Shares, to the minimum extent necessary so that the aggregate number of Stock Election Shares following such conversion shall equal as closely as practicable the Stock Election Number; all such Non-Election Shares so converted shall be converted into the right to receive Cash Consideration;

         (B) in the event that the aggregate number of Stock Election Shares still exceeds the Stock Election Number, all Stock Election Shares shall be converted into the right to receive Stock Consideration or Cash Consideration in the following manner: Stock Election Shares shall be deemed converted to Cash Election Shares, on a pro-rata basis for each record holder of Company Common Stock with respect to those shares, if any, of such record holder that are Stock Election Shares, to the minimum extent necessary so that the aggregate number of Stock Election Shares following such conversion (after taking into account the actions described in (vi) (A) above) shall equal as closely as practicable the Stock Election Number; all such Stock Election Shares so converted shall be converted into the right to receive Cash Consideration; and

         (C) any remaining Stock Election Shares shall be converted into the right to receive Stock Consideration.

       (vii) In the event that clause (v) of this Section 1.9(b) is not applicable, all Cash Election Shares shall be converted into the right to receive Cash Consideration, and in the event that clause (vi) of this Section 1.9(b) is not applicable, all Stock Election Shares shall be converted into the right to receive Stock Consideration.

       (viii) The Exchange Agent, in consultation with Parent and the Company, shall make all computations to give effect to this Section 1.9.

       (ix) In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, the Merger Consideration together with any other cash, dividends or distributions in respect thereof, may be issued and/or paid to such a transferee if the Certificate formerly representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefore is registered, it shall be a condition of such exchange that the Person (as defined herein) requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Parent or the Exchange Agent that such tax has been paid or is not applicable.

     (c) Distributions with Respect to Unexchanged Shares; Voting.

       (i) All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement, provided that no dividends or other distributions declared or made in respect of the Parent Common Stock after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with this Section 1.9. Thereafter, subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and/or paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date at or after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date at or after the Effective Time but with a payment date subsequent to surrender.

       (ii) Holders of unsurrendered Certificates representing Stock Election Shares shall be entitled to vote after the Effective Time at any meeting of Parent shareholders the number of whole shares of Parent Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates.

     (d) Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and (subject to applicable abandoned property, escheat and similar laws) exchanged for Merger Consideration (and cash in lieu of fractional interests in accordance with Section 1.9(e)), without any interest thereon, as provided in this Section 1.9.

     (e) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued and any holder of Company Common Stock entitled to receive a fractional share of Parent Common Stock but for this Section 1.9(e) shall be entitled to receive a cash payment in lieu thereof, which payment shall equal the product of (i) such holder's proportionate interest in a share of Parent Common Stock, and (ii) the Average Parent Price.

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any Parent Common Stock) that remains unclaimed by the shareholders of the

  Company for one year after the Effective Time shall be paid to Parent. Any shareholders of the Company who have not theretofore complied with this
  Section 1.9 shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration and any cash, dividends and other distributions in respect thereof payable and/or issuable pursuant to
  Section 1.8 and Section 1.9 upon due surrender of their Certificates (or affidavits of loss and indemnification in lieu thereof), in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (g) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen, or destroyed Certificate the Merger Consideration and any cash payable and any unpaid dividends or other distributions deliverable in respect thereof pursuant to Section 1.9.

     (h) Affiliates. Notwithstanding anything herein to the contrary, Certificates surrendered for exchange into Stock Consideration by any "affiliate" (as determined pursuant to Section 5.6) of the Company shall not be exchanged until Parent has received a written agreement from such Person as provided in Section 5.6 hereof.

     (i) Withholding. The Exchange Agent or Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as the Exchange Agent, Parent or the Surviving Corporation, as the case may be, is required to deduct and withhold with respect to such payment under the Code or any provisions of state, local or foreign tax law. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of which such deduction and withholding was made.

   1.10 Company Stock Options and Warrants.

     (a) At the Effective Time, by virtue of the Merger and without any further action on the part of the Company or the holder thereof each unexpired and unexercised option to purchase shares of Company Common Stock (a "Company Stock Option") granted under the Company Stock Plans (as hereinafter defined) or otherwise granted by the Company outside of any Company Stock Plan, will be assumed by Parent as hereinafter provided. At the Effective Time, 50% of the Company Stock Options which have a per share option exercise price equal to or less than the Cash Consideration ("Positive Value Options") shall be automatically converted into the right to receive cash equal to the difference between the Cash Consideration and the per share exercise price of such Positive Value Options and the remaining 50% of the Positive Value Options will be automatically converted into the right to receive options (the "Parent Stock Options") to purchase a number of shares of Parent Common Stock equal to the number of shares of Company Common Stock that could have been purchased under such Positive Value Options multiplied by the Conversion Ratio, at a price per share of Parent Common Stock equal to the per share option exercise prices specified in the Positive Value Option, divided by the Conversion Ratio. Positive Value Options will be equally allocated between cash and Parent Stock Options. Such Parent Stock Options shall otherwise be subject to the same terms and conditions as such Positive Value Options. All Company Stock Options which have a per share option exercise price greater than the Cash Consideration shall be automatically converted into an option to purchase a number of shares of Parent Common Stock equal to the number of shares of Company Common Stock that could have been purchased under such Company Stock Option multiplied by the Conversion Ratio, at a price per share of Parent Common Stock equal to the per share option exercise price specified in the Company Stock Option, divided by the Conversion Ratio. At the Effective Time, (i) all references in the Company Stock Plans, the applicable stock option or other awards agreements issued thereunder and in any other Company Stock Options to the Company shall be deemed to refer to Parent; and (ii) Parent shall assume the Company Stock Plans and all of the Company's obligations with respect to the Company Stock Options.

     (b) In respect of each Company Stock Option as converted into a Parent Stock Option pursuant to Section 1.10(a) and assumed by Parent, and the shares of Parent Common Stock underlying such option, Parent shall file as soon as practicable after the Effective Time with the SEC, and keep current the effectiveness of, a registration statement on Form S-8 (which may be accomplished by amendment of the registration statement on Form S-4) or other appropriate form for as long as such options remain outstanding (and maintain the current status of the prospectus with respect thereto). Parent agrees to reserve a number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock issuable upon the exercise of such Company Stock Options. Notwithstanding the provisions of this Section 1.10, with respect to any Person subject to Section 16(b) of the Exchange Act, any cash paid in connection with the cancellation of a Company Stock Option shall be paid as soon as practicable after the first date payment can be made without liability of such Person under Section 16(b) of the Exchange Act. The surrender of a Company Stock Option for cash hereunder shall be deemed a release of any and all rights the holder had or may have had in respect of such Company Stock Option.

     (c) The Company agrees that, from the date hereof through the Effective Time, it will not grant any stock options, restricted stock, stock appreciation rights or limited stock appreciation rights.

     (d) At the Effective Time, by virtue of the Merger and without any further action on the part of the Company or the holder thereof, each outstanding and unexercised warrant to purchase shares of Company Common Stock (the "Warrants") issued pursuant to that certain Warrant Agreement, dated as of March 4, 1998, between the Company and First Union National Bank, as Warrant Agent (the "Warrant Agreement") will, pursuant to the terms of the Warrant Agreement, be automatically converted into the right to receive, upon exercise of such Warrant, the amount of cash or number of shares of Parent Common Stock receivable per share by the holders of a plurality of Non-Election Shares as would be received by a holder of the number of shares of Company Common Stock issuable under exercise of such Warrant immediately prior to the Merger.

                                   ARTICLE 2

                               OTHER AGREEMENTS

   2.1 Access. Subject to the provisions of the Confidentiality Agreement referred to in Section 2.5 below, and so long as this Agreement has not been terminated as herein provided, upon reasonable request, the Company shall grant to Parent, Acquisition and their agents, accountants, attorneys and other advisers reasonable access at all reasonable times to all of the properties, facilities, books, records, financial statements and other documents and materials relating to its financial condition, assets, liabilities and business, including, without limitation, permitting Parent (at its expense and subject to the prior approval of the Company, which approval shall not be unreasonably withheld) to: (a) conduct appraisals of the Equipment, Buildings, Real Estate and other properties of the Company; and (b) conduct an environmental and occupational safety inspection of the properties of the Company. Parent shall coordinate all requests for such access through the Company's Chief Executive Officer or Chief Financial Officer. In addition, the Company shall confer and consult with representatives of Parent, as Parent may reasonably request, to report on operational matters, financial matters and the general status of ongoing business operations of the Company.

   2.2 Disclosure Schedule.

     (a) Disclosure Schedule. The Company has delivered to Parent the Disclosure Schedule and Parent has delivered to the Company the Parent Disclosure Schedule, each of which was signed by the President and the Secretary of the Company or Parent, as the case may be, stating that such disclosure schedule was delivered pursuant to this Agreement and is the Disclosure Schedule or Parent Disclosure Schedule, as the case may be, referred to in this Agreement. The Disclosure Schedule and the Parent Disclosure Schedule are collectively referred to herein as the "Disclosure Schedules." The Disclosure Schedules are deemed to constitute an integral part of this Agreement and to modify, as specified, the representations, warranties, covenants or agreements of the Company or Parent, as the case may be, contained in this Agreement.

     (b) Updates. The Company and Parent shall update the disclosure schedule delivered by such party (by either (i) revision of specific schedules included in the original disclosure schedule referred to in Section 2.2(a) or (ii) addition of new schedules that were neither included in said original disclosure schedule nor referred to in or contemplated by this Agreement as of the date of this Agreement) as soon as practicable by written notice to the other party to reflect any matters which occur from and after the date of this Agreement and which, if existing on the date of delivery of the Disclosure Schedules, would have been required to be described in the Disclosure Schedules. If the Disclosure Schedules are updated by the addition of new schedules not referred to in or contemplated by this Agreement as of the date of this Agreement: (i) each new schedule shall be numbered to correspond to the applicable section or subsection which such new schedule is intended to modify and (ii) the applicable section or subsection corresponding to such new schedule shall be read to include the words "except as set forth in Schedule [insert applicable section or subsection number]" or words of similar meaning to appropriately connote the modifications created by such new schedule. If requested by either Parent or the Company, as the case may be, prior to Closing, the other party shall meet and discuss with the requesting party prior to Closing any update to the Disclosure Schedules disclosed by such other party which is, in the reasonable judgment of the requesting party, adverse in any manner to either the Company or Parent. The delivery of an update to the Disclosure Schedules pursuant to this Section 2.2 shall not cure any breach of any representation or warranty made in this Agreement, have any effect for the purpose of determining the satisfaction of the conditions set forth in Article 6 of this Agreement or otherwise limit or affect the remedies available hereunder to any party.

   2.3 Acquisition Proposals.

     (a) Prior to the Effective Time, the Company agrees that neither it, nor any of its Subsidiaries or Affiliates, nor any of their respective directors, officers, employees, agents or representatives, will, directly or indirectly, (i) solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving the Company or any Subsidiary of the Company, the acquisition of all or any significant part of the assets or capital stock of the Company or any Subsidiary of the Company (an "Acquisition Transaction") or (ii) negotiate, explore or otherwise engage in discussions with any Person (other than Parent and its representatives) with respect to any Acquisition Transaction, or which may reasonably be expected to lead to a proposal for an Acquisition Transaction, or enter into any agreement, arrangement or understanding with respect to any such Acquisition Transaction; provided, however, that the Company may, in response to an unsolicited written proposal from a third party regarding a Superior Proposal (as hereinafter defined), furnish information to and engage in discussions and negotiations with such third party, but only if the Board of Directors of the Company determines in good faith, after consultation with its financial advisors and outside independent counsel, that taking such action is in the best interests of the Company and its shareholders and such action is consistent with its fiduciary duties under applicable Law. If specifically requested by a Person without prior contact from the Company or its representatives, the Company may waive the provisions of any "standstill" agreements between the Company and any Person to the extent necessary to permit such Person to submit a proposal for an Acquisition Transaction that the Board of Directors believes, in its good faith judgment, is reasonably likely to result in a Superior Proposal; provided, that such waiver (i) does not violate or conflict with the foregoing provisions of this Section 2.3(a) and (ii) would not, in any event, permit such Person to acquire any direct or indirect beneficial ownership of shares of Company Common Stock or participate in any tender offer or proxy solicitation relating to shares of the Company Common Stock that would otherwise be prohibited by such "standstill" agreement. It is understood and agreed, without limitation of the Company's obligations, that any violation of this Section 2.3 by any director, officer, Affiliate, investment banker, financial advisor, attorney or other advisor or representative of the Company, whether or not such Person is purporting to act on behalf of the Company, or otherwise, shall be deemed to be a breach of this Section 2.3 by the Company.

     (b) The Company agrees that, as of the date hereof, it, its Subsidiaries and Affiliates, and the respective directors, officers, employees, agents and representatives of the foregoing, shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person (other than Parent and its representatives) conducted heretofore with respect to any Acquisition Transaction. The Company agrees to promptly advise Parent in writing of the existence of (x) any inquiries or proposals (or desire to make a proposal) received by (or indicated to), any such information requested from, or any negotiations or discussions sought to be initiated or continued with, the Company, its Subsidiaries or Affiliates, or any of the respective directors, officers, employees, agents or representatives of the foregoing, in each case from a Person (other than Parent and its representatives) with respect to an Acquisition Transaction, and (y) the terms thereof, including the identity of such third party and the terms of any financing arrangement or commitment in connection with such Acquisition Transaction, and to update on an ongoing basis or upon Parent's reasonable request, the status thereof. As used herein, "Superior Proposal" means a bona fide, written and unsolicited proposal or offer made by any Person (or group) (other than Parent or any of its Subsidiaries) with respect to an Acquisition Transaction on terms which, as determined by the Board of Directors of the Company in good faith (based on the written advice of independent financial advisors) and in a manner consistent with its fiduciary duties under applicable Law, are more favorable, from a financial point of view, to the Company and its Shareholders than the transactions contemplated hereby.

   2.4 Public Announcements. Any public announcement made by or on behalf of either Parent or the Company prior to the termination of this Agreement pursuant to Article 8 hereof concerning this Agreement, the transactions described herein or any other aspect of the dealings heretofore had or hereafter to be had between the Company and Parent and their respective Affiliates must first be approved by the other party (any such approval not to be unreasonably withheld), subject to either party's obligations under applicable Law (but such party shall use its best efforts to consult with the other party as to all such public announcements).

   2.5 Confidentiality Agreement. The Company and Parent agree that the Confidentiality Agreement entered into between the Company and Parent, dated March 30, 1999, remains in effect, but shall at the Effective Time be deemed to have terminated without further action by the parties.

                                   ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   The Company hereby represents and warrants to Parent and Acquisition that:

   3.1 Due Incorporation. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia, has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. The Company has delivered to Parent copies of the articles of incorporation and bylaws or other organizational documents of the Company and each of its Subsidiaries. Such articles of incorporation and bylaws or other organizational documents are complete and correct and in full force and effect, and neither the Company nor any of its Subsidiaries is in violation of any of the provisions of their respective articles of incorporation, bylaws or similar organizational documents. Each of the Company's Subsidiaries is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, has the corporate, limited liability company or partnership power and authority, as the case may be, to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Section 3.1 of the Disclosure Schedule, all the outstanding shares of capital stock of, or other ownership interests in, the Company's Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and are owned by the Company, directly or indirectly, free and clear of all Liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind. Other than the Subsidiaries and except as set forth in Section 3.1 of the Disclosure Schedule, there are no other Persons in which the Company owns, of record or beneficially, any direct or indirect equity or similar interest or any right (contingent or otherwise) to acquire the same.

   3.2 Capitalization. The authorized capital stock of the Company consists of 90,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, without par value ("Company Preferred Stock"). As of June 7, 1999: (i) 47,727,490 shares of Company Common Stock were issued and outstanding and no shares of Company Preferred Stock were issued and outstanding; (ii) 990,350 shares of Company Common Stock were subject to outstanding options issued pursuant to the Company's Amended and Restated Omnibus Stock Incentive Plan, dated July 1997 (the "Omnibus Plan") and 1,247,525 shares of Company Common Stock were reserved for issuance under the Omnibus Plan; (iii) 67,100 shares of Company Common Stock were subject to outstanding options issued pursuant to the Company's Non-Employee Directors' Stock Option Plan (the "Directors' Stock Plan") and 42,750 shares of Company Common Stock were reserved for issuance under the Directors' Stock Plan; (iv) options to purchase 554,150 shares of the Company Common Stock were outstanding that were granted under other employee stock incentive plans (and together with the Omnibus Plan and the Directors' Stock Plan, the "Company Stock Plans"); and (v) warrants to purchase 1,500,000 shares of Company Common Stock at $25 per share were outstanding in connection with the acquisition of substantially all of the assets of Farm Fresh, Inc. Except as set forth in Section 3.2 of the Company Disclosure Schedule, the Company has previously provided a complete and correct list of all holders of Existing Options, including such person's name, the number of options (vested, unvested and total) held by such person and the exercise price for each such option. All the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. Except as set forth above or in
Section 3.2 of the Disclosure Schedule, or as otherwise contemplated by this Agreement, (1) there are no shares of capital stock of the Company authorized, issued or outstanding, (2) there are no authorized or outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interests in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, and (3) there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares or other capital stock of the Company or any Subsidiary of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of the Company or any other Person.

   3.3 Authorization; Enforceability. The Board of Directors of the Company has on or prior to the date of this Agreement (a) declared the Merger advisable and in the best interests of the Company and the Shareholders and approved this Agreement in accordance with applicable Law, (b) resolved to recommend the approval of this Agreement by the Shareholders and (c) directed that this Agreement be submitted to the Shareholders for approval. The Company has all requisite corporate power and authority to enter into the Transaction Agreements to which it is a party and, subject to approval by the Shareholders of the Merger, to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Transaction Agreements to which it is a party by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject to (x) approval by the Shareholders and (y) the filing of the Articles of Merger pursuant to the VSCA and the filing of the Certificate of Merger pursuant to the DGCL. The Transaction Agreements to which it is a party have been duly executed and delivered by the Company and (assuming the valid authorizations, execution and delivery thereof by the other parties thereto) each such Transaction Agreement constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

   3.4 No Violation or Conflict. Assuming all consents, approvals, authorizations and other actions described in this Section 3.4 have been obtained and all filings and obligations described in this Section 3.4 have been made and except as set forth in Section 3.4 of the Disclosure Schedule, the execution and delivery of the Transaction Agreements do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, conflict with, result in any violation of, or breach or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the articles of incorporation or bylaws of the Company, (ii) any provision of the comparable charter or organizational documents of any of the Company's Subsidiaries,
(iii) any loan or credit agreement, note, bond, mortgage, lease, indenture or other contract, agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries, or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii),
(iii) or (iv), any such conflicts, violations, breaches, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect, or adversely affect the consummation of any of the transactions contemplated hereby or thereby. No filing, notification or registration with, or authorization, consent or approval of, any governmental entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of the Transaction Agreements by the Company or is necessary for the consummation by the Company of the Merger and the other transactions contemplated by the Transaction Agreements, except for (i) in connection, or in compliance, with the provisions of the HSR Act, the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the "Securities Act") and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the "Exchange Act"), (ii) the filing of the Articles of Merger with the SCC and the Certificate of Merger with the Secretary of State of the State of Delaware and the filing of appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or by the transactions contemplated by this Agreement, (iv) applicable requirements, if any, of blue sky laws and the NYSE, and (v) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect or adversely affect the consummation of any of the transactions contemplated hereby or by any other Transaction Agreement. The execution and delivery of the Transaction Agreements do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, conflict with, result in any violation of, or breach or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under any leases, subleases, reciprocal operating agreements or reciprocal easement agreements relating to the Company's retail stores, other than conflicts, violations, breaches, defaults, rights, liens, security interests, charges or encumbrances that would not have, individually or in the aggregate, a Material Adverse Effect, or adversely affect the consummation of any of the transactions contemplated hereby or thereby.

   3.5 SEC Documents and Other Reports. The Company has filed all required documents with the SEC since April 27, 1996 (the "Company SEC Reports"). As of their respective dates, the Company SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of the Company included in the Company SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in accordance with GAAP the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). The unaudited consolidated balance sheet of the Company as of May 1, 1999, and the unaudited consolidated statements of operations and cash flows of the Company for the fiscal year ended May 1, 1999, which have been provided by the Company to Parent were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except that footnotes are absent) and fairly present in accordance with GAAP the consolidated financial position of the Company and its consolidated Subsidiaries as at the date thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject to normal year-end audit adjustments which are not material). Except as disclosed in the Company SEC Reports or as required by GAAP, the Company has not, since May 2, 1998, made any change in the accounting practices or policies applied in the preparation of financial statements. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and other applicable legal and accounting requirements.

   3.6 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except (a) liabilities or obligations reflected in the Company SEC Reports filed prior to the date hereof and (b) liabilities or obligations incurred in the ordinary course of business which would not, individually or in the aggregate, have a Material Adverse Effect.

   3.7 No Violation of Law. The businesses of the Company and its Subsidiaries are not being conducted in violation of any Law (provided that no representation or warranty is made in this Section 3.7 with respect to Environmental Laws (as hereinafter defined)) except (a) as set forth in
Section 3.7 of the Disclosure Schedule and (b) for violations which would not, individually or in the aggregate, have a Material Adverse Effect.

   3.8 Title to Assets. Except as reflected in the Company SEC Reports, the Company and its Subsidiaries own fee simple or valid leasehold (as the case may be) title to the Real Estate and have valid title to their other tangible assets and properties which they purport to own, free and clear of any and all Liens, except for Permitted Liens. All Buildings and Equipment have been well maintained and are in good and serviceable condition, normal wear and tear excepted, except where the failure to be so maintained would not, individually or in the aggregate, have a Material Adverse Effect.

   3.9 Litigation. Except as set forth in the Company SEC Reports filed prior to the date hereof or in Section 3.9 of the Disclosure Schedule, (a) there are no actions, suits, claims (including worker's compensation claims), litigation or other governmental or judicial proceedings or investigations or arbitrations pending against the Company, its Subsidiaries or any of its properties, assets or business, or, to the knowledge of the Company, any of the Company's or any Subsidiary's current or former directors or officers or any other Person whom the Company or any Subsidiary of the Company has agreed to indemnify that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (b) as of the date hereof, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened, against the Company relating to the transactions contemplated by the Transaction Agreements; and (c) there are no outstanding orders, judgments, injunctions, awards or decrees of any governmental entity against the Company, its Subsidiaries, any of its properties, assets or businesses, or, to the knowledge of the Company, any of the Company's or its Subsidiaries' current or former directors or officers or any other Person whom the Company or any Subsidiary of the Company has agreed to indemnify that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

   3.10 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed with the SEC prior to the date of this Agreement or set forth in Section 3.10 of the Disclosure Schedule, since May 2, 1998, (A) none of the Company or any of its Subsidiaries has incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that would, individually or in the aggregate, result in a Material Adverse Effect, except for any such changes or effects resulting from this Agreement, the transactions contemplated hereby or the announcement thereof; (B) the Company or any of its Subsidiaries has not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that would, individually or in the aggregate, have a Material Adverse Effect; and (C) there has been no event, circumstance or development that would, individually or in the aggregate, have a Material Adverse Effect, except for any such changes or effects resulting from the Transaction Agreements, the transactions contemplated hereby and thereby or the announcement thereof. Except as disclosed in the Company SEC Reports filed with the SEC prior to the date of this Agreement or set forth in Section 3.10 of the Disclosure Schedule, since May 1, 1999, there has been no action taken by the Company or any of its Subsidiaries, that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1

   3.11 Performance of Contracts. Each material Contract is in full force and effect and constitutes the legal and binding obligation of the Company and, to the knowledge of the Company, constitutes the legal and binding obligation of the other parties thereto. Except as disclosed in Section 3.11 of the Disclosure Schedule, there are no existing breaches or defaults by the Company or, to the knowledge of the Company, any other party to a Contract under any Contract the effect of which would, individually or in the aggregate, constitute a Material Adverse Effect and, to the knowledge of the Company, no event has occurred which, with the passage of time or the giving of notice or both, could reasonably be expected to constitute such a breach or default.

   3.12 ERISA

     (a) With respect to each material Company Plan (as hereinafter defined), the Company has made (or as soon as practicable will make) available to Parent a true and correct copy of (i) the three most recent annual reports (Form 5500) filed with the Internal Revenue Service ("IRS"), (ii) such Company Plan document, (iii) each trust agreement, insurance contract or administration agreement relating to such Company Plan, (iv) the most recent summary plan description of each Company Plan for which a summary plan description is required, (v) the most recent actuarial report or valuation relating to each Company Plan subject to Title IV of ERISA, and
  (vi) the most recent determination letter, if any, issued by the IRS with respect to each Company Plan intended to be qualified under Section 401(a) of the Code. Except as disclosed in Section 3.12 of the Disclosure Schedule, and except for events or actions that would not, individually or in the aggregate, have a Material Adverse Effect, (i) each Company Plan complies with all applicable statutes and governmental rules and regulations, including but not limited to ERISA, the Code and COBRA, (ii) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Company Plan, (iii) neither the Company nor any of its ERISA Affiliates has withdrawn from any Multiemployer Plan (as hereinafter defined), or instituted, or is currently considering taking, any action to do so, (iv) no action has been taken, or is currently being considered, to terminate any Company Plan subject to Title IV of ERISA, and
  (v) the Company and its ERISA Affiliates have complied with the continued medical coverage requirements of COBRA. Except as would not, individually or in the aggregate, have a Material Adverse Effect, no Company Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived. Except as disclosed in Section 3.12 of the Disclosure Schedule, with respect to any Company Plan which is subject to Title IV of ERISA, the present value of accrued benefit obligations, as determined in accordance with FAS 87 in accordance with the actuarial assumptions used to prepare the most recent reports of such Company Plan, did not exceed the fair market value of the Plan assets as of the most recent valuation date for which an actuarial report has been prepared, and the Company has no knowledge of any material adverse change to such status.

     (b) With respect to the Company Plans, except as disclosed in Section
  3.12 of the Disclosure Schedule, no event has occurred in connection with which the Company or any ERISA Affiliate would be subject to any liability, other than for the payment of benefits made in the ordinary course of business, under the terms of such Company Plans, ERISA, the Code or any other applicable law which would have a Material Adverse Effect. Except as disclosed in the Company SEC Reports filed prior to the date hereof or in
  Section 3.12 of the Disclosure Schedule, with respect to any current or former employee or contractor of the Company or its Subsidiaries, consummation of the transactions contemplated by this Agreement shall not result in the payment or provision of additional compensation or benefits or accelerate the vesting, payment or funding of any compensation or benefits. Except as disclosed in the Company SEC Reports filed prior to the date hereof or in Section 3.12 of the Disclosure Schedule, no amounts payable or provided by the Company or its Subsidiaries related to the transactions contemplated by this Agreement will constitute "excess parachute payments" within the meaning of Section 280G of the Code. Except as disclosed in Section 3.12 of the Disclosure Schedule, Company Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending, and to the knowledge of the Company, there is no reason why any Company Plan is not so qualified in operation. Neither the Company nor any of its ERISA Affiliates has been notified by any Multiemployer Plan that such Multiemployer Plan is currently in reorganization or insolvency under and within the meaning of Section 4241 or 4245 of ERISA or that such Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA. Except as disclosed in the Company SEC Reports filed prior to the date hereof or in Section 3.12 of the Disclosure Schedule, neither the Company nor any of its ERISA Affiliates has any liability or obligation under any welfare plan to provide benefits after termination of employment to any employee or dependent other than as required by ERISA. There are no pending, or to the knowledge of the Company, threatened claims, suits, audits or investigations related to any Company Plan other than claims for benefits in the ordinary course and other than claims, suits, audits or investigations that would not, individually or in the aggregate, have a Material Adverse Effect. As used herein, (i) "Company Plan" means a "pension plan" (as defined in Section 3(2) of ERISA (other than a Multiemployer Plan)) or a "welfare plan" (as defined in Section 3(1) of ERISA) established or maintained by the Company or any of its ERISA Affiliates or as to which the Company or any of its ERISA Affiliates has contributed in the last six years or otherwise may have any liability and all other retirement, deferred compensation, severance, termination, change in control, stock option, restricted stock or phantom stock plans, policies or programs of the Company or its Subsidiaries, (ii) "Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which the Company or any of its ERISA Affiliates is or has been obligated to contribute in the last six years or otherwise may have any liability and
  (iii) with respect to any Person, "ERISA Affiliate" means any trade or business (whether or not incorporated) which is under common control or would be considered a single employer with such Person pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder, including, without limitation, each of the Company's Subsidiaries.

   3.13 Taxes.

     (a) Tax Returns. For all years for which the applicable statutory period of limitation has not expired, the Company has timely and properly filed, and will through the Closing Date timely and properly file, all material federal, state, local and foreign tax returns (including but not limited to income, franchise, sales, payroll, employee withholding and social security and unemployment) which were or (in the case of returns not yet due but due on or before the Closing Date, taking into account any valid extension of the time for filing) will be required to be filed. The Company has paid all taxes (including interest and penalties) and withholding amounts owed by it, except where the failure to pay such taxes or withholding amounts would not, individually or in the aggregate, have a Material Adverse Effect. No material, unpaid tax deficiencies have been proposed or assessed against the Company and no material tax deficiencies, whether paid or unpaid, have been proposed or assessed against the Company since December 31, 1996. To the knowledge of the Company, no issue has been raised in any prior tax audit of the Company which, by application of the same or substantially the same principles, could reasonably be expected upon a future tax audit of the Company to result in a proposed material deficiency for any period. Except as set forth in Section 3.13 of the Disclosure Schedule, the Company is not liable for any taxes attributable to any other Person, whether by reason of being a member of another affiliated group, being a party to a tax sharing agreement, as a transferee or successor, or otherwise.

     (b) Audits. Except as set forth in Section 3.13 of the Disclosure Schedule, the Company has not consented to any extension of the statute of limitation with respect to any open federal, state or local tax returns.

     (c) Liens. Except as set forth in Section 3.13 of the Disclosure Schedule, there are no tax Liens upon any property or assets of the Company except for Liens for current taxes not yet due and payable.

     (d) Deliveries. The Company has delivered to Parent correct and complete copies of all material tax returns and reports of the Company filed for all periods not barred by the applicable statute of limitations through the Effective Time. Except as set forth in Section 3.13 of the Disclosure Schedule, no examination or audit of any material tax return or report for any period not barred by the applicable statute of limitations has occurred, no such examination is in progress and, to the knowledge of the Company, no such examination or audit is planned.

     (e) Withholding Taxes. The Company has properly withheld and timely paid substantially all withholding and employment taxes which it was required to withhold and pay relating to salaries, compensation and other amounts heretofore paid to its employees or other Persons. All Forms W-2 and 1099 required to be filed with respect thereto have been timely and properly filed except where the failure to file would not, individually or in the aggregate, have a Material Adverse Effect.

     (f) Other Representations. The Company has not and will not make any elections under Section 341(f) of the Code and, except as shown in Section
  3.13 of the Disclosure Schedule, has and will not be subject to Section 280G of the Code.

   3.14 Labor Matters. Except as set forth in Section 3.14 of the Disclosure Schedule or in the Company SEC Reports filed prior to the date hereof, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or labor contract. Except as set forth in Section 3.14 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any person employed by or otherwise performing services primarily for the Company or any of its Subsidiaries (the "Company Business Personnel"), and there is no unfair labor practice complaint or grievance against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency pending or, to the Company's knowledge, threatened with respect to the Company Business Personnel, except where such unfair labor practice, complaint or grievance would not, individually or in the aggregate, have a Material Adverse Effect. As of the date hereof, there is no labor strike, dispute, slowdown or stoppage pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which may interfere with the respective business activities of the Company or any of its Subsidiaries, except where such dispute, strike or work stoppage would not, individually or in the aggregate, have a Material Adverse Effect. The Company and its Subsidiaries are in material compliance with all labor, employment and wage payment-related laws, regulations and rules.

   3.15 Existing Permits. No action or proceeding is pending or, to the knowledge of the Company, threatened that is reasonably likely to result in a revocation, non-renewal, termination, suspension or other material impairment of any material Existing Permits.

   3.16 Intangible Assets. Except as set forth in Section 3.16 of the Disclosure Schedule, there are no material claims, demands or proceedings instituted, pending or, to the knowledge of the Company, threatened by any Person contesting or challenging the right of the Company or any of its Subsidiaries to use any of its Intangible Assets. Each trademark registration, service mark registration, copyright registration, patent and patent application which is owned by the Company and any of its Subsidiaries has been maintained in good standing except where the failure to so maintain would not, individually or in the aggregate, have a Material Adverse Effect. The Company and each of its Subsidiaries owns or possesses adequate licenses or other rights to use all Intangible Assets necessary to conduct its business as now conducted, except where the failure to own or possess such licenses could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The consummation of the Merger and the transactions contemplated by this Agreement will not impair the validity, enforceability, ownership or right of the Company and each of its Subsidiaries to use its Intangible Assets except, in each case, where the impairment would not, individually or in the aggregate, have a Material Adverse Effect.

   3.17 Environmental Matters.

     (a) Except as set forth in Section 3.17 of the Disclosure Schedule, the Company is, and at all times has been, in full compliance with Environmental Laws, except where the failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Section 3.17 of the Disclosure Schedule, and except as would not otherwise, individually or in the aggregate, have a Material Adverse Effect, the Company has not received any actual or proposed order, notice or other communication (written or oral) from (i) any governmental body or third party or (ii) the current or prior owner or operator of any property, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental Claim with respect to any property or assets (whether real, personal or mixed) in which the Company has had an interest.

     (b) Except as disclosed in Section 3.17 of the Disclosure Schedule or as would not, individually or in the aggregate, have a Material Adverse Effect, there are no pending or, to the knowledge of the Company, threatened Environmental Claims, encumbrances, or other restrictions of any nature, resulting from any liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any property and assets (whether real, personal or mixed) in which the Company has or had an interest.

     (c) The Company has obtained all environmental, health and safety permits and governmental authorizations (collectively, the "Environmental Permits") required for its operations, and all such permits are in good standing and the Company is in substantial compliance with all terms and conditions of the Environmental Permits, except where the failure to obtain or be in compliance with such Environmental Permits would not, individually or in the aggregate, have a Material Adverse Effect.

   3.18 Vote Required. The affirmative vote of the holders of more than two-thirds of the shares of Company Common Stock entitled to vote with respect to the Merger is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger, this Agreement and the transactions contemplated hereby. The dissenter's rights provided in
Article 15 of the VSCA are not applicable to the Merger and not available to holders of Company Common Stock in the Merger.

   3.19 Disclosure Documents. None of the information supplied or to be supplied by the Company in writing specifically for inclusion in (i) the Proxy Statement/Prospectus, and (ii) the Registration Statement will, in the case of the Proxy Statement/Prospectus, either at the time of mailing of the Proxy Statement/Prospectus to Shareholders or at the time of the Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or will, in the case of the Registration Statement, either at the time the Registration Statement is filed with the SEC or at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading except that no representation or warranty is made by the Company with respect to the information supplied by Parent.

   3.20 Opinion of Financial Advisor. The Company has received the opinion of Donaldson, Lufkin & Jenrette Securities Corporation, its financial advisor, to the effect that, as of June 9, 1999, the Merger Consideration to be received in the Merger, based upon and subject to the assumptions and limitations set forth in such opinion, by the Shareholders is fair to such Shareholders from a financial point of view, a copy of which opinion has been delivered to Parent.

   3.21 Certain Agreements. Except as set forth in Section 3.21 of the Disclosure Schedule, the Company is not a party to any oral or written agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Except as described in Section 3.21 of the Disclosure Schedule, the transactions contemplated by this Agreement will not constitute a "change of control" under, require the consent from or the giving of notice to any third party pursuant to, or accelerate the vesting or repurchase rights under, the terms, conditions or provisions of any material Contract.

   3.22 Finders or Brokers. Except for Donaldson, Lufkin & Jenrette Securities Corporation with respect to the Company, a copy of whose engagement agreement has been or will be provided to Parent, neither the Company nor its Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to any fee or any commission in connection with or upon consummation of the transactions contemplated hereby.

   3.23 Takeover Statutes. No restrictive provision of any "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation (each a "Takeover Statute") or restrictive provision of any applicable anti-takeover provision in the Company's articles of incorporation and bylaws is applicable to the Company, the Company Common Stock, the Merger or the other transactions contemplated by this Agreement (including, without limitation, Article 14 of the VSCA).

                                   ARTICLE 4

                        REPRESENTATIONS AND WARRANTIES
                           OF PARENT AND ACQUISITION

   Parent and Acquisition hereby represent and warrant to the Company as follows:

   4.1 Due Incorporation. Each of Parent and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Parent has delivered to the Company copies of the certificates of incorporation and bylaws or other organizational documents of Parent, Acquisition and each of Parent's material Subsidiaries. Such certificates of incorporation and bylaws or other organizational documents are complete and correct and in full force and effect, and none of Parent, Acquisition nor any such Subsidiary is in violation of any of the provisions of their respective certificates of incorporation, bylaws or similar organizational documents. Each of Parent's Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Acquisition has no Subsidiaries. Acquisition was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby. Except as set forth on
Schedule 4.1 of the Parent Disclosure Schedule, all the outstanding shares of capital stock of, or other ownership interests in, Parent's Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and are owned by Parent, directly or indirectly, free and clear of all Liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind. Other than the Subsidiaries, there are no other Persons in which Parent owns, of record or beneficially, any direct or indirect equity or similar interest or any right (contingent or otherwise) to acquire the same.

   4.2 Capitalization.

     (a) The authorized capital stock of the Parent consists of 200,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, no par value ("Parent Preferred Stock"). As of June 7, 1999: (i) 119,759,837 shares of Parent Common Stock were issued and outstanding; (ii) 9,423,607 shares of Parent Common Stock were subject to outstanding options issued pursuant to Parent's stock option plans ("Plans"), and 12,000,000 shares of Parent Common Stock were reserved for issuance under the Plans; and (iii) 1,341 shares of Parent Preferred Stock were issued and outstanding. All the outstanding shares of capital stock of Parent are duly authorized, validly issued, fully paid and non-assessable. Except as disclosed in Parent's 1999 Proxy Statement and except as set forth above, other than the transactions contemplated by this Agreement, (1) there are no shares of capital stock of Parent authorized, issued or outstanding, (2) there are no authorized or outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or any of its Subsidiaries, obligating Parent or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest in Parent or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating Parent or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment and (3) there are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares or other capital stock of Parent or any of its Subsidiaries or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of Parent or any other Person.

     (b) The authorized capital stock of Acquisition consists of 1000 shares of common stock, par value $0.01 per share, all of which are duly authorized, validly issued, fully paid and nonassessable and free of any pre-emptive rights in respect thereof and all of which are owned by Parent.

   4.3 Authorization; Enforceability. Each of Parent and Acquisition has all requisite corporate power and authority to enter into the Transaction Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Transaction Agreements to which it is a party by Parent and Acquisition and the consummation by Parent and Acquisition of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Acquisition, subject to the filing of the Articles of Merger pursuant to the VSCA and the filing of the Certificate of Merger pursuant to the DGCL. The Transaction Agreements to which it is a party have been duly executed and delivered by each of Parent and Acquisition and (assuming the valid authorizations, execution and delivery thereof by the other parties thereto) each such Transaction Agreement constitutes the valid and binding obligation of Parent and Acquisition enforceable against Parent and Acquisition in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

   4.4 No Violation or Conflict. Assuming all consents, approvals, authorizations and other actions described in this Section 4.4 have been obtained and all filings and obligations described in this Section 4.4 have been made and except as set forth in Schedule 4.4 of the Parent Disclosure Schedule, the execution and delivery of the Transaction Agreements do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, conflict with, result in any violation of, or breach or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the articles of incorporation or bylaws of Parent, (ii) any provision of the comparable charter or organizational documents of any of Parent's Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, lease, indenture or other contract, agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its Subsidiaries, or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii), (iii) or (iv), any such conflicts, violations, breaches, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect, or adversely affect the consummation of any of the transactions contemplated hereby or thereby. No filing, notification or registration with, or authorization, consent or approval of, any governmental entity is required by or with respect to Parent and Acquisition or any of Parent's Subsidiaries in connection with the execution and delivery of the Transaction Agreements by Parent and Acquisition or is necessary for the consummation by Parent and Acquisition of the Merger and the other transactions contemplated by the Transaction Agreements, except for (i) in connection, or in compliance, with the provisions of the HSR Act, the Securities Act and the Exchange Act, (ii) the filing of the Articles of Merger with the SCC and the Certificate of Merger with the Secretary of State of the State of Delaware, and the filing of appropriate documents with the relevant authorities of other states in which Parent or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or by the transactions contemplated by this Agreement, (iv) applicable requirements, if any, of blue sky laws and the NYSE, and (v) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect or adversely affect the consummation of any of the transactions contemplated hereby or by any other Transaction Agreement.

   4.5 SEC Documents and Other Reports. Parent has filed all required documents with the SEC since February 22, 1997 (the "Parent SEC Reports"). As of their respective dates, the Parent SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of Parent included in the Parent SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in accordance with GAAP the consolidated financial position of Parent and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the Parent SEC Reports or as required by GAAP, Parent has not, since February 27, 1999, made any change in the accounting practices or policies applied in the preparation of financial statements. The books and records of Parent and its Subsidiaries have been, and are being, maintained in accordance with GAAP and other applicable legal and accounting requirements.

   4.6 No Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except (a) liabilities or obligations reflected in Parent SEC Reports filed prior to the date hereof and (b) liabilities or obligations incurred in the ordinary course of business which would not, individually or in the aggregate, have a Material Adverse Effect.

   4.7 No Violation of Law. The businesses of Parent and its Subsidiaries are not being conducted in violation of any Law except (a) as set forth in
Schedule 4.7 of the Parent Disclosure Schedule and (b) for violations which would not, individually or in the aggregate, have a Material Adverse Effect.

   4.8 Litigation. Except as set forth in Parent SEC Reports filed prior to the date hereof or in Schedule 4.8 of the Parent Disclosure Schedule, (a) there are no actions, suits, claims (including worker's compensation claims), litigation or other governmental or judicial proceedings or investigations or arbitrations pending against Parent, its Subsidiaries or any of their properties, assets or business, or, to the knowledge of Parent, any of Parent's or any Subsidiary's current or former directors or officers or any other Person whom Parent or any Subsidiary of Parent has agreed to indemnify that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (b) as of the date hereof, there are no actions, suits or proceedings pending or, to the knowledge of Parent, threatened, against Parent relating to the transactions contemplated by the Transaction Agreements; and (c) there are no outstanding orders, judgments, injunctions, awards or decrees of any governmental entity against Parent, its Subsidiaries, any of their properties, assets or businesses, or, to the knowledge of Parent, any of Parent's or its Subsidiaries' current or former directors or officers or any other Person whom Parent or any Subsidiary of Parent has agreed to indemnify that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

   4.9 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports filed with the SEC prior to the date of this Agreement or set forth in Schedule 4.9 of the Parent Disclosure Schedule, since February 27, 1999, (A) none of Parent or any of its Subsidiaries has incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that would, individually or in the aggregate, result in a Material Adverse Effect, except for any such changes or effects resulting from this Agreement, the transactions contemplated hereby or the announcement thereof; (B) Parent or any of its Subsidiaries has not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that would, individually or in the aggregate, have a Material Adverse Effect; and (C) there has been no event, circumstance or development that would, individually or in the aggregate, have a Material Adverse Effect, except for any such changes or effects resulting from the Transaction Agreements, the transactions contemplated hereby or thereby or the announcement thereof.

   4.10 Authorization of Parent Common Stock. Parent has taken all necessary action to permit it to issue the number of shares of Parent Common Stock required to be issued pursuant to Article 1. Parent Common Stock issued pursuant to Article 1 hereof will, when issued, be duly authorized, validly issued, fully paid and nonassessable and no Person will have any preemptive right of subscription or purchase in respect thereof.

   4.11 Brokers or Finders. Except for Merrill Lynch & Co. with respect to Parent, a copy of whose engagement agreement has or will be provided to the Company, neither Parent nor any of its Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to any fee or any commission in connection with or upon consummation of the transactions contemplated hereby.

   4.12 Disclosure Documents. None of the information supplied or to be supplied by Parent for inclusion in (i) the Proxy Statement/Prospectus, and
(ii) the Registration Statement will, in the case of the Proxy Statement/Prospectus, either at the time of mailing of the Proxy Statement/Prospectus to Shareholders or at the time of the Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or will, in the case of the Registration Statement, either at the time the Registration Statement is filed with the SEC or at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading except that no representation or warranty is made by Parent with respect to the information supplied by the Company.

                                   ARTICLE 5

                                   COVENANTS

   5.1 Conduct of Business by the Company. From and after the date of this Agreement and until the earlier of the termination of this Agreement or the Effective Time (unless the other party shall otherwise agree in writing and except as otherwise contemplated by this Agreement), the Company will, and will cause each of its Subsidiaries to, conduct its operations according to its ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, use best efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, and others having business dealings with it. Without limiting the generality of the foregoing, and except as otherwise permitted in this Agreement or set forth on Section 5.1 of the Disclosure Schedule, prior to the Effective Time, neither the Company nor its Subsidiaries will:

     (a) except for shares to be issued or delivered pursuant to the Existing Options, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any additional shares of capital stock of any class, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, or (B) any other securities in respect of, in lieu of, or in substitution for, Company Common Stock outstanding on the date hereof;

     (b) amend its articles of incorporation or bylaws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary of the Company (other than pursuant to the Merger) or split, combine, subdivide or reclassify any Company Common Stock or declare, set aside for payment or pay any dividend (except for regular quarterly dividends not in excess of $.05 per share of Company Common Stock), or make any other actual, constructive or deemed distribution in respect of any Company Common Stock or otherwise make any payments to Shareholders in their capacity as such;

     (c) make payments or distributions (other than normal salaries) to any Affiliate of the Company, except for transactions in the ordinary course of business upon commercially reasonable, arm's length terms;

     (d) (i) enter into, accelerate, terminate, modify in any material respect, or cancel any supply agreement having a term in excess of six months or any lease or purchase contract relating to the creation, expansion or acquisition of a new retail store, (ii) enter into, accelerate, terminate, modify in any material respect, or cancel any other Contract (other than purchase orders entered into in the ordinary course of business with terms less than six months) involving amounts greater than $750,000 and outside the ordinary course of business or (iii) knowingly do any act or knowingly omit to do any act or, to the extent within the Company's reasonable control, knowingly permit any act or omission to act, which will cause a breach of any of the Contracts that would have a Material Adverse Effect;

     (e) (A) enter into or adopt any, or amend any existing, severance plan, agreement or arrangement or enter into or amend any Company Plan or employment or consulting agreement, other than (A) as required by Law, or
  (B) except as expressly contemplated by this Agreement; increase the compensation payable or to become payable to its officers, employees, or directors except for increases in salaries or wages or payments of bonuses or other compensation in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries who are not executive officers of the Company or any of its Subsidiaries or grant any additional rights to severance or termination pay to, or enter into any employment or severance agreement with, any director or officer of the Company or any of its Subsidiaries, or establish, adopt, enter into or, except as may be required to comply with applicable Law, amend or take action in any such case in a manner so as to enhance or accelerate any rights or benefits under, any labor, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

     (f) make any material acquisition, by means of merger, consolidation or otherwise, or material disposition (other than disposition of assets in the ordinary course of business, consistent with past practice), of assets or securities or authorize or make any individual capital expenditure (other than the capital expenditures provided in the Company's capital expenditure budget for fiscal year 2000 which has been previously provided to Parent) in excess of $250,000; provided, however, that representatives of the Company will consult on a regular basis with representatives of Parent with respect to capital expenditures permitted by this clause (f) and its plans with respect thereto;

     (g) settle or compromise any material claims or litigation, except in the ordinary and usual course of business;

     (h) make any material change, other than in the ordinary course of business and consistent with past practice or as required by applicable Law, regulation or change in GAAP, in accounting policies or procedures applied by the Company (including tax accounting policies and procedures);

     (i) create, incur or assume any Indebtedness or make any Investment, other than in the ordinary course of business;

     (j) fail to maintain all of the Existing Insurance Policies (or policies substantially equivalent thereto) in full force and effect, unless all reasonable efforts to maintain the Existing Insurance Policies have been undertaken;

     (k) fail to preserve in all material respects its business organization intact, to retain the services of the employees and to conduct business with suppliers, customers, creditors and others having business relationships with the Company in the best interests of the Company, unless all commercially reasonable efforts consistent with the Company's past practice to preserve, retain and conduct such organization, employees and business have been undertaken;

     (l) knowingly do any act or omit to do any act that would result in a breach of any representation by the Company set forth in this Agreement; or

     (m) authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

   5.2 Information Supplied. The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries in writing specifically for inclusion or incorporation by reference in (i) the Registration Statement on Form S-4 (the "Registration Statement") to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (including the proxy statement and prospectus (the "Proxy Statement/Prospectus") constituting a part thereof) will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the meeting of shareholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

   5.3 Shareholder Meeting. The Company will take, in accordance with applicable law and its articles of incorporation and bylaws, all action necessary to convene a meeting of holders of Company Common Stock (the "Shareholder Meeting") as promptly as practicable after the Registration Statement is declared effective to consider and vote upon the approval of this Agreement. Except as provided in Section 8.1(c)(i) with respect to a

Superior Proposal, the Company's board of directors shall recommend such approval and shall take all lawful action to solicit such approval.

   5.4 Filings; Approvals and Consents; Cooperation. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including
(i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, investigating or challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

     (b) Parent and the Company shall file as soon as practicable after the date of this Agreement notifications under the HSR Act and shall respond as promptly as practicable to all inquiries or requests received from the Federal Trade Commission or the Antitrust Division of the Department of Justice for additional information or documentation and shall respond as promptly as practicable to all inquires and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters. The parties shall cooperate with each other in connection with the making of all such filings or responses, including providing copies of all such documents to the other party and its advisors prior to filing or responding. Parent and Acquisition agree to use their respective best efforts to avoid the entry of (or, if entered, to lift, vacate or reverse) any order, decree, judgment or ruling of any court or Governmental Entity restraining or preventing the consummation of the Merger on the basis of any federal, state or local antitrust laws or regulations, including by committing to or effecting (by consent decree, hold separate order or otherwise) the sale or disposition of such assets of Parent or the Company as may be required to avoid (or, if entered, to lift, vacate or reverse) any such order, decree, judgment or ruling; provided, however, that in no event shall Parent, Acquisition or the Company be obligated under this Section 5.4 to take any action which is reasonably likely to have a Material Adverse Effect on Parent, Acquisition or the Company.

     (c) As soon as practicable following the execution of this Agreement, Parent and the Company shall promptly prepare, and the Company shall file with the SEC the Proxy Statement/Prospectus as preliminary proxy materials under the Exchange Act, and shall seek confidential treatment with respect thereto. Parent and the Company shall cooperate to respond promptly to any comments made by the SEC with respect thereto. Upon resolution of any SEC comments with respect to the draft Proxy Statement/Prospectus, or at such other time as may be mutually determined by the parties hereto, Parent shall prepare and file the Registration Statement (including the then-current draft of the Proxy Statement/Prospectus) with the SEC, and:

       (i) Parent and the Company shall respond promptly to any comments made by the SEC with respect thereto;

       (ii) Parent and the Company shall use their respective best efforts to cause the Registration Statement to become effective under the Securities Act as soon as practicable, and the Company shall cause the Proxy Statement/Prospectus to be mailed to the Shareholders at the earliest practicable time after effectiveness of the Registration Statement;

       (iii) Parent shall promptly advise the Company (A) when the Registration Statement becomes effective, (B) when, prior to the Effective Time, any amendment to the Registration Statement shall be filed or become effective, (C) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the institution or threatening of any proceeding for that purpose and

    (D) of the receipt by Parent of any notification with respect to the suspension of the registration or qualification of Parent Common Stock for sale in any jurisdiction or the institution or threatening of any proceeding for that purpose; and

       (iv) Parent and the Company shall use their respective best efforts to prevent the issuance of any such stop order and, if issued, to obtain as soon as possible the withdrawal thereof.

     (d) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the Registration Statement or any other statement, filing, notice or applicable made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transaction contemplated by this Agreement.

     (e) The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions hereby, including promptly furnishing the other with copies of any notice or other communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement.

   5.5 Listing of Parent Common Stock. Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

   5.6 Affiliates. Prior to the Effective Time, the Company shall deliver to Parent a list of names and addresses of those Persons who are, in the opinion of the Company, as of the time of the Shareholder Meeting, "affiliates" of the Company within the meaning of Rule 145 under the Securities Act. The Company shall provide to Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. There shall be added to such list the names and addresses of any other Person subsequently identified by either Parent or the Company as a Person who may be deemed to be such an affiliate of the Company; provided, however, that no such Person identified by Parent shall be added to the list of affiliates of the Company if Parent shall receive from the Company, on or before the date of the Shareholder Meeting, an opinion of counsel reasonably satisfactory to Parent to the effect that such Person is not such an affiliate. The Company shall seek to deliver or cause to be delivered to Parent, prior to the date of the Shareholder Meeting, from each affiliate of the Company identified in the foregoing list (as the same may be supplemented as aforesaid), a letter dated as of the Closing Date substantially in the form attached as Exhibit 3 (the "Affiliates Letter"). Parent shall not be required to maintain the effectiveness of the Registration Statement or any other registration statement under the Securities Act for the purposes of resale of Parent Common Stock by such affiliates received in the Merger and the certificates representing Parent Common Stock received by such affiliates shall bear a customary legend regarding applicable Securities Act restrictions and the provisions of this Section.

   5.7 Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

   5.8 Tax-Free Reorganization. Each of Parent, Acquisition and Company shall use all reasonable efforts to cause the Merger to constitute a "reorganization" within the meaning of Section 368(a) of the Code. Unless otherwise required (and then only to the extent otherwise required) by a "determination" (as defined in Section 1313(a)(1)) of the Code or by a similar applicable provision of state or local income tax law, each party shall (i) report the Merger on all tax returns and other filings as a reorganization within the meaning of Section 368(a) of the Code and, (ii) not take any position that is inconsistent with the characterization of the Merger as such a reorganization in any audit, administrative proceeding, litigation or otherwise.

                                   ARTICLE 6

                                  CONDITIONS

   6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to consummate the Merger shall be subject to the satisfaction prior to or at the Closing as hereinafter provided of the following express conditions precedent, each of which may be waived in whole or in part by the Company, Parent or Acquisition, as the case may be, to the extent permitted by Law:

     (a) Regulatory Approvals. Clearance from the appropriate agencies pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall have been obtained by the Company and Parent or the waiting period thereby required shall have expired or been earlier terminated.

     (b) Approval of Shareholders. This Agreement, the Merger and the transactions contemplated by this Agreement shall have received the requisite approval and authorization of the Shareholders.

     (c) Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and not concluded or withdrawn.

     (d) Listing of Parent Common Stock. The Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

     (e) Statutes, Court Orders. No statute, rule or regulation shall have been enacted or promulgated by any governmental authority which prohibits, restricts or makes illegal the consummation of the Merger; and there shall be no order or injunction of a court of competent jurisdiction in effect precluding or restricting consummation of the Merger.

   6.2 Conditions to Parent's and Acquisition's Obligation to Effect the Merger. The obligations of Parent and Acquisition to consummate the Merger are further subject to

     (a) Representations and Warranties of the Company. The representations and warranties made by the Company in this Agreement shall be true and correct (i) in all respects at and as of the Effective Time (as to representations and warranties specifically qualified or limited by the term "Material Adverse Effect," the word "material" and phrases of like import), and (ii) in all material respects at and as of the Effective Time (as to representations and warranties not qualified or limited by the term "Material Adverse Effect," the word "material" and phrases of like import), in each case with the same force and effect as though made at and as of the Effective Time (except to the extent they relate to a specific date), the Company shall have performed in all material respects all of its obligations under this Agreement theretofore to be performed, and Parent shall have received at the Effective Time a certificate of the Chief Executive Officer and Chief Financial Officer of the Company to that effect.

     (b) No Material Adverse Change. During the period from the date of this Agreement to the Closing Date, there shall not have occurred any Material Adverse Effect with respect to the Company that continues to exist on the Closing Date and as of the Effective Time.

     (c) Tax Opinion. Parent shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois), special counsel to Parent, dated the Closing Date and in form and substance reasonably satisfactory to Parent, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing on the Closing Date, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of
  Section 368(a) of the Code. In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom (Illinois) may require and rely upon (and may incorporate by reference) representations and covenants, including those contained in certificates of officers of Parent, Acquisition, the Company and others.

   6.3 Conditions to the Company's Obligation to Effect the Merger. The obligation of the Company to consummate the Merger shall be subject to the satisfaction prior to or at the Closing as hereinafter provided of the following express conditions precedent:

     (a) Representations and Warranties of Parent and Acquisition. The representations and warranties made by Parent and Acquisition in this Agreement shall be true and correct (i) in all respects at and as of the Effective Time (as to representations and warranties specifically qualified or limited by the term "Material Adverse Effect," the word "material" and phrases of like import), and (ii) in all material respects at and as of the Effective Time (as to representations and warranties not qualified or limited by the term "Material Adverse Effect," the word "material" and phrases of like import), in each case with the same force and effect as though made at and as of the Effective Time (except to the extent they relate to a specific date), Parent and Acquisition shall have performed in all material respects all of their respective obligations under this Agreement theretofore to be performed, and the Company shall have received at the Effective Time a certificate of the Chief Executive Officer and Chief Financial Officer of Parent to that effect.

     (b) Tax Opinion. The Company shall have received the opinion of Hunton & Williams, counsel to the Company, dated the Closing Date and in form and substance reasonably satisfactory to the Company, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing on the Closing Date, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Hunton & Williams may require and rely upon (and may incorporate by reference) representations and covenants, including those contained in certificates of officers of Parent, Acquisition, the Company and others.

                                   ARTICLE 7

                      NO SURVIVAL OF REPRESENTATIONS AND
                          WARRANTIES; INDEMNIFICATION

   7.1 No Survival of Representations and Warranties. The representations and warranties made in this Agreement shall not survive beyond the Effective Time.

   7.2 Directors' and Officers' Indemnification; Insurance.

     (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, an officer, director, employee or agent of the Company or any of its Subsidiaries (the "Indemnified Parties") against any losses, claims, damages, judgments, settlements, liabilities, costs or expenses (including, without limitation, reasonable attorneys' fees and out-of-pocket expenses) incurred in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including, without limitation, in connection with the Merger and the other transactions contemplated by this Agreement), to the fullest extent that the Company or such Subsidiaries would have been permitted, under applicable law and the Articles of Incorporation or Bylaws of the Company or the organizational documents of such Subsidiaries, each as in effect on the date of this Agreement. In connection with the foregoing, Parent shall cause the Surviving Corporation to advance expenses as incurred to the fullest extent permitted under applicable Law upon receipt from the Indemnified Party to whom expenses are advanced of any written undertaking to repay such advances required under applicable Law. Parent shall cause the Surviving Corporation to pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in enforcing this Section 7.2. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving person or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the

  Surviving Corporation assume the obligations set forth in this Section 7.2. The parties acknowledge and agree that to the extent that the Surviving Corporation fails to comply with its indemnification obligations pursuant to this Section 7.2, Parent shall indemnify and hold harmless each of the Indemnified Parties to the same extent as the Surviving Corporation was required to indemnify such Indemnified Parties hereunder.

     (b) Unless otherwise required by Law, (i) at the Effective Time, the Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain provisions providing for exculpation of director and officer liability and indemnification by the Surviving Corporation of the Indemnified Parties not less favorable to the Indemnified Parties than those provisions providing for exculpation of director and officer liability and indemnification by the Company of the Indemnified Parties contained in the Articles of Incorporation and Bylaws of the Company as in effect on the date of this Agreement, and (ii) for a period of five years from the Effective Time, the Surviving Corporation and the Company's Subsidiaries shall not amend, repeal or modify any such provisions contained in their respective certificates of incorporation and bylaws, or other organizational documents of such Subsidiaries, to reduce or adversely affect the rights of the Indemnified Parties thereunder in respect of actions or omissions by them occurring at or prior to the Effective Time.

     (c) Parent shall cause the Surviving Corporation to purchase a three-year extended reporting period endorsement ("reporting tail coverage") under the Company's existing directors' and officers' liability insurance coverage, provided that such reporting tail coverage shall extend the director and officer liability coverage in force as of the date hereof from the Effective Time on terms, that in all material respects, are no less advantageous to the intended beneficiaries thereof than the existing directors' and officers' liability insurance.

     (d) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.

                                   ARTICLE 8

                                  TERMINATION

   8.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing (whether before or after the approval of this Agreement by the Shareholders), as follows:

     (a) by mutual written agreement of Parent and the Company;

     (b) by either of the Company or Parent:

       (i) if the Effective Time shall not have occurred on or before January 15, 2000; provided, however, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

       (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use all reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and non-appealable; or

       (iii) if, at the Shareholder Meeting (including any adjournment or postponement thereof) called pursuant to Section 5.3 hereof, the requisite vote of the Shareholders of the Company shall not have been obtained.

     (c) by the Company:

       (i) if (a) the Company, based on the advice of outside legal counsel to the Company that such action is consistent with the Board of Director's fiduciary duties under applicable Law and the determination by the Board of Directors of the Company in good faith that such action is in the best interests of the Company and its shareholders, subject to complying with the terms of this Agreement, is fully prepared to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (b) Parent does not make, within two business days of receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer to enter into an amendment to this Agreement such that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, that this Agreement as so amended is at least as favorable, from a financial point of view, to the shareholders of the Company as the Superior Proposal, (c) the Company prior to such termination pays to Parent in immediately available funds any fees required to be paid pursuant to
    Section 8.3 and (d) substantially simultaneously with such termination, the Company enters into the binding written agreement referred to in clause (a) above. The Company agrees (A) that it will not enter into a binding agreement referred to in clause (a) above until at least the third business day after it has provided the notice to Parent required thereby and (B) to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification;

       (ii) if Parent or Acquisition shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to Parent or Acquisition, as applicable; or

       (iii) if the Average Parent Price is less than $18.50 and the Company provides written notice of termination to Parent prior to the close of business on the second trading day following the Determination Date unless (x) the Average Parent Price is equal to or greater than $15.00 and (y) on or before the close of business on the third trading day following its receipt of such written notice of termination from the Company, Parent shall have delivered written notice to the Company of its agreement to increase the percentage of Aggregate Merger Consideration that shall be paid in cash such that the Aggregate Merger Consideration shall consist of an aggregate number of shares of Parent Common Stock used as Merger Consideration equal to 50% of Aggregate Company Shares and the remainder in cash; provided, however, if the amount of aggregate cash consideration set forth immediately above plus the cash used in respect to the Company Stock Options under Section
    1.10 would exceed the maximum amount permitted without preventing the Merger from qualifying as a reorganization with the meaning of Section 368(a) of the Code as determined by the tax advisors of the Company and Parent (the "Maximum Cash Amount"), then Parent may agree to provide all Merger Consideration beyond the Maximum Cash Amount in Parent Common Stock measured by the Average Parent Price.

     (d) by Parent

       (i) if prior to the consummation of the Merger, the Company shall have breached any representation, warranty, covenant or other agreement contained in this Agreement, which breach cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to the Company;

       (ii) if, at any time prior to the Effective Time, the Board of Directors of the Company shall have withdrawn or adversely modified its approval or recommendation of this Agreement or failed to reconfirm its recommendation of this Agreement within five business days after a written request by Parent to do so; or

       (iii) if the Average Parent Price is less than $18.50 and Parent provides written notice of termination to the Company prior to the close of business on the second trading day following the Determination Date.

   8.2 Rights on Termination. In the event of termination and abandonment of the Merger by any party pursuant to Section 8.1, written notice thereof shall forthwith be given to the other parties and this Agreement shall terminate and the Merger and the other transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated and the transactions contemplated hereby are not consummated pursuant to Section 8.1 of this Agreement, this Agreement shall become void and of no further force and effect, except for (a) the provisions of Section
2.1 relating to the obligation of Parent and Acquisition to keep confidential and not to use certain information obtained from the Company and (b) the provisions of Section 8.3 relating to the Company's obligations to make certain payments to Parent.

   8.3 Termination Fee Payable to Parent. Notwithstanding any provision to the contrary contained herein, the Company shall immediately pay to Parent (x) the amount of $27 million and (y) all reasonably documented out-of-pocket expenses, not to exceed $3 million in the aggregate, reasonably incurred by Parent and Acquisition in connection with this Agreement and the Merger if this Agreement is terminated pursuant to Section 8.1(b)(iii), Section 8.1(c)(i), Section 8.1(d)(i) (if the breach thereof is due to the Company's intentional or bad faith acts), or Section 8.1(d)(ii). The amount in (x) above shall be paid concurrently with any such termination and the amount in (y) above shall be paid within five (5) business days after receipt by the Company of reasonably detailed evidence of the same. Upon receipt of such payments, Parent shall not be entitled to and shall waive the right to seek damages or other amounts or remedies from the Company for breach of, or otherwise in connection with, this Agreement.

   8.4 Other Remedies. Notwithstanding any provision to the contrary contained herein, if this Agreement is terminated pursuant to Article 8 or otherwise by the Company, on the one hand, or Parent or Acquisition, on the other hand, and the non-terminating party is not entitled to receive the payments described in
Section 8.3 (as the case may be), then the non-terminating party shall be entitled to pursue any available legal rights to recover actual damages, including, without limitation, its reasonable costs and expenses incurred in pursuing such recovery (including, without limitation, reasonable attorneys' fees).

                                   ARTICLE 9

                                 MISCELLANEOUS

   9.1 Expenses. Except as set forth in Section 8.3 hereof, if this Agreement is not consummated, Parent and Acquisition, on the one hand, and the Company, on the other hand, shall bear their respective legal fees and expenses.

   9.2 Entire Agreement; Amendment. This Agreement and the documents referred to in this Agreement and required to be delivered pursuant to this Agreement constitute the entire agreement among the parties pertaining to the subject matter of this Agreement, and (except as contemplated in Section 2.5 hereof) supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

   9.3 Governing Law. This Agreement shall be governed and construed (i) with respect to the Merger, in accordance with the Laws of the Commonwealth of Virginia and State of Delaware, as applicable, and (ii) with respect to all other transactions contemplated hereunder, in accordance with the Laws of the Commonwealth of Virginia applicable to agreements made and to be performed entirely within such State.

   9.4 Assignment. Prior to the Closing, this Agreement may not be assigned by any party hereto, except with the prior written consent of the other parties hereto.

   9.5 Notices. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date personally delivered or sent by telephonic facsimile transmission (with a copy via regular mail) or one day after sending via nationally recognized overnight courier or five days after deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested, and addressed as follows, unless and until any of such parties notifies the others in accordance with this Section of a change of address:

   If to Parent:               SUPERVALU INC.
                               11840 Valleyview Road
                               Eden Prairie, MN 55344
                               Telephone: (612) 828-4000
                               Telecopy: (612) 828-4838

                               Attention: General Counsel

                               With a copy to:

                               Skadden, Arps, Slate, Meagher & Flom (Illinois) 333 West Wacker
                               Suite 2100
                               Chicago, Illinois 60606
                               Telephone: (312) 407-0700
                               Telecopy: (312) 407-0411

                               Attention: William R. Kunkel

   If to the Company:          Richfood Holdings, Inc.
                               4860 Cox Road, Suite 300
                               Glen Allen, VA 23060
                               Telephone: (804) 915-6000
                               Telecopy: (804) 915-6010

                               Attention: John E. Stokely

                               With a copy to:

                               Hunton & Williams
                               Riverfront Plaza, East Tower
                               951 East Byrd Street
                               Richmond, Virginia 23219
                               Telephone: (804) 788-8200
                               Telecopy: (804) 788-8218

                               Attention: Gary E. Thompson

   9.6 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

   9.7 Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders.

   9.8 Specific Performance. The parties agree that the assets and business of the Company as a going concern constitute unique property and, accordingly, each party shall be entitled, at its option and in addition to any other remedies available as herein provided, to the remedy of specific performance to effect the Merger as provided in this Agreement.

   9.9 No Reliance. Except for Section 7.2, which is intended to be for the benefit of the Indemnified Parties, and except for the parties to this
Agreement: (a) no Person is entitled to rely on any of the representations, warranties and agreements of the parties contained in this Agreement; and (b) the parties assume no liability to any Person because of any reliance on the representations, warranties and agreements of the parties contained in this Agreement.

   9.10 Exhibits and Schedules. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

   9.11 No Third Party Beneficiary. Except as provided pursuant to Section 7.2 hereof, the terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and assigns and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

                                  ARTICLE 10

                                  DEFINITIONS

   When used in this Agreement, and in addition to the other terms defined herein, the following terms shall have the meanings specified:

   10.1 Affiliate. "Affiliate" shall mean, in relation to any party hereto, any entity directly or indirectly controlling, controlled by or under common control with such party.

   10.2 Agreement. "Agreement" shall mean this Agreement and Plan of Merger, together with the Exhibits attached hereto and the Disclosure Schedule, as the same may be amended from time to time in accordance with the terms hereof.

   10.3 Buildings. "Buildings" shall mean all buildings, fixtures, structures and improvements leased or owned by the Company or its Subsidiaries.

   10.4 Contracts. "Contracts" shall mean all of the contracts, agreements and obligations, written or oral, to which the Company is a party or by which the Company or any of its assets are bound, including, without limitation, any loan, bond, mortgage, indenture, lease, instrument, franchise or license.

   10.5 Control. "Control" (including the terms "controlling," "controlled by," and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities or by contract.

   10.6 DGCL. "DGCL" shall mean the General Corporation Law of the State of Delaware.

   10.7 Disclosure Schedule. "Disclosure Schedule" shall mean the Disclosure Schedule delivered by the Company to the Parent pursuant to Section 2.2(a) of this Agreement.

   10.8 Employees. "Employees" shall mean all of the employees of the Company.

   10.9 Environmental Claim. "Environmental Claim" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, Liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any Person alleging liability (including, without limitation, liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from: (A) the presence or environmental release of any Hazardous Materials at any parcel of real property; or (B) circumstances forming the basis of any violation or alleged violation, of any Environmental Law; or (C) any and all claims by any Person seeking damages, contribution, indemnification, cost, recovery, compensation or injunctive relief resulting from the presence or environmental release of any Hazardous Materials.

   10.10 Environmental Laws. "Environmental Laws" shall mean any federal, state, local or foreign statute, Law, rule, ordinance, code, policy, rule of common law and regulations relating to pollution or protection of human health (excluding OSHA) or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, Laws and regulations relating to environmental releases or threatened environmental releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

   10.11 Equipment. "Equipment" shall mean all machinery, equipment, boilers, furniture, fixtures, motor vehicles, furnishings, parts, tools, office equipment, computers and other items of tangible personal property owned or used by the Company or its Subsidiaries.

   10.12 ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be in effect from time to time.

   10.13 Existing Insurance Policies. "Existing Insurance Policies" shall mean all of the insurance policies currently in effect and owned by the Company.

   10.14 Existing Liens. "Existing Liens" shall mean those Liens affecting any of the assets or properties of the Company.

   10.15 Existing Options. "Existing Options" shall mean any of the following relating to any capital stock or other equity interest of the Company: (a) options or warrants (whether vested or not) to purchase or other rights (including registration rights), agreements, arrangements or commitments of any character to which the Company is a party relating to the issued or unissued capital stock or other equity or phantom equity interests of the Company to grant, issue or sell any shares of the capital stock or other equity or phantom equity interests of the Company by sale, lease, license or otherwise; (b) rights to subscribe for or purchase any shares of the capital stock or other equity or phantom equity interests of the Company; or (c) Contracts with respect to any right to purchase, put or call any shares of the capital stock or other equity or phantom equity interests of the Company.

   10.16 Existing Permits. "Existing Permits" shall mean those permits, licenses, approvals, qualifications, authorizations, and registrations required by Law which the Company has or holds.

   10.17 Governmental Entity. "Governmental Entity" shall mean any federal, state, local or foreign court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or administrative agency.

   10.18 Hazardous Materials. "Hazardous Materials" shall mean: (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ("PCBs") above regulated levels and radon gas; and (B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated by any governmental authority.

   10.19 Indebtedness. "Indebtedness" shall mean all liabilities or obligations of the Company, whether primary or secondary or absolute or contingent, in excess of $500,000 as to any single item: (a) for borrowed money; or (b) evidenced by notes, bonds, debentures or similar instruments; or
(c) secured by Liens on any assets of the Company.

   10.20 Intangible Assets. "Intangible Assets" shall mean (a) any invention, United States and foreign patents, pending patent applications, trade names, trade dress, logos, corporate names, trademarks, service marks, trademark registrations, service mark registrations, pending trademark applications, pending service mark applications, registered copyrights, and pending copyright applications, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (b) proprietary software; and (c) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals).

   10.21 Investment. "Investment" by the Company shall mean (a) any transfer or delivery of cash, stock or other property or value by the Company in exchange for equity, debt, preferred stock, partnership interests, participations or any other security of another Person; (b) any loan or capital contribution to or in any other Person; (c) any guaranty of any obligation to pay money to, or perform an obligation of, any other Person; and
(d) any investments in any property or assets other than properties and assets acquired and used in the ordinary course of the business of the Company.

   10.22 Knowledge. "Knowledge," as to the Company, shall mean the actual knowledge of those officers of the Company identified in Section 10.22A of the Disclosure Schedule, and "knowledge," as to the Parent and Acquisition, shall mean the actual knowledge of those officers of Parent and Acquisition identified in Section 10.22B of the Parent Disclosure Schedule.

   10.23 Law. "Law" shall mean any foreign, federal, state or local governmental law, rule, regulation or requirement, including any rules, regulations and orders promulgated thereunder and any orders, decrees, consents or judgments of any governmental regulatory agencies and courts having the force of law, other than any Environmental Laws.

   10.24 Lien. "Lien" shall mean, with respect to any asset (real, personal or mixed): (a) any mortgage, pledge, lien, easement, lease, title defect or imperfection or any other form of security interest, whether imposed by Law or by Contract; and (b) the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset.

   10.25 Material Adverse Effect. "Material Adverse Effect" shall mean a material adverse effect on the business, financial condition , results of operations, assets or liabilities of the Company and its Subsidiaries or Parent and its Subsidiaries (including Acquisition), as applicable, each taken as a whole, excluding any changes and effects resulting from general changes in economic, market, regulatory or political conditions or changes in conditions generally applicable to the industries in which the Company and its Subsidiaries or Parent and its Subsidiaries, as applicable, are involved.

   10.26 Merger. "Merger" shall mean the merger of Acquisition with and into the Company pursuant to this Agreement.

   10.27 Parent Disclosure Schedule. "Parent Disclosure Schedule" shall mean the Disclosure Schedule delivered by the Parent to the Company pursuant to
Section 2.2(a) of this Agreement.

   10.28 Permitted Liens. "Permitted Liens" shall mean those of the Existing Liens that do not materially detract from the value of the property or assets of the Company taken as a whole subject thereto and do not materially impair the business or operations of the Company taken as a whole and other Liens incurred in the ordinary course of business of the Company that do not materially detract from the value or impair the use of the specific property to which such Lien relates.

   10.29 Person. "Person" shall mean a natural person, corporation, limited liability company, association, joint stock company, trust, partnership, governmental entity, agency or branch or department thereof, or any other legal entity.

   10.30 Real Estate. "Real Estate" shall mean the parcels of real property owned or leased by the Company or its Subsidiaries.

   10.31 SEC. "SEC" shall mean the Securities and Exchange Commission.

   10.32 Shareholders. "Shareholders" shall mean all Persons owning any shares of Company Common Stock.

   10.33 Subsidiary. "Subsidiary" shall mean any corporation, at least a majority of the outstanding capital stock of which (or any class or classes, however designated, having ordinary voting power for the election of at least a majority of the board of directors of such corporation) shall at the time be owned by the relevant Person directly or through one or more corporations which are themselves Subsidiaries.

   10.34 VSCA. "VSCA" shall mean the Virginia Stock Corporation Act.

   IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be duly executed as of the day and year first above written.

                                        SUPERVALU INC.

                                        By: /s/ Michael W. Wright
                                           -------------------------------------
                                          Name: Michael W. Wright
                                          Title: Chairman, CEO & President

                                        WINTER ACQUISITION, INC.

                                        By: /s/ J. Andrew Herring
                                           -------------------------------------
                                          Name: J. Andrew Herring
                                          Title: Senior Vice President

                                        RICHFOOD HOLDINGS, INC.

                                        By: /s/ John E. Stokely
                                           -------------------------------------
                                          Name: John E. Stokely
                                          Title: Chairman, President & CEO

                               [DLJ LETTERHEAD]
                                                                        ANNEX B

                                                                  July 29, 1999

Board of Directors
Richfood Holdings, Inc.
4860 Cox Road
Glen Allen, Virginia 23060

Dear Ladies and Gentlemen:

   You have requested our opinion as to the fairness from a financial point of view to the shareholders of Richfood Holdings, Inc. (the "Company") of the Merger Consideration (as defined herein) to be received by such shareholders pursuant to the terms of the Agreement and Plan of Merger, dated as of June 9, 1999 (the "Agreement"), by and among SUPERVALU INC. ("Parent"), Winter Acquisition, Inc., a wholly owned subsidiary of Parent ("Acquisition"), and the Company, pursuant to which the Company will be merged (the "Merger") with and into Acquisition.

   Pursuant to the Agreement, each share of common stock, without par value, of the Company ("Company Common Stock") will be converted into the right to receive, and become exchangeble for, at the election of the holder (i) $18.50 in cash (the "Cash Consideration") or (ii) the number of shares of common stock, par value $1.00 per share, of Parent ("Parent Common Stock") equal to the ratio determined by dividing $18.50 by the average of the per share last sales prices, regular way rounded to four decimal points (the "Average Parent Price"), of Parent Common Stock as reported on the New York Stock Exchange, Inc. composite transactions reporting system for the twenty (20) consecutive trading days ending on (and including) the seventh trading day prior to the Closing Date (as defined in the Agreement) (the "Stock Consideration," and together with the Cash Consideration, the "Merger Consideration"), provided that the number of shares of Company Common Stock to be converted into the right to receive Cash Consideration in the Merger (the "Cash Election Number") and the number of shares of Company Common Stock to be converted into the right to receive Stock Consideration in the Merger (the "Stock Election Number") shall in each case be equal to fifty percent (50%) of the number of shares of Company Common Stock issued and outstanding immediately prior to the Closing Date. Under the Agreement, if the Average Parent Price is less than $18.50, the Company and Parent will have the right to terminate the Agreement; provided, however, that if the Average Parent Price is equal to or greater than $15.00, the Company will not have such termination right if Parent increases the portion of Merger Consideration payable in cash (to the fullest extent consistent with treating the Merger as a reorganization under Section 368(a) of the Internal Revenue Code of 1986), and thereafter pays additional shares of Parent Common Stock.

   In arriving at our opinion, we have reviewed the Agreement. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and Parent including information provided during discussions with their respective management. Included in the information provided during discussions with the respective managements were certain financial projections of the Company for the period beginning May 2, 1999 and ending May 1, 2004 prepared by the management of the Company and certain financial projections of Parent for the period beginning February 28, 1999 and ending February 24, 2001 prepared by the management of Parent. In addition, we have compared certain financial and securities data of the Company and Parent with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of the Company and Parent, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

   In rendering our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and Parent or their respective representatives, or that was otherwise reviewed by us. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the

Company and Parent as to the future operating and financial performance of the Company and Parent, respectively. We have not assumed any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters on advice of counsel to the Company.
   This opinion is being delivered to the Board of Directors of the Company and may be relied upon by the Board of Directors in its evaluation of the transactions contemplated by the Agreement. Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the prices at which the Parent Common Stock will actually trade at any time. Our opinion does not address the relative merits of the Merger and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed transaction.

   Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has performed investment banking and other services for the Company in the past and has been compensated for such services, including acting as financial advisor in the Company's acquisition of Dart Group Corporation in May 1998.

   Based upon and subject to the foregoing and such other factors as we deem relevant, we are of the opinion that the Merger Consideration to be received by the shareholders of the Company pursuant to the Agreement is fair to such shareholders from a financial point of view.

                                       Very truly yours,

                                       DONALDSON, LUFKIN & JENRETTE
                                       SECURITIES CORPORATION

                                       By: /s/  Mark W. Lanigan
                                           -----------------------------
                                                Mark W. Lanigan
                                                Managing Director

                                    PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   Section 145 of the Delaware General Corporation Law contains detailed provisions for indemnification of directors and officers of Delaware corporations against expenses, judgments, fines and settlements in connection with litigation.

   Article Eighth of SUPERVALU's certificate of incorporation provides that a director shall not be liable to SUPERVALU or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to SUPERVALU or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Delaware statutory provision making directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions, (iv) for any transaction for which the director derived an improper personal benefit or (v) for any act or omission occurring prior to the date when said Article Eighth became effective.

   Article IX of SUPERVALU's bylaws and SUPERVALU's Directors' and Officers' Liability Insurance Policy provide for indemnification of the directors and officers of SUPERVALU against certain liabilities.

Item 21. Exhibits and Financial Statement Schedules.

   (a) Exhibits.

   2.1 Agreement and Plan of Merger dated June 9, 1999, by and among SUPERVALU
       INC., Winter Acquisition, Inc. and Richfood Holdings, Inc. (Included in
       Proxy Statement/Prospectus as Annex A.) SUPERVALU agrees to furnish a supplemental copy of omitted schedules to the SEC upon request.
   3.1 Restated Certificate of Incorporation of SUPERVALU. (Incorporated by reference to Exhibit (3)(i) to SUPERVALU's Annual Report on Form 10-K for the year ended February 26, 1994.)
   3.2 Restated Bylaws of SUPERVALU. (Incorporated by reference to Exhibit (3) to SUPERVALU's Quarterly Report for the quarterly period (12 weeks) ended September 12, 1998.)
   4.1 Indenture dated as of July 1, 1987 between SUPERVALU and Bankers Trust
       Company, as Trustee, relating to certain outstanding debt securities of SUPERVALU. (Incorporated by reference to Exhibit 4.1 to SUPERVALU's
       Registration Statement on Form S-3, Registration No. 33-52422.)
   4.2 First Supplemental Indenture dated as of August 1, 1990 between
       SUPERVALU and Bankers Trust Company, as Trustee, to Indenture dated as of July 1, 1987 between SUPERVALU and Bankers Trust Company, as Trustee.
       (Incorporated by reference to Exhibit 4.2 to SUPERVALU's Registration
       Statement on Form S-3, Registration No. 33-52422.)
   4.3 Second Supplemental Indenture dated as of October 1, 1992, between
       SUPERVALU and Bankers Trust Company, as Trustee, to Indenture dated as of July 1, 1987 between SUPERVALU and Bankers Trust Company as Trustee.
       (Incorporated by reference to Exhibit 4.1 to SUPERVALU's Current Report on Form 8-K dated November 13, 1992.)
   4.4 Letter of Representations dated November 12, 1992 between SUPERVALU,
       Bankers Trust Company, as Trustee, and The Depository Trust Company relating to certain outstanding debt securities of SUPERVALU.
       (Incorporated by reference to Exhibit 4.5 to SUPERVALU's Current Report on Form 8-K dated November 13, 1992.)

    4.5 Third Supplemental Indenture dated as of September 1, 1995 between
        SUPERVALU and Bankers Trust Company, as Trustee, to Indenture dated as of July 1987 between SUPERVALU and Bankers Trust Company, as Trustee.
        (Incorporated by reference to Exhibit 4.1 to SUPERVALU's Current Report on Form 8-K dated October 2, 1995.)
    4.6 Credit Agreement dated as of October 8, 1997 among SUPERVALU, the
        Lenders named therein and Bankers trust Company, as Agent.
        (Incorporated by reference to Exhibit (10)a to SUPERVALU's Quarterly
        Report on Form 10-Q for the quarterly period (12 weeks) ended November
        29, 1997. Pursuant to Item 601(b)(4)(iii) of Regulation S-K, copies of certain instruments defining the rights of holders of certain long-term debt of SUPERVALU and its subsidiaries are not filed and, in lieu thereof, SUPERVALU agrees to furnish copies thereof to the SEC upon request.)
    5.1 Opinion and consent of Dorsey & Whitney LLP as to legality of the securities being registered.
   12.1 Statement regarding computation of ratios.
   23.1 Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).
   23.2 Consent of KPMG Peat Marwick LLP (relating to financial statements of
        SUPERVALU).
   23.3 Consent of Deloitte & Touche LLP (relating to financial statements of
        SUPERVALU).
   23.4 Consent of Ernst & Young LLP (relating to financial statements of
        Richfood).
   23.5 Consent of Donaldson, Lufkin & Jenrette Securities Corporation
        (relating to the fairness opinion to the board of directors of Richfood).
   24.1 Powers of Attorney.
   99.1 Form of Proxy for Special Meeting of Shareholders of Richfood.
   99.2 Form of Election Form/Letter of Transmittal.
   99.3 Form of Memorandum to Participants in Richfood Benefit Plans.

   (b) Financial Statement Schedules.

   None.

   (c) Reports, Opinions and Appraisals.

   None.

   Item 22. Undertakings.

   (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of SUPERVALU's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of SUPERVALU pursuant to its articles, bylaws or otherwise, SUPERVALU has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by SUPERVALU of expenses incurred or paid by a director, officer or controlling person of SUPERVALU in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, SUPERVALU will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, SUPERVALU INC. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on July 29, 1999.

                                        SUPERVALU INC.

                                        By         /s/ Michael W. Wright
                                           -------------------------------------
                                                    Michael W. Wright
                                          Chairman of the Board, President and
                                                 Chief Executive Officer
                                            (principal executive officer) and
                                                        Director

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 29, 1999.

        /s/ Michael W. Wright
-------------------------------------
          Michael W. Wright
Chairman of the Board, President and
       Chief Executive Officer
  (principal executive officer) and
              Director

         /s/ Pamela K. Knous
-------------------------------------
           Pamela K. Knous
    Executive Vice President and
       Chief Financial Officer
 (principal financial and accounting
              officer)

                 *
-------------------------------------
             Herman Cain
              Director

                 *
-------------------------------------
         Richard L. Knowlton
              Director

                 *
-------------------------------------
          Charles M. Lillis
              Director

                 *
-------------------------------------
            Edwin C. Gage
              Director

                  *
-------------------------------------
          William A. Hodder
              Director

                  *
-------------------------------------
        Garnett L. Keith, Jr.
              Director

                  *
-------------------------------------
        Lawrence A. Del Santo
              Director

                  *
-------------------------------------
         Harriet Perlmutter
              Director

                  *
-------------------------------------
          Steven S. Rogers
              Director

                  *
-------------------------------------
         Carole F. St. Mark
              Director


*By:    /s/ John P. Breedlove
    ---------------------------------
           John P. Breedlove
           Attorney-in-Fact

                                 EXHIBIT INDEX

                                                                           Page
                                                                           ----
  2.1 Agreement and Plan of Merger dated June 9, 1999, by and among
      SUPERVALU INC., Winter Acquisition, Inc. and Richfood Holdings,
      Inc. (Included in Proxy Statement/Prospectus as Annex A.)
      SUPERVALU agrees to furnish a supplemental copy of omitted schedules to the SEC upon request.
  5.1 Opinion and consent of Dorsey & Whitney LLP as to legality of the securities being registered.
 12.1 Statement regarding computation of earnings.
 23.1 Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).
 23.2 Consent of KPMG Peat Marwick LLP (relating to financial statements of SUPERVALU).
 23.3 Consent of Deloitte & Touche LLP (relating to financial statements of SUPERVALU).
 23.4 Consent of Ernst & Young LLP (relating to financial statements of
      Richfood).
 23.5 Consent of Donaldson, Lufkin & Jenrette Securities Corporation
      (relating to fairness opinion to the board of directors of
      Richfood).
 24.1 Powers of Attorney.
 99.1 Form of Proxy for Special Meeting of Shareholders of Richfood.
 99.2 Form of Election Form/Transmittal Letter.
 99.3 Form of Memorandum to Participants in Richfood Benefit Plans.